AGREEMENT AND PLAN OF MERGER

among

PHARMATHENE, INC.,

TAURUS MERGER SUB, INC.,

THERACLONE SCIENCES, INC.,

and

Steven Gillis, Ph.D., AS SECURITYHOLDERS’ REPRESENTATIVE

Dated as of July 31, 2013

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		- 2 -

Section 1.1	The Merger	- 2 -
Section 1.2	Closing	- 2 -
Section 1.3	Effective Time	- 2 -
Section 1.4	Effects of the Merger	- 2 -
Section 1.5	Certificate of Incorporation and Bylaws of the Surviving Subsidiary	- 3 -
Section 1.6	Directors	- 3 -
Section 1.7	Officers	- 3 -
Section 1.8	Tax Consequences	- 3 -

ARTICLE II CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES		- 3 -

Section 2.1	Effect of Merger on Capital Stock of Theraclone and Merger Sub	- 3 -
Section 2.2	Exchange of Certificates	- 6 -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THERACLONE		- 8 -

Section 3.1	Qualification, Organization, Subsidiaries, etc	- 8 -
Section 3.2	Capital Stock	- 9 -
Section 3.3	Corporate Authority; No Violation	- 10 -
Section 3.4	Financial Statements	- 11 -
Section 3.5	No Undisclosed Liabilities	- 12 -
Section 3.6	Compliance with Law; Permits	- 12 -
Section 3.7	Environmental Laws and Regulations	- 12 -
Section 3.8	Employee Benefit Plans	- 13 -
Section 3.9	Absence of Certain Changes or Events	- 15 -
Section 3.10	Investigations; Litigation	- 15 -
Section 3.11	Proxy Statement; Other Information	- 15 -
Section 3.12	Tax Matters	- 15 -
Section 3.13	Employee Relations Matters	- 17 -
Section 3.14	Intellectual Property	- 18 -
Section 3.15	Real Property	- 20 -
Section 3.16	Required Vote of Theraclone Stockholders	- 21 -
Section 3.17	Takeover Statutes	- 21 -
Section 3.18	Material Contracts	- 21 -
Section 3.19	Finders or Brokers	- 23 -
Section 3.20	Insurance	- 23 -
Section 3.21	Affiliate Transactions	- 23 -
Section 3.22	Food And Drug Administration Matters	- 23 -
Section 3.23	Government Contracts	- 25 -
Section 3.24	Subsidiaries	- 27 -
Section 3.25	Disclosure	- 28 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PHARMATHENE AND MERGER SUB		- 28 -

Section 4.1	Qualification; Organization, Subsidiaries, etc	- 28 -
Section 4.2	Corporate Authority; No Violation	- 29 -

- i -

Section 4.3	Capital Stock	- 30 -
Section 4.4	Reports and Financial Statements	- 31 -
Section 4.5	Internal Controls and Procedures	- 32 -
Section 4.6	No Undisclosed Liabilities	- 33 -
Section 4.7	Compliance with Law; Permits	- 33 -
Section 4.8	Environmental Laws and Regulations	- 33 -
Section 4.9	Employee Benefit Plans	- 34 -
Section 4.10	Absence of Certain Changes or Events	- 36 -
Section 4.11	Investigations; Litigation	- 36 -
Section 4.12	Proxy Statement; Other Information	- 36 -
Section 4.13	Tax Matters	- 36 -
Section 4.14	Employee Relations Matters	- 38 -
Section 4.15	Intellectual Property	- 39 -
Section 4.16	Real Property	- 41 -
Section 4.17	Takeover Statutes	- 42 -
Section 4.18	Material Contracts	- 42 -
Section 4.19	Insurance	- 44 -
Section 4.20	Affiliate Transactions	- 44 -
Section 4.21	Food And Drug Administration Matters	- 44 -
Section 4.22	Government Contracts	- 46 -
Section 4.23	Subsidiaries	- 49 -
Section 4.24	Vote of PharmAthene Stockholders	- 49 -
Section 4.25	Finders or Brokers	- 49 -
Section 4.26	Disclosure	- 49 -

ARTICLE V INDEMNIFICATION		- 50 -

Section 5.1	Indemnification by Theraclone Stockholders	- 50 -
Section 5.2	No Indemnification by PharmAthene or the Surviving Subsidiary	- 50 -
Section 5.3	Indemnification Limitation – Survival	- 50 -
Section 5.4	Indemnification Limitation – Deductible and Cap	- 51 -
Section 5.5	Indemnity Escrow; Distribution from Indemnity Escrow	- 51 -
Section 5.6	Indemnification Procedures	- 52 -
Section 5.7	Securityholders’ Representative.	- 55 -
Section 5.8	Representations and Warranties	- 56 -
Section 5.9	Exclusive Remedy	- 56 -
Section 5.10	Subrogation	- 56 -
Section 5.11	Merger Consideration Adjustment	- 56 -

ARTICLE VI CERTAIN AGREEMENTS		- 56 -

Section 6.1	Conduct of Business by Theraclone and by PharmAthene	- 56 -
Section 6.2	Investigation	- 64 -
Section 6.3	No Solicitation	- 65 -
Section 6.4	Filings; Other Actions	- 68 -
Section 6.5	Benefit Plans	- 70 -
Section 6.6	Reasonable Best Efforts	- 71 -
Section 6.7	Takeover Statute	- 71 -
Section 6.8	Public Announcements; Confidentiality	- 71 -
Section 6.9	Indemnification and Insurance	- 72 -
Section 6.10	Control of Operations	- 73 -
Section 6.11	No Other Representations or Warranties	- 73 -

- ii -

Section 6.12	Stock Exchange Listing	- 73 -
Section 6.13	PharmAthene Board	- 73 -
Section 6.14	Treatment as Reorganization	- 74 -

ARTICLE VII CONDITIONS TO THE MERGER		- 74 -

Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger	- 74 -
Section 7.2	Conditions to Obligation of Theraclone to Effect the Merger	- 75 -
Section 7.3	Conditions to Obligation of PharmAthene to Effect the Merger	- 76 -

ARTICLE VIII TERMINATION		- 77 -

Section 8.1	Termination and Abandonment	- 77 -
Section 8.2	Effect of Termination	- 79 -

ARTICLE IX MISCELLANEOUS		- 80 -

Section 9.1	Expenses	- 80 -
Section 9.2	Counterparts; Effectiveness	- 80 -
Section 9.3	Governing Law	- 80 -
Section 9.4	Specific Performance; Jurisdiction; Enforcement	- 80 -
Section 9.5	WAIVER OF JURY TRIAL	- 81 -
Section 9.6	Notices	- 81 -
Section 9.7	Assignment; Binding Effect	- 82 -
Section 9.8	Severability	- 82 -
Section 9.9	Entire Agreement; No Third-Party Beneficiaries	- 82 -
Section 9.10	Amendments; Waivers	- 83 -
Section 9.11	Headings	- 83 -
Section 9.12	Interpretation	- 83 -
Section 9.13	Definitions	- 83 -

- iii -

EXHIBITS and Annexes

Exhibit 1 – Theraclone Sciences, Inc. Voting and Lock-Up Agreement

Exhibit 2 – PharmAthene, Inc. Voting and Lock-Up Agreement

Exhibit 3 – Form of Certificate of Incorporation of Merger Sub
Exhibit 4 – Form of Bylaws of Merger Sub
Exhibit 5 – Form of PharmAthene, Inc. Charter Amendment

Exhibit 6 – Form of Board Composition Agreement

Exhibit 7 – Post-Closing Lock-Up Agreement

Annex A – Approving Theraclone Sciences, Inc. Stockholders

Annex B – Approving PharmAthene, Inc. Stockholders

- iv -

This AGREEMENT AND PLAN OF MERGER, dated as of July 31, 2013 (this “Agreement”), among PharmAthene, Inc., a Delaware corporation (“PharmAthene”), Taurus Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PharmAthene (“Merger Sub”), Theraclone Sciences, Inc., a Delaware corporation (“Theraclone”), and Steven Gillis, Ph.D., solely in its capacity as the representative of the Theraclone Stockholders (the “Securityholders’ Representative”).

WHEREAS, pursuant to this Agreement, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into Theraclone, with Theraclone as the surviving corporation (the “Merger”), and as a result of the Merger, Theraclone will become a direct, wholly owned subsidiary of PharmAthene;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to PharmAthene’s willingness to enter into this Agreement, the Theraclone Stockholders listed on Annex A (the “Approving Theraclone Stockholders”) have entered into a Voting and Lock-Up Agreement, dated as of the date of this Agreement, a copy of which is attached as Exhibit 1 hereto (the “Theraclone Voting Agreement”), pursuant to which such Approving Theraclone Stockholders have, among other things, agreed to vote all of the stock of Theraclone owned by such Approving Theraclone Stockholder in favor of the adoption of the Theraclone Stockholder Approval Matters;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to PharmAthene’s willingness to enter into this Agreement, all of the Approving Theraclone Stockholders have entered into a Post-Closing Lock-Up Agreement, dated as of the date of this Agreement, a copy of which is attached as Exhibit 7 hereto (the “Post-Closing Lock-Up Agreement”), pursuant to which such Approving Theraclone Stockholders have, among other things, agreed not to transfer any portion of the Merger Consideration to any third party for the periods set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Theraclone’s willingness to enter into this Agreement, those certain stockholders of PharmAthene listed on Annex B (the “Approving PharmAthene Stockholders”) have entered into a Voting and Lock-Up Agreement, dated as of the date of this Agreement, a copy of which is attached as Exhibit 2 hereto (the “PharmAthene Voting Agreement”), pursuant to which such Approving PharmAthene Stockholders have, among other things, agreed to vote all of the stock of PharmAthene owned by such Approving PharmAthene Stockholders in favor of the adoption of the PharmAthene Stockholder Approval Matters;

WHEREAS, the board of directors of Theraclone (the “Theraclone Board of Directors”) has unanimously (i) determined that it is in the best interests of Theraclone and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend its adoption by the stockholders of Theraclone;

WHEREAS, the board of directors of PharmAthene (the “PharmAthene Board of Directors”) has unanimously (i) determined that it is in the best interests of PharmAthene and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the stockholders of PharmAthene approve the PharmAthene Stockholder Approval Matters;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and PharmAthene, as its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the sole stockholder of Merger Sub approve the Merger and adopt this Agreement; and

WHEREAS, PharmAthene, Merger Sub and Theraclone desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, PharmAthene, Merger Sub and Theraclone agree as follows:

ARTICLE I

THE MERGER

Section 1.1           The Merger. At the Effective Time (as defined below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into Theraclone, whereupon the separate corporate existence of Merger Sub will cease, and Theraclone will continue as the surviving corporation of the Merger and as a direct, wholly owned subsidiary of PharmAthene. Theraclone in its capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Subsidiary.”

Section 1.2           Closing. The closing of the Merger (the “Closing”) will take place remotely via the exchange of documents and signature pages on a date and time to be specified by the parties (the “Closing Date”), which shall be the second Business Day after the satisfaction or waiver (to the extent waiver is permitted by applicable Law) of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if legally permissible) of those conditions) or at such other place, date and time as Theraclone and PharmAthene may agree in writing.

Section 1.3           Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and making all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date as the parties shall agree and as shall be set forth in the Certificate of Merger (the time the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4           Effects of the Merger. The effects of the Merger will be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Merger Sub shall vest in the Surviving Subsidiary, and all obligations of Merger Sub shall become the obligations of the Surviving Subsidiary, all as provided in the DGCL and the other applicable Laws of the State of Delaware. At and after the Effective Time, the officers and directors of the Surviving Subsidiary will be authorized to execute and deliver, in the name and on behalf of Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Subsidiary any and all right, title and interest in, to and under any of the properties, assets or rights of Merger Sub.

Section 1.5           Certificate of Incorporation and Bylaws of the Surviving Subsidiary.

(a)          At the Effective Time, the Restated Certificate of Incorporation of Theraclone shall be so amended so as to read in its entirety as set forth Exhibit 3 annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Subsidiary until thereafter amended in accordance with the provisions thereof and this Agreement and applicable Law.

(b)          At the Effective Time and without any further action on the part of Theraclone or Merger Sub, the bylaws of the Surviving Subsidiary shall be amended so as to read in its entirety as is set forth on Exhibit 4 annexed hereto, and, as so amended, shall be the bylaws of the Surviving Subsidiary until thereafter amended in accordance with the provisions thereof and this Agreement and applicable Law.

Section 1.6           Directors. The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Subsidiary and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 1.7           Officers. The officers of Theraclone immediately prior to the Effective Time shall be the initial officers of the Surviving Subsidiary and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 1.8           Tax Consequences. It is intended by the parties hereto that the Merger constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation sections 1.368-1(c) and 1.368-2(g).

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1           Effect of Merger on Capital Stock of Theraclone and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Theraclone, Merger Sub or the holders of any securities of Theraclone or Merger Sub:

(a)          Conversion of Theraclone Common Shares. Subject to Section 2.1(d), Section 2.1(e), Section 2.1(f), Section 2.1(g), Section 2.1(h), Section 2.2, and Article V, each common share, par value $0.001, of Theraclone (the “Theraclone Common Shares,” and each, a “Theraclone Common Share”) issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, be converted into and shall thereafter represent the right to receive (the “Merger Consideration”) that number of shares of common stock, $.0001 par value per share, of PharmAthene (the “PharmAthene Stock”) equal to the quotient obtained from dividing the Fully Diluted Equity of PharmAthene immediately prior to the Effective Time by the Fully Diluted Equity of Theraclone immediately prior to the Effective Time (the “Exchange Ratio”), in each case upon surrender of the certificate(s) representing such Theraclone Common Shares as provided in this ARTICLE II, less a Pro Rata Share of the Escrow Shares, and all Theraclone Common Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist.

(b)          Cancellation of Treasury Stock and PharmAthene and Merger Sub-Owned Shares. Each Theraclone Common Share that is held by PharmAthene or any Subsidiary of PharmAthene immediately prior to the Effective Time or held by Theraclone (as treasury stock or otherwise) immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof.

(c)          Conversion of Merger Sub Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001, of the Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and those shares of common stock of the Surviving Subsidiary shall constitute the only outstanding shares of capital stock of the Surviving Subsidiary. From and after the Effective Time, all certificates representing common shares of Merger Sub will for all purposes represent the number of common shares of the Surviving Subsidiary into which they were converted in accordance with the immediately preceding sentence.

(d)          Escrow Shares. At the Effective Time, PharmAthene shall withhold from the Merger Consideration the Escrow Shares, which shall be allocated among the Theraclone Stockholders in accordance with their Pro Rata Share. Any such Escrow Shares will be delivered by PharmAthene to the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement in accordance with Section 5.5(a). The Escrow Shares shall be deposited, voted, transferred, and released in accordance with Article V hereof and the Escrow Agreement.

(e)          Adjustments. If at any time between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Theraclone or PharmAthene shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period (but not as a result of the exercise of any outstanding Theraclone Stock Option, Theraclone Warrant, PharmAthene capital stock-based award or PharmAthene capital stock options), the Exchange Ratio will be equitably adjusted to reflect such change.

(f)          Dissenting Shares.

(i)          Theraclone Common Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such Theraclone Common Shares in accordance with section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by section 262 of the DGCL; provided, however, that if any such stockholder of Theraclone shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under section 262 of the DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon) as compensation for such cancellation.

(ii)         Theraclone shall give PharmAthene (A) prompt notice of any notice received by Theraclone of intent to demand the fair value of any Theraclone Common Shares, withdrawals of such notices and any other instruments or notices served pursuant to section 262 of the DGCL and (B) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under section 262 of the DGCL. Theraclone shall not, except with the prior written consent of PharmAthene or as otherwise required by an order of a court of competent jurisdiction, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(g)          No Fractional Shares. No certificates or scrip representing fractional shares of PharmAthene Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of PharmAthene shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of PharmAthene. PharmAthene shall pay to each holder of a Certificate an aggregate amount in cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after aggregating all Theraclone Common Shares formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the per share closing price of PharmAthene Common Stock on the last trading day immediately prior to the Closing Date on NYSE MKT LLC (as reported in Bloomberg Financial Markets or, if not reported thereby, such other authoritative source as the parties shall agree in writing).

(h)          Stock Options and Warrants.

(i)          At the Effective Time, each outstanding Theraclone Stock Option, whether vested or unvested, and the Theraclone Stock Incentive Plan shall be assumed by PharmAthene and Theraclone shall take all corporate action necessary to ensure that each Theraclone Stock Option shall become an option to acquire, on the same terms and conditions as were applicable under the Theraclone Stock Option immediately prior to the Effective Time, a number of shares of PharmAthene Common Stock equal to the number of Theraclone Common Shares subject to such Theraclone Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number. The exercise price per share of PharmAthene Common Stock for each assumed Theraclone Stock Option will equal the quotient obtained from dividing (x) the exercise price per share for the Theraclone Common Shares purchasable pursuant to the assumed Theraclone Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, with the result rounded up to the nearest whole cent. Such Theraclone Stock Options shall continue in effect on the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Theraclone Equity Incentive Plan and the applicable stock option agreement) to which they are subject (subject to the adjustments required by this Section 2.1(h) after giving effect to the Merger), except that all references to Theraclone therein shall be deemed to mean PharmAthene. To the extent permitted by applicable Law, all assumed Theraclone Stock Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code.

(ii)         As soon as practicable after the Effective Time, PharmAthene shall deliver to the holders of the Theraclone Stock Options an appropriate notice evidencing the foregoing assumption setting forth the specific adjustments made to the assumed Theraclone Stock Options, as provided in this Section 2.1(h).

(iii)        PharmAthene shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PharmAthene Common Stock for delivery upon exercise of the Theraclone Stock Options assumed in accordance with this Section 2.1(h). As soon as practicable (but in no event more than ten (10) business days after the Effective Time), PharmAthene shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of PharmAthene Common Stock subject to such assumed Theraclone Stock Options, and thereafter shall use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any such assumed Theraclone Stock Options remain outstanding.

(iv)        Theraclone shall take all requisite action so that, as of the Effective Time, each Theraclone Warrant is converted (as converted, a “Converted Warrant”), by virtue of the Merger and without any action on the part of the holder of that Theraclone Warrant, into a warrant exercisable for that number of shares of PharmAthene Common Stock equal to the product of (i) the aggregate number of Theraclone Common Shares or Theraclone Preferred Stock, as the case may be, for which such Theraclone Warrant was exercisable and (ii) the Exchange Ratio, rounded down to the nearest whole share. The exercise price per share of such Converted Warrant shall be equal to the quotient obtained from dividing (x) the exercise price per share of such Theraclone Warrant immediately prior to the Effective Time by (y) the Exchange Ratio, with the result rounded up to the nearest whole cent. All Converted Warrants shall continue to have, and be subject to, the same terms and conditions set forth in the respective Theraclone Warrants except as otherwise provided for herein.

Section 2.2           Exchange of Certificates.

(a)          Exchange Agent. At the Effective Time, PharmAthene shall deposit with Continental Stock Transfer and Trust Company (the “Exchange Agent”), for the benefit of the holders of certificates formerly representing Theraclone Common Shares (“Certificates”), certificates representing shares of PharmAthene Common Stock in the aggregate amount equal to the number of shares into which Theraclone Common Shares have been converted, less the Escrow Shares. In addition, PharmAthene shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.2(c). All shares of PharmAthene Common Stock, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose.

(b)          Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within five Business Days), PharmAthene shall cause the Exchange Agent to mail to each holder of record of a Certificate whose Theraclone Common Shares were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares payable pursuant to Section 2.1(g), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares payable pursuant to Section 2.1(g). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive promptly in exchange therefor (i) a certificate or certificates representing that number of whole shares of PharmAthene Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1(a), (ii) any dividends or distributions payable pursuant to Section 2.2(c) and (iii) cash in lieu of any fractional shares payable pursuant to Section 2.1(g), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Theraclone Common Shares that are not registered in the transfer records of Theraclone, payment of the Merger Consideration in accordance with Section 2.1(a) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of PharmAthene that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares payable pursuant to Section 2.1(g). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this ARTICLE II.

(c)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to PharmAthene Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of PharmAthene Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of PharmAthene Common Stock shall be paid to any such holder pursuant to Section 2.1(g), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this ARTICLE II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of PharmAthene Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such whole shares of PharmAthene Common Stock and the amount of any cash payable in lieu of a fractional share of PharmAthene Common Stock to which such holder is entitled pursuant to Section 2.1(g) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of PharmAthene Common Stock.

(d)          No Further Ownership Rights in Theraclone Common Shares. The Merger Consideration, any dividends or other distributions as are payable pursuant to Section 2.2(c) and such cash in lieu of any fractional shares as is payable pursuant to Section 2.1(g) upon the surrender of Certificates in accordance with the terms of this ARTICLE II shall be deemed to have been in full satisfaction of all rights pertaining to the Theraclone Common Shares formerly represented by such Certificates, subject, however, to the Surviving Subsidiary’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Theraclone on the Theraclone Common Shares in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of Theraclone shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Subsidiary of the Theraclone Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Subsidiary for transfer, it shall be canceled and exchanged as provided in this ARTICLE II.

(e)          Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to PharmAthene, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to PharmAthene for, and PharmAthene shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares payable pursuant to Section 2.1(g) in accordance with this ARTICLE II.

(f)           No Liability. None of PharmAthene, Merger Sub, Theraclone, the Surviving Subsidiary or the Exchange Agent shall be liable to any person in respect of any shares of PharmAthene Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)          Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by PharmAthene; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to and be income of PharmAthene. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, PharmAthene shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(h)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (and without the requirement to post or deliver any bond), the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares payable pursuant to Section 2.1(g), in each case pursuant to this ARTICLE II.

(i)          Withholding Rights. PharmAthene, the Surviving Subsidiary or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as PharmAthene, the Surviving Subsidiary or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by PharmAthene, the Surviving Subsidiary or the Exchange Agent, such withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by PharmAthene, the Surviving Subsidiary or the Exchange Agent and (ii) shall be remitted by PharmAthene, the Surviving Subsidiary or the Exchange Agent, as the case may be, to the applicable Governmental Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THERACLONE

Except as disclosed in the corresponding sections or subsections of the disclosure schedules delivered to PharmAthene by Theraclone in connection with this Agreement (the “Theraclone Disclosure Schedule”) (it being agreed that disclosure of any item in any sections or subsections of the Theraclone Disclosure Schedule shall also be deemed disclosure with respect to any other sections or subsections of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Theraclone represents and warrants to PharmAthene and Merger Sub as follows:

Section 3.1           Qualification, Organization, Subsidiaries, etc.

(a)          Theraclone is a legal entity validly existing and in good standing under the Laws of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)          Theraclone is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

(c)          Theraclone has made available to PharmAthene prior to the date of this Agreement a true and complete copy of Theraclone’s Certificate of Incorporation and Bylaws, each as amended through the date of this Agreement (such certificate of incorporation, the “Theraclone Certificate of Incorporation” and such bylaws, the “Theraclone Bylaws”). The Theraclone Certificate of Incorporation and Theraclone Bylaws are in full force and effect. Theraclone is not in violation of the Theraclone Certificate of Incorporation or the Theraclone Bylaws, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

Section 3.2           Capital Stock.

(a)          The authorized capital stock of Theraclone consists of 60,000,000 Theraclone Common Shares with $0.001 par value and 37,765,145 preferred shares (“Theraclone Preferred Shares”) with $0.001 par value. The capitalization of Theraclone is as set forth in Section 3.2(a) of the Theraclone Disclosure Schedule. All outstanding Theraclone Common Shares and Preferred Shares, and all Theraclone Common Shares and Preferred Shares reserved for issuance, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights. Section 3.2(a) of the Theraclone Disclosure Schedule sets forth the exercise price of each Theraclone Stock Option and indicates whether such Theraclone Stock Option qualifies as an “incentive stock option” within the meaning of section 422 of the Code. As a result of the Conversion, no Theraclone Preferred Shares will be issued and outstanding as of the Closing.

(b)          Except as set forth in subsection (a) above and as set forth in Section 3.2(a) of the Theraclone Disclosure Schedule, as of the date of this Agreement, (i) Theraclone does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Theraclone is a party obligating Theraclone to (A) issue, transfer or sell any shares of capital stock or other equity interests of Theraclone or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests.

(c)          Except as set forth in subsection (a) above, Theraclone does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Theraclone on any matter.

(d)          There are no voting trusts or other agreements or understandings to which Theraclone is a party with respect to the voting of the capital stock or other equity interests of Theraclone.

(e)          No consent or approval is required from the holder of any Theraclone Stock Option (other than in respect of the right of such shares to vote generally with the Theraclone Common Shares) to effectuate the terms of this Agreement.

(f)          Theraclone has called all capital committed pursuant to that certain Series B-1 Preferred Stock and Warrant Purchase and Exchange Agreement, dated March 11, 2013, among Theraclone and the investors listed on Exhibit A thereto (the “Series B-1 Purchase Agreement”).

Section 3.3           Corporate Authority; No Violation.

(a)          Theraclone has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Theraclone Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Theraclone Board of Directors and, except for (i) the Theraclone Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Theraclone are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. The Theraclone Board of Directors, at a meeting duly called and held, has by unanimous vote of all its members, duly adopted resolutions (i) determining that it is in the best interests of Theraclone and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approving this Agreement and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) directing that the Theraclone Stockholder Approval Matters be submitted to a vote at a meeting of stockholders of Theraclone and (iv) recommending that stockholders of Theraclone vote in favor of the Theraclone Stockholder Approval Matters (the item set forth in clause (iv) of this sentence, the “Theraclone Recommendation”). This Agreement has been duly and validly executed and delivered by Theraclone and, assuming this Agreement constitutes the valid and binding agreement of PharmAthene and Merger Sub, constitutes the valid and binding agreement of Theraclone, enforceable against Theraclone in accordance with its terms.

(b)          Subject to the accuracy of the representations and warranties of PharmAthene and Merger Sub in Section 4.2(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local, provincial or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary under applicable Law for the consummation by Theraclone of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings required under (i) the DGCL, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iv) the items set forth on Section 3.3(b) of the Theraclone Disclosure Schedule (collectively, the “Theraclone Approvals”), and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

(c)          The execution and delivery by Theraclone of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which Theraclone is a party or any of their respective properties or other assets is subject, (ii) conflict with or result in any violation of any provision of the Theraclone Certificate of Incorporation or the Theraclone Bylaws or (iii) assuming the Theraclone Approvals are obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

Section 3.4           Financial Statements.

(a)          Theraclone has previously delivered to PharmAthene true, correct and complete copies of the following financial statements and notes (collectively, the “Theraclone Financial Statements”): (i) the audited balance sheet of Theraclone as of December 31, 2012 (the “Theraclone Balance Sheet”) and the related audited statement of operations, statement of changes in redeemable convertible preferred stock and stockholders’ deficit and statement of cash flows of Theraclone for the year ended December 31, 2012; and (ii) the unaudited balance sheet of Theraclone as of June 30, 2013 (the “Theraclone Unaudited Interim Balance Sheet”) and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows of Theraclone for the six (6) months then ended. The Theraclone Financial Statements are accurate and complete in all material respects and fairly present the financial position of Theraclone as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of Theraclone for the periods covered thereby. Except as may be indicated in the notes to the Theraclone Financial Statements, the Theraclone Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(b)          No financial statements of any person other than Theraclone are required by GAAP to be included in Theraclone Financial Statements.

(c)          Except as required by GAAP, Theraclone has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year.

(d)          Theraclone’s external auditors have not identified to Theraclone any material weaknesses in Theraclone’s internal controls impacting on the reliability of Theraclone Financial Statements.

(e)          Theraclone has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year and it has no reason to believe that there will be an adjustment to, or any restatement of, the Theraclone Financial Statements. No current or former independent auditor for Theraclone has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with Theraclone on a matter of accounting practices. The Theraclone Financial Statements were prepared from, and are consistent with, the accounting records of Theraclone. Theraclone has also delivered to the PharmAthene copies of all letters from Theraclone’s auditors to the Theraclone Board or audit committee thereof since January 1, 2010, together with copies of all responses thereto.

(f)           Theraclone keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Theraclone. Theraclone has designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external reporting and the preparation of financial statements for external purposes in accordance with GAAP. Theraclone has provided to PharmAthene copies of all letters, advice, and analyses that it has received from any accountant, consultant, or advisor since January 1, 2010 relating to financial controls and accounting systems.

Section 3.5           No Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the Theraclone Financial Statements, (ii) liabilities incurred since the date of the Theraclone Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practice, (iii) those liabilities that are incurred after the date of this Agreement and are permitted to be incurred by this Agreement or are incurred as a result of the transactions contemplated by this Agreement (e.g., attorneys’ fees), (iv) liabilities and obligations incurred in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to have a Theraclone Material Adverse Effect, and (v) liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, Theraclone does not have, and since the date of the Theraclone Unaudited Interim Balance Sheet Theraclone has not incurred, any liabilities or obligations of any nature whatsoever, whether or not accrued, absolute, matured, determined, contingent or otherwise, and whether or not required by GAAP to be reflected in the Theraclone Financial Statements in accordance with GAAP, other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

Section 3.6           Compliance with Law; Permits.

(a)          Theraclone is, and at all times since January 1, 2008 has been, in compliance with and not in default under or in violation of any applicable federal, state, provincial, municipal, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except (i) with respect to any Drug Laws, which are addressed in Section 3.22 and (ii) for any such non-compliance, default or violation that would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

(b)          Theraclone is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Theraclone to own, lease and operate its properties and assets or to carry on its businesses as they are now being conducted (the “Theraclone Permits”), except for any failure to have any of the Theraclone Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect. All Theraclone Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

Section 3.7           Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect, (i) Theraclone has conducted its businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of Theraclone, none of the properties leased or operated by Theraclone contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) since January 1, 2008, Theraclone has not received any written notice, demand letter or written request for information from any Governmental Entity indicating that Theraclone or any person whose liability Theraclone has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (iv) to the knowledge of Theraclone, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by Theraclone or any other property and (v) neither Theraclone nor any of its properties or any person whose liability Theraclone has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the knowledge of Theraclone, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

Section 3.8           Employee Benefit Plans.

(a)          Section 3.8(a) of the Theraclone Disclosure Schedule sets forth a true and complete list of each benefit plan, arrangement, agreement, program, practice, and policy, including each employee welfare benefit plan (including post-retirement health and insurance plan) within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), each employee pension benefit plan within the meaning of section 3(2) of ERISA, and each bonus, incentive, deferred compensation, profit-sharing, savings, retirement, vacation, sick leave, share purchase, incentive compensation, equity or equity-based, severance, retention, employment (other than employment agreements that are terminable at-will without notice or without liability), consulting, change of control, fringe benefit, and employee loan plan, arrangement, agreement, program, practice, and policy, whether written or unwritten (the “Theraclone Benefit Plans”), in each case that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by Theraclone, or to which Theraclone or any person or entity that, together with Theraclone, is treated as a single employer under section 414 of the Code (a “Commonly Controlled Entity”), has any direct or indirect liability, contingent or otherwise, for the benefit of any current or former director, officer, employee, consultant, or independent contractor of Theraclone.

(b)          With respect to each material Theraclone Benefit Plan, Theraclone has made available to PharmAthene complete and accurate copies of each of the following documents, as applicable: (i) such written Theraclone Benefit Plan (including all amendments thereto) or a written description of any such Theraclone Benefit Plan that is not otherwise in writing, (ii) the three most recent Annual Reports on IRS Form 5500 Series and accompanying schedules, if any, (iii) the most recent actuarial valuation report required to be filed under ERISA or required pursuant to applicable Laws or the terms of such Theraclone Benefit Plan (iv) a copy of the most recent summary plan description (“SPD”), together with all summaries of material modifications issued with respect to such SPD, if required under ERISA or required pursuant to applicable Laws or the terms of such Theraclone Benefit Plan, (v) if such Theraclone Benefit Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all material amendments thereto) and the latest financial statements thereof, if any, (vi) all contracts relating to such Theraclone Benefit Plan with respect to which Theraclone or any Commonly Controlled Entity may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, (vii) the most recent determination letter received from (or determination letter request submitted to) the Internal Revenue Service (“IRS”) or the most recent master or prototype opinion letter issued by the IRS with respect to a master or prototype plan adopted by Theraclone or any Commonly Controlled Entity upon which such sponsor is entitled to rely (if applicable) with respect to any Theraclone Benefit Plan that is intended to be qualified under section 401(a) of the Code and (viii) communications (other than routine communications) from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation or any successor thereto with respect to any such Theraclone Benefit Plan.

(c)          (i) Each of the Theraclone Benefit Plans (and any related trust or other funding vehicle) has been established and administered in compliance in all material respects with its terms and applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder and (ii) with respect to each of the Theraclone Benefit Plans intended to be “qualified” within the meaning of section 401(a) of the Code, either the IRS has issued a favorable determination or opinion letter that has not been revoked, or an application for a favorable determination or opinion letter was timely submitted to the IRS for which no final action has been taken by the IRS, or the plan is relying on a prototype or volume submitter letter, and, to the knowledge of Theraclone there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d)          Neither Theraclone nor any Commonly Controlled Entity has during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time ever sponsored, maintained, contributed to, or been required to maintain or contribute to, or has any actual or contingent liability under any employee benefit plan subject to Title IV or section 302 of ERISA or sections 412 or 4971 of the Code, or any “multiemployer pension plan” (as such term is defined in section 3(37) of ERISA), and neither Theraclone nor any Commonly Controlled Entity has incurred any withdrawal liability which remains unsatisfied, and to the knowledge of Theraclone, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Theraclone.

(e)          All material contributions and other amounts payable by Theraclone as of the date of this Agreement with respect to each Theraclone Benefit Plan in respect of any plan year during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time have been paid or, if not yet due have been properly accrued in accordance with GAAP in all material respects. Theraclone has not engaged in a transaction in connection with which Theraclone became, or could reasonably be expected to become, subject to either a material civil penalty assessed pursuant to sections 409 or 502(i) of ERISA or a material Tax imposed pursuant to sections 4975 or 4976 of the Code. There are no material pending or, to the knowledge of Theraclone, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Theraclone Benefit Plans or any trusts related thereto.

(f)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including any termination of employment at or following the Effective Time) will (i) cause any material payment (including, without limitation, severance, unemployment compensation, change in control payment, “excess parachute payment” (within the meaning of section 280G of the Code), forgiveness of indebtedness, or other compensation or benefits) to become due to any current or former director, officer, employee, consultant, or independent contractor of Theraclone from Theraclone or any Commonly Controlled Entity under any Theraclone Benefit Plan or otherwise (other than amounts payable to any such person in his or her capacity as an equityholder of Theraclone), (ii) materially increase any benefits otherwise payable under any Theraclone Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits, (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) Theraclone’s right to amend, modify, or terminate any collective bargaining agreement or Theraclone Benefit Plan, or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of section 280G of the Code. Section 3.8(f) of the Theraclone Disclosure Schedule sets forth, as of the date hereof, individuals the Company reasonably believes are “disqualified individuals” within the meaning of section 280G of the Code and the Regulations thereunder.

(g)          All Theraclone Stock Options have an exercise price per share that was not less than the “fair market value” of one Theraclone Common Share on the date of grant. All Theraclone Stock Options have been properly accounted for in accordance with GAAP in all material respects, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any Governmental Entity or by Theraclone (directly or indirectly) with respect to Theraclone’s stock option granting practices or other equity compensation practices. The grant date of each Theraclone Stock Option is on or after the date on which such grant was authorized by Theraclone board of directors or the compensation committee thereof.

(h)          Each Theraclone Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) subject to section 409A of the Code has been operated since January 1, 2005 in good faith compliance with section 409A of the Code and the regulations and guidance promulgated thereunder.

(i)           No Theraclone Benefit Plan provides benefits, including death or medical, health, or other welfare benefits (whether or not insured), with respect to current or former directors, officers, employees, consultants, or independent contractors of Theraclone or any Commonly Controlled Entity after retirement or other termination of service other than (i) coverage mandated by applicable Laws (including continuation coverage under section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Theraclone or a Commonly Controlled Entity or (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof), and no circumstances exist that would reasonably be expected to cause Theraclone or a Commonly Controlled Entity to become obligated to provide any such benefits.

(j)           No Theraclone Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

Section 3.9           Absence of Certain Changes or Events. From the date of the Theraclone Unaudited Interim Balance Sheet to the date hereof, (i) the businesses of Theraclone has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any change, effect, event, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

Section 3.10         Investigations; Litigation. Except with respect to any Drug Laws, which are addressed in Section 3.22, (a) there is no investigation or review pending (or, to the knowledge of Theraclone, threatened) by any Governmental Entity with respect to Theraclone and (b) there are no actions, suits, arbitrations, mediations or proceedings pending (or, to the knowledge of Theraclone, threatened) against Theraclone, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which has had or would reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

Section 3.11         Proxy Statement; Other Information. None of the information provided by Theraclone to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto or at the time of the PharmAthene Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information provided by Theraclone to be included in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.12         Tax Matters.

(a)          (i)          Theraclone has prepared in material compliance with the prescribed manner and filed within the time required by applicable Law (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it with all relevant Governmental Entities, and all such Tax Returns are true, correct and complete in all material respects;

(ii)         Theraclone has timely paid all material Taxes whether or not shown on any Tax Return that are required to have been paid by it;

(iii)        the Theraclone Financial Statements reflect adequate reserves for all material unpaid Taxes payable by Theraclone for all taxable periods and portions thereof through the date of such financial statements and Theraclone has not incurred any material Tax liability since the date of such financial statements other than for Taxes arising in the ordinary course of business; and

(iv)        as of the date of this Agreement, there are not pending or, to the knowledge of Theraclone, threatened, any audits, examinations, assessments, reassessments or other proceedings in respect of any Tax liability of Theraclone.

(b)          There are no waivers of any statute of limitations in respect of assessment or collection of Taxes or any agreements or requests for an extension of time for assessment or collection of any Tax, which waiver or extension is currently effective.

(c)          Theraclone is not a party to any agreement relating to Tax allocation, Tax indemnification or Tax sharing and Theraclone does not have any liability for Taxes of any person (other than members of the affiliated group, within the meaning of section 1504(a) of the Code, filing consolidated federal income Tax Returns of which Theraclone is the common parent) under Treasury Regulation section 1.1502-6, Treasury Regulation section 1.1502-78 or any similar state, local or non-U.S. Laws, as a transferee or successor, by contract or otherwise.

(d)          No claim in writing has been made against Theraclone by any Governmental Entity in a jurisdiction where Theraclone does not file Tax Returns that Theraclone is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against Theraclone has been fully and timely paid, settled or properly reflected in the Theraclone Financial Statements.

(e)          Theraclone has made available to PharmAthene correct and complete copies of all material U.S. federal income Tax Returns, state income Tax apportionment data, examination reports and statements of deficiencies for which the applicable statutory periods of limitations have not yet expired.

(f)           There are no material liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) for Taxes upon any of the assets of Theraclone, except for Permitted Liens.

(g)          Theraclone has withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid by Theraclone in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or third party for all periods ending on or before the Closing Date.

(h)          Theraclone has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)           Any closing agreements under section 7121 of the Code or any similar provision of state, local or non-U.S. Laws or full acceptance letters which Theraclone has executed, entered into or received is valid and enforceable in accordance with its terms. Theraclone has not committed fraud, collusion, concealment or malfeasance or made a misrepresentation of material fact in connection with the execution or entering into of any closing agreement with, or the receipt of any full acceptance letter or private letter ruling from any Governmental Entity.

(j)          Theraclone has not agreed to and is not required to make any adjustment pursuant to section 481(a) of the Code or any similar provision of applicable Law, and Theraclone has no knowledge that any Governmental Entity has proposed any such adjustment, nor does Theraclone have any application pending with any Governmental Entity requesting permission for any change in accounting methods. There is no taxable income of Theraclone that will be required under any applicable Law to be reported in a taxable period beginning after the Closing Date which taxable income was realized (or reflects economic income) arising prior to the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election under section 108(i) of the Code.

(k)          Theraclone has never participated in any reportable transaction within the meaning of Treasury Regulation section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under section 6662 of the Code which has not been properly disclosed to the IRS as required by the Code and the Treasury Regulations promulgated thereunder.

(l)          Theraclone has never been a “United States real property holding corporation,” as defined in section 897(c)(2) of the Code, at any time during the past three years or made an election under section 897(i) of the Code to be treated as a domestic corporation for purposes of sections 897, 1445 and 6039C of the Code or been a passive foreign investment company within the meaning of section 1297 of the Code. Theraclone has never had a permanent establishment in any country other than the United States, nor has it engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

(m)          Theraclone has no knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

(n)          No employee, director, consultant or other service provider of Theraclone is entitled to receive any gross up payment from Theraclone by reason of any taxes imposed by Section 4999 of the Code.

Section 3.13         Employee Relations Matters.

(a)          Theraclone is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council. Theraclone has not committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Laws. To the knowledge of Theraclone, there are no organizational efforts with respect to the formation of a collective bargaining unit or, as of the date of this Agreement, labor union organizing activities being made or threatened involving employees of Theraclone.

(b)          There are no pending or, to the knowledge of Theraclone, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against Theraclone, nor, to the knowledge of Theraclone, has there been any of the foregoing that has had, or would reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

(c)          Theraclone is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, employee classifications, and unemployment insurance. Theraclone is not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Theraclone is not a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices other than any ordinary course settlement with a Governmental Entity, in each case in an amount not more than $100,000 individually.

(d)          Theraclone has not received written notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) any complaints, grievances or arbitrations against it arising out of any collective bargaining agreement, (iii) any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or such investigation is in progress or (v) any complaint, lawsuit or other proceeding pending or, to the knowledge of Theraclone, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect.

(e)          Theraclone is not currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or any similar state, local or foreign Law. During the ninety (90) day period prior to the date of this Agreement, not more than thirty (30) employees of Theraclone were terminated from any single site of employment.

(f)          As of the date of this Agreement, no Theraclone Key Employee has given notice terminating employment with Theraclone, which termination will be effective on or after the date of this Agreement. For the purposes hereof (“Theraclone Key Employee”) means the persons set forth in Section 3.13(f) of the Theraclone Disclosure Schedule.

Section 3.14         Intellectual Property.

(a)          To the knowledge of Theraclone, Theraclone owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property material to the conduct of the business of Theraclone, as currently conducted and as currently proposed to be conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b)          The execution and delivery of this Agreement by Theraclone and the consummation of the Merger will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Theraclone under which Theraclone has granted an exclusive license or which is otherwise material to the business of Theraclone, as currently conducted and as currently proposed to be conducted (the “Theraclone Intellectual Property”), or (ii) any license, sublicense or other agreement to which Theraclone is a party and pursuant to which Theraclone is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of Theraclone, as currently conducted and as currently proposed to be conducted, excluding generally commercially available, off-the-shelf software programs (the “Theraclone Third Party Intellectual Property”). The execution and delivery of this Agreement by Theraclone and the consummation of the Merger will not, as a result of any contract to which Theraclone is a party, result in PharmAthene or Theraclone granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c)          Section 3.14(c) of the Theraclone Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names owned or co-owned by Theraclone material to the conduct of the business of Theraclone, as currently conducted and as currently proposed to be conducted. Section 3.14(c) of the Theraclone Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the conduct of the business of Theraclone, as currently conducted and as currently proposed to be conducted, licensed to Theraclone, and Section 3.14(c) of the Theraclone Disclosure Schedule sets forth a complete and accurate list of all other licenses to Theraclone of Theraclone Intellectual Property or Theraclone Third Party Intellectual Property.

(d)          To the knowledge of Theraclone, all items of Intellectual Property set forth in Section 3.14(c) of the Theraclone Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights (other than such rights that are currently the subject of pending applications) are valid and enforceable. Theraclone has implemented commercially reasonable measures to maintain the confidentiality of Theraclone Intellectual Property of a nature that Theraclone intends to keep confidential. To the knowledge of Theraclone, no third party is infringing, violating or misappropriating any of the Theraclone Intellectual Property or Theraclone Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Theraclone Material Adverse Effect.

(e)          To the knowledge of Theraclone, the conduct of the business of Theraclone as currently conducted and as currently proposed to be conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2008, Theraclone has not received any written claim or notice alleging any such infringement, violation or misappropriation.

(f)           All former and current employees, consultants and contractors of Theraclone who contribute or have contributed to the creation or development of any Intellectual Property for or on behalf of Theraclone material to the conduct of the business of Theraclone, as currently conducted and as currently proposed to be conducted, have executed written instruments that assign to Theraclone all right, title and interest in and to any such contributions.

(g)          Theraclone’s collection, storage, use and dissemination of personally identifiable information is and since January 1, 2008, has been in compliance in all material respects with all applicable Law, including Laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto. Since January 1, 2008, there have been no written allegations or claims received by Theraclone from any Governmental Entity or any person of a breach of any such Laws, policies or obligations. To the knowledge of Theraclone, since January 1, 2008, there have been no material losses or thefts of any such information.

(h)          Except as set forth in Section 3.14 of the Theraclone Disclosure Schedule, Theraclone has no royalty payment obligations, or agreements with respect to royalty obligations, or understandings that could give rise to royalty obligations, however calculated, with respect to sales, sublicensing or commercialization of any products (including products under development), or with respect to the use of any Theraclone Intellectual Property necessary to create, develop, test or manufacture such products, or used in conjunction with such products.

Section 3.15         Real Property.

(a)          Theraclone does not own any real property.

(b)          Theraclone has a good leasehold estate in each lease of real property (“Real Property Leases”), under which Theraclone is a tenant or a subtenant (“Leased Real Property”), in each case free and clear of all Liens and defects in title, other than Permitted Liens. Theraclone is not in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect. To the knowledge of Theraclone, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect. Each Real Property Lease is a valid and binding obligation of Theraclone and, to the knowledge of Theraclone, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)          Section 3.15(c) of the Theraclone Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which Theraclone is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”). Theraclone is not in breach of or default under the terms of any Real Property Sublease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect. To the knowledge of Theraclone, no other party to any Real Property Sublease is in breach of or default under the terms of any Real Property Sublease except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect. Each Real Property Sublease is a valid and binding obligation of Theraclone and, to the knowledge of Theraclone, is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.16         Required Vote of Theraclone Stockholders. Except for the approval (“Theraclone Stockholder Approval”) by the written consent of (a) (i) holders of at least a majority of the outstanding Theraclone Common Shares and outstanding shares of Theraclone Preferred Stock (voting together as a single voting class on an as-converted to Theraclone Common Shares basis) and (ii) the holders of at least a majority of the outstanding shares of the Theraclone Preferred Stock (voting together as a single voting class on an as-converted to Theraclone Common Shares basis) in favor of the adoption of this Agreement and the Merger and the election of the PharmAthene Board Designees and the Theraclone Board Designees and (b) holders of at least a majority of the outstanding shares of the Theraclone Preferred Stock in favor of the conversion of the shares of Theraclone Preferred Stock into Theraclone Common Shares on a one-for-one basis (the matters in clauses (a) and (b) together, the “Theraclone Stockholder Approval Matters”), no vote of the stockholders of Theraclone or the holders of any other securities of Theraclone (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Theraclone to consummate the transactions contemplated hereby.

Section 3.17         Takeover Statutes. Assuming that none of PharmAthene, Merger Sub or any of their “affiliates” or “associates” (as defined in section 203 of the DGCL) has been an “interested stockholder” (as defined in section 203 of the DGCL) at any time within three years prior to the date hereof, none of section 203 of the DGCL, any other state anti-takeover statute or regulation, or any takeover-related provision in the Theraclone Certificate of Incorporation or Theraclone Bylaws would prohibit or restrict the ability of Theraclone to consummate the Merger or of the Theraclone stockholders party to the Theraclone Voting Agreement to perform their respective obligations thereunder.

Section 3.18         Material Contracts.

(a)          Except as disclosed in Section 3.18 of the Theraclone Disclosure Schedule, and except for this Agreement, Theraclone is not bound by any contract, arrangement, commitment or understanding:

(i)          that constitutes a partnership, joint venture, technology sharing or similar agreement between Theraclone and any other person;

(ii)         with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of $100,000 or more in any 12 month period, other than those that are terminable by Theraclone on no more than 30 days’ notice without penalty;

(iii)        that limits the ability of Theraclone to compete or enter into in any line of business, in any geographic area or with any person and, in each case, which limitation or requirement would reasonably be expected to be material to Theraclone;

(iv)        with or to a labor union, works council or guild (including any collective bargaining agreement or similar agreement);

(v)         relating to the use or right to use Intellectual Property, including any license or royalty agreements, other than agreements entered into in the ordinary course of business and that are not material to Theraclone;

(vi)        that provides for indemnification by Theraclone to any person, other than an agreement entered into in the ordinary course of business and that is not material to Theraclone;

(vii)       between Theraclone and any current or former director or officer of Theraclone, or any affiliate of any such person (other than Theraclone Benefit Plan);

(viii)      with respect to (A) Indebtedness, (B) any capital lease obligations to any person other than Theraclone, (C) any obligations to any person other than Theraclone in respect of letters of credit and bankers’ acceptances, (D) any indebtedness to any person other than Theraclone under interest rate swap, hedging or similar agreements, (E) any obligations to pay to any person other than Theraclone the deferred purchase price of property or services, (F) indebtedness secured by any Lien on any property owned by Theraclone even though the obligor has not assumed or otherwise become liable for the payment thereof, or (G) any guaranty of any such obligations described in clauses (A) through (F) of any person other than Theraclone, in each case, having an outstanding amount in excess of $250,000 individually or $500,000 in the aggregate;

(ix)         that is material to Theraclone or that contains any so called “most favored nation” provision or similar provisions requiring Theraclone to offer to a person any terms or conditions that are at least as favorable as those offered to one or more other persons;

(x)          pursuant to which any agent, sales representative, distributor or other third party markets or sells any Theraclone Product;

(xi)         pursuant to which Theraclone is a party granting rights of first refusal, rights of first offer or similar rights to acquire any business or assets of the Theraclone;

(xii)        relating to the purchase or sale of assets outside the ordinary course of business of Theraclone;

(xiii)       relating to the issuance of any securities of Theraclone (other than those set forth on Section 3.2(a) to the Disclosure Schedule);

(xiv)      pursuant to which any material asset of Theraclone is leased;

(xv)       relates to the purchase of (A) any equipment entered into since December 31, 2012 and (B) any materials, supplies, or inventory since December 31, 2012, other than any agreement which, together with any other related agreement, involves the expenditure by the Theraclone of less than $100,000;

(xvi)      that represents a purchase order with any supplier for the purchase of inventory items in an amount in excess of $100,000 of materials;

(xvii)     pursuant to which Theraclone is a party and having a remaining term of more than one (1) year after the date hereof or involving a remaining amount payable thereunder (either to or from Theraclone) as of the date hereof, of at least $100,000;

(xviii)    that involves the payment of $250,000 or more in any 12 month period after the date hereof; or

(xix)       that would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement.

Theraclone has previously made available to PharmAthene or its representatives complete and accurate copies of each Contract of the type described in this Section 3.18(a) (collectively referred to herein as “Theraclone Material Contracts”).

(b)          All of the Theraclone Material Contracts were entered into at arms’ length in the ordinary course of business and are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms. Theraclone has not given or received a notice of cancellation or termination under any Theraclone Material Contract, or has, or is alleged to have, and to the knowledge of Theraclone, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Theraclone Material Contract.

(c)          Theraclone is not in breach of or default under the terms of any Theraclone Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect. To the knowledge of Theraclone, no other party to any Theraclone Material Contract is in breach of or default under the terms of any Theraclone Material Contract except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect. Each Theraclone Material Contract is a valid and binding obligation of Theraclone and, to the knowledge of Theraclone, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.19         Finders or Brokers. Theraclone has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

Section 3.20         Insurance. Theraclone owns or holds policies of insurance in amounts that Theraclone has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (i) applicable Law and (ii) all Theraclone Material Contracts to which Theraclone is a party or is otherwise bound.

Section 3.21         Affiliate Transactions. There are no transactions, agreements or arrangements between (i) Theraclone on the one hand, and (ii) any director, executive officer or affiliate of Theraclone or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (such transactions referred to herein as “Theraclone Affiliate Transactions”).

Section 3.22         Food And Drug Administration Matters.

(a)          Theraclone is not in violation of the United States Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. (“FDCA”), the United States Public Health Service Act, as amended (“PHSA”), including 42 U.S.C. Sections 262, 264, 282, and 284, the False Claims Act, 31 U.S.C. Sections 3729 through 3733, as amended, the Controlled Substances Act, 21 U.S.C. Section 801 et seq., as amended, any federal or state anti-kickback laws, or the regulations and regulatory guidance promulgated thereunder or similar Laws of any state, municipality, or foreign jurisdiction (collectively, “Drug Laws”) applicable to their activities, including, but not limited to, those relating to GLP (as defined below), good clinical practices, adverse event reporting, good manufacturing practices, recordkeeping, user fees, clinical trial registries, and filing of reports, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Theraclone Material Adverse Effect. Theraclone has not received any written notice or other written communication from the United States Food and Drug Administration (the “FDA”) or any other Governmental Entity alleging any violation of any Drug Law, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law related to product quality, including “Good Manufacturing Practice,” “Good Laboratory Practice,” and “Good Clinical Practice” as those terms are defined by the FDA and in all applicable Drug Laws, by Theraclone relating to any activity that is subject to Drug Laws. Theraclone, and any third party acting on behalf of Theraclone, has not received any (i) notices of inspectional observations (including those recorded on form FDA 483), warning letters, untitled letters from the FDA or any other Governmental Entity, (ii) notice of any intention to conduct an investigation or review from the FDA or any other Governmental Entity, or (iii) other written documents issued by the FDA or any other Governmental Entity that indicate lack of compliance with any Drug Law by Theraclone or by persons who are otherwise performing services for the benefit of Theraclone.

(b)          Theraclone has all registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (collectively, “Authorizations”) from Governmental Entities that are material to the conduct of the business of Theraclone, as currently conducted, and such Authorizations are in full force and effect in all material respects. Theraclone has filed all material reports, notifications and filings with, and have paid all material regulatory fees to, the applicable Governmental Entity necessary to maintain all of such Authorizations in full force and effect. Theraclone is, and has been, in compliance in all material respects with the terms of all Authorizations. Theraclone has not received written notice to the effect that a Governmental Entity was or is considering the amendment, termination, revocation or cancellation of any Authorization. The consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, will not cause the amendment, termination, revocation or cancellation of any material Authorization.

(c)          All preclinical tests performed in connection with or as the basis for any submission to the FDA or other comparable Governmental Entity submitted by Theraclone or that Theraclone anticipates will be submitted to the FDA or other comparable Governmental Entity either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) requirements, including those contained in 21 C.F.R. Part 58 or (ii) involved experimental research techniques that were not required to be performed by a registered GLP testing laboratory (with appropriate notice being given to FDA or the applicable Governmental Entity, if required), but employed procedures and controls generally used by qualified experts in the conduct of preclinical studies.

(d)          None of Theraclone’s product candidates (“Theraclone Products”) have received marketing approval from any Governmental Entity. All human clinical trials to the extent conducted by Theraclone or to the knowledge of Theraclone, by a third party on behalf of Theraclone has been and are being conducted in compliance with all applicable requirements of “Good Clinical Practice,” “Informed Consent” and, “Institutional Review Boards,” as those terms are defined by the FDA and in all applicable Drug Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all applicable comparable foreign Drug Laws, except for such failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a Theraclone Material Adverse Effect. Neither Theraclone nor to the knowledge of Theraclone, anyone acting on behalf of Theraclone, has received any written notice that the FDA or any other Governmental Entity or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND (or foreign equivalent thereto) sponsored by Theraclone, or otherwise restrict the preclinical research on or clinical study of any Theraclone Product.

(e)          All clinical trials conducted by or on behalf of Theraclone and the results of all such clinical trials have been registered and disclosed in all material respects in accordance with all applicable Drug Laws. Theraclone has filed all annual and periodic reports, amendments and IND Safety Reports required for any Theraclone Product required to be made to the FDA or any other Governmental Entity, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Theraclone Material Adverse Effect.

(f)          All manufacturing operations conducted by Theraclone or, to the knowledge of Theraclone, for the benefit of, Theraclone with respect to Theraclone Products have been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practices as that term is defined by the FDA and in all applicable Drug Laws, and to the knowledge of Theraclone, there are no material quality control or assurance issues with respect thereto.

(g)          There are no proceedings pending or, to the knowledge of Theraclone, threatened against Theraclone with respect to (i) a violation by Theraclone of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of Theraclone.

(h)          Theraclone has provided or made available to PharmAthene reports of all material preclinical and material clinical studies and trials conducted by Theraclone or by a third party on behalf of Theraclone regarding the efficacy and safety of its product candidates.

(i)          Theraclone has delivered or made available to PharmAthene all material correspondence and material meeting minutes received from or sent to the FDA and any other similar Governmental Entity, and all material written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Entity, relating to any Theraclone Product or to compliance with any Drug Law, including any and all notices of inspectional observations, and any other documents received by Theraclone from the FDA or comparable foreign Governmental Entities which bear in any material way on Theraclone’s compliance with regulatory requirements of the FDA or comparable foreign Governmental Entities, or on the likelihood or timing of approval of any Theraclone Product.

(j)          None of Theraclone, or any officer, employee or, to the knowledge of Theraclone, agent of Theraclone has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither Theraclone nor, to the knowledge of Theraclone, any officer, employee or agent of Theraclone has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. 335a or any similar state or federal Law or similar Law of a country other than the United States or (ii) exclusion from participating in the federal health care programs under 1128 of the Social Security Act or any similar state or federal Law or similar Law of a country other than the United States.

Section 3.23         Government Contracts.

(a)          Theraclone has delivered or made available to PharmAthene complete and accurate copies of all Theraclone Government Contracts. Each of the Theraclone Government Contracts is valid, binding and in full force and effect, has been awarded to or novated to Theraclone, and is enforceable in accordance with its terms by Theraclone subject to the Governmental Entity’s rights, including its right to terminate each such Theraclone Government Contract for the convenience of the Governmental Entity. For the purposes of this Agreement, “Theraclone Government Contract” means any Government Contract of Theraclone, the period of performance of which has not yet expired or terminated, or expired or terminated since January 1, 2008, or for which final payment has not yet been received or has been received since January 1, 2008. For the purposes of this Agreement, “Government Contract” means any prime contract, subcontract, grant, cooperative agreement, base ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between a person or its Subsidiaries, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.

(b)          Theraclone has complied in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Service Contract Act, the Procurement Integrity Act, the False Claims Act, the Buy American Act, the Trade Agreements Act, Executive Order No. 11246 and related regulations, the Truth in Negotiation Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation, where and as applicable to each of the Theraclone Government Contracts or to bids or proposals for Government Contracts submitted since January 1, 2008. The representations and certifications made by Theraclone with respect to such Government Contracts were accurate in all material respects as of their effective date and, to the extent that any such certifications are on-going, Theraclone has complied with all such certifications in all material respects. No past performance evaluation received by Theraclone, if any, with respect to any such Theraclone Government Contract has set forth a default or other material failure to perform thereunder or termination thereof, or assigned a rating of less than satisfactory.

(c)          With respect to the Theraclone Government Contracts, no Governmental Entity, prime contractor or higher-tier subcontractor under a Government Contract or any other person has notified Theraclone in writing of any actual or alleged material violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification by Theraclone that would be reasonably expected to materially affect payments under any Theraclone Government Contracts or materially adversely affect the award of Government Contracts to Theraclone in the future. Theraclone has not received any written show cause, cure, deficiency, default or similar notice relating to any Theraclone Government Contracts; and Theraclone has not received any written notice terminating in whole or in part any of the Theraclone Government Contracts for convenience or default or indicating an intent to terminate in whole or in part any of the Theraclone Government Contracts for convenience or default, or declining to exercise an option to continue performance for a subsequent period.

(d)          Theraclone has not received any written or, to the knowledge of Theraclone, oral, notice of any outstanding protests challenging the award of any Theraclone Government Contract, or Claims (as the term “Claim” is defined in FAR 2.101), or contract Disputes (as the term “Disputes” is used in the Contract Disputes Act of 1978, as amended, 41 U.S.C. 601 et. seq.) to which Theraclone is a party (i) arising under or relating to the Theraclone Government Contracts and involving either a Governmental Entity, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (ii) arising under or relating to any Theraclone Government Contract under the Contract Disputes Act.

(e)          Neither Theraclone nor its Principals (as defined at FAR 52.209-5), nor to the knowledge of Theraclone, their respective employees have ever been, or are now, suspended, debarred or proposed for suspension or debarred from bidding on any Government Contract, nor is there any circumstance that would require an affirmative certification under FAR 52.209-5. Theraclone has not received written notice of the commencement of any suspension or debarment actions with respect to Theraclone or any of its Principals or employees, nor, to the knowledge of Theraclone, has a Governmental Entity threatened to initiate a suspension or debarment action against Theraclone or any of its officers or employees. Theraclone has not received a negative determination of responsibility issued by a Governmental Entity against Theraclone since January 1, 2008 with respect to any quotation, bid or proposal for a Government Contract submitted by Theraclone.

(f)          Since July 1, 2011, (i) no amount of money due to Theraclone pertaining to any Theraclone Government Contract has been withheld or set off, nor has any claim been made against Theraclone with respect to such amounts; (ii) no Theraclone Government Contract or task order has been performed at a loss, and no facts or circumstances currently exist that would reasonably be expected to cause Theraclone to incur a loss on any Theraclone Government Contract or task order; (iii) no cost incurred by Theraclone pertaining to any Theraclone Government Contract has been formally questioned, challenged or disallowed, or to the knowledge of Theraclone, is the subject of any investigation other than pursuant to a routine audit by a Governmental Entity, and Theraclone has not received any written notice challenging, questioning, proposing for disallowance, or disallowing any costs with respect to any Theraclone Government Contract that resulted in or may result in (x) repayment of amounts by Theraclone to any of its customers or (y) reductions in amounts that would otherwise reasonably have been expected to be paid to Theraclone by any of its customers pursuant to a Theraclone Government Contract; and (iv) Theraclone’s cost accounting systems have complied in all material respects with applicable Cost Accounting Standards (as defined in FAR Chapter 99).

(g)          Theraclone has submitted to the responsible Governmental Entity all forward pricing indirect cost rates to be bid, billed, and charged under Theraclone Government Contracts for the years prior to and including the fiscal year 2013 and incurred cost submissions with respect to cost reimbursable contracts for the years prior to and including the 2012 fiscal year. Within the past three years, no costs have been disallowed as expressly unallowable costs subject to penalties under FAR § 31.110 and § 42.709.

(h)          Theraclone has not performed any activities under Theraclone Government Contracts, nor do any of them have any other relationship with any other person that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto, and there is no organizational conflict of interest mitigation plan in effect that restricts the future business activities of Theraclone.

(i)          Since January 1, 2008, Theraclone has not made any voluntary or mandatory disclosure in writing to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract, and Theraclone has not failed to make any disclosure with respect to which such failure constitutes a ground for debarment.

(j)           Theraclone is not required to maintain and possess facility clearances granted by any Governmental Entity to perform the Theraclone Government Contracts. Theraclone is not required to employ employees with personal security clearances to perform such Theraclone Government Contracts

(k)          To the knowledge of Theraclone, none of Theraclone’s employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of Theraclone’s business.

Section 3.24          Subsidiaries. Theraclone has no Subsidiaries and Theraclone neither directly nor indirectly, (a) owns or otherwise controls, (b) has agreed to purchase or otherwise acquire or (c) holds any interest convertible into or exchangeable for, any capital stock or other equity interest of any other corporation, partnership, joint venture or other business association or entity.

Section 3.25         Disclosure. No representation or warranty or other statement made by Theraclone in this Agreement, the Theraclone Disclosure Schedule, the certificates delivered pursuant to Section 7.3(d) or otherwise in connection with the transactions contemplated herein contains any untrue statement or, to Theraclone’s knowledge, omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PHARMATHENE AND MERGER SUB

Except as expressly set forth in (a) (i) PharmAthene’s Annual Reports on Form 10-K, (ii) PharmAthene’s Quarterly Reports on Form 10-Q, (iii) PharmAthene’s Proxy Statements on Form DEF 14A, and (iv) PharmAthene’s Current Reports on Form 8-K, in each case filed since January 1, 2010 and in each case including exhibits thereto (other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein to the extent they are predictive, cautionary or forward looking in nature, but not to the extent that they consist of facts describing the current state of PharmAthene); or (b) the corresponding sections or subsections of the disclosure schedules delivered to Theraclone by PharmAthene in connection with this Agreement (the “PharmAthene Disclosure Schedule”) (it being agreed (x) that disclosure of any item in any section or subsection of the PharmAthene Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure and (y) the exclusion in clause (a) above shall not apply to Section 4.3), PharmAthene and Merger Sub represent and warrant to Theraclone as follows:

Section 4.1           Qualification; Organization, Subsidiaries, etc.

(a)          Each of PharmAthene and Merger Sub and their respective Subsidiaries is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

(b)          PharmAthene has made available to Theraclone prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of PharmAthene and Merger Sub and each of their respective Subsidiaries, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of PharmAthene and Merger Sub and each of their respective Subsidiaries are in full force and effect. None of PharmAthene, Merger Sub or any of their respective Subsidiaries is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

(c)          Section 4.1(c) of PharmAthene Disclosure Schedule lists, and PharmAthene has made available to Theraclone, accurate and complete copies of: (i) the charters of all committees of the Board of Directors of PharmAthene; (ii) any code of conduct or similar policy adopted by PharmAthene or by the Board of Directors, or any committee of the Board of Directors, of PharmAthene, each as in effect on the date hereof, and (iii) any Contracts relating to the nomination or election of PharmAthene directors (collectively, the “PharmAthene Board Charters and Policies”). PharmAthene has not taken any action in breach or violation of any of the provisions of the PharmAthene Board Charters and Policies nor is in breach or violation of any of the provisions of the PharmAthene Board Charters and Policies, except as would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

Section 4.2           Corporate Authority; No Violation.

(a)          Each of PharmAthene and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to the PharmAthene Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by (a) the boards of directors of PharmAthene and Merger Sub, and except for (i) the PharmAthene Stockholder Approval, and the adoption (which PharmAthene shall cause to occur immediately following the execution and delivery of this Agreement) of this Agreement by PharmAthene, in its capacity as the sole stockholder of Merger Sub, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in respect of the Merger and (iii) any consents, authorizations, approvals, filings or exceptions in connections with compliance with the rules of NYSE MKT LLC with respect to the Merger and the PharmAthene Common Stock to be issued pursuant to the terms of this Agreement, no other corporate proceedings on the part of PharmAthene and Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. The PharmAthene Board of Directors, at a meeting duly called and held, has by unanimous vote of all of its members duly adopted resolutions (1) determining that it is in the best interests of PharmAthene and its stockholders, and declared it advisable, to enter into this Agreement and the PharmAthene Charter Amendment, (2) approving this Agreement and the PharmAthene Charter Amendment and authorizing the execution, delivery and performance of this Agreement, the PharmAthene Charter Amendment and the consummation of the transactions contemplated hereby, including the Merger and the PharmAthene Charter Amendment, (3) directing that the PharmAthene Stockholder Approval Matters be submitted to a vote at a meeting of stockholders of PharmAthene and (4) recommending that stockholders of PharmAthene vote in favor of the PharmAthene Stockholder Approval Matters (the item set forth in clause (4) of this sentence, the “PharmAthene Recommendation”). This Agreement has been duly and validly executed and delivered by PharmAthene and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Theraclone, this Agreement constitutes the valid and binding agreement of PharmAthene and Merger Sub, enforceable against each of PharmAthene and Merger Sub in accordance with its terms.

(b)          Subject to the accuracy of the representations and warranties of Theraclone in Section 3.3(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by PharmAthene or Merger Sub or any of their respective Subsidiaries of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings required under (i) the DGCL, (ii) the Securities Act, and (iii) the Exchange Act, and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

(c)          The execution and delivery by PharmAthene and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which PharmAthene, Merger Sub or any of their respective Subsidiaries is a party or any of their respective properties or other assets is subject, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of PharmAthene or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

Section 4.3           Capital Stock.

(a)          The authorized capital stock of PharmAthene consists of 100,000,000 shares of common stock with $0.0001 par value (“PharmAthene Common Stock”). As of July 26, 2013, (i) 52,310,913 shares of PharmAthene Common Stock were issued, which number includes (A) 52,310,913 shares of PharmAthene Common Stock issued and outstanding and (B) no shares of PharmAthene Common Stock held in treasury, (ii) 6,013,761 shares of PharmAthene Common Stock were reserved for issuance and issuable or otherwise deliverable under the PharmAthene, Inc. 2007 Long-Term Incentive Compensation Plan (the “PharmAthene Stock Incentive Plan”), and (iii) 5,620,128 shares of PharmAthene Common Stock were reserved for issuance under warrants. All outstanding shares of PharmAthene Common Stock, and all shares of PharmAthene Common Stock reserved for issuance as noted in the immediately preceding clause (ii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(b)          As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 100 are validly issued and outstanding and all of the issued and outstanding capital stock of Merger Sub is, and until the Effective Time will be, owned by PharmAthene. Merger Sub will not have outstanding any option, warrant, right, or any other agreement pursuant to which any person may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and prior to the Effective Time, will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c)          Except as set forth in subsection (a) above, as of the date of this Agreement, (i) PharmAthene does not have any shares of its capital stock issued or outstanding other than shares of PharmAthene Common Stock that have become outstanding after July 26, 2013, and were reserved for issuance as set forth in subsection (a) above and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which PharmAthene or any of its Subsidiaries is a party obligating PharmAthene or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of PharmAthene or any Subsidiary of PharmAthene or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of PharmAthene.

(d)          Except as set forth in subsection (a) above, neither PharmAthene nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with stockholders of PharmAthene on any matter.

(e)          There are no voting trusts, proxies or other agreements or understandings to which PharmAthene or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of PharmAthene or any of its Subsidiaries.

(f)          All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of PharmAthene are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of PharmAthene that are owned by PharmAthene or a Subsidiary of PharmAthene are free and clear of all Liens other than Permitted Liens.

(g)          The PharmAthene Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

Section 4.4           Reports and Financial Statements.

(a)          PharmAthene has filed or furnished all forms, documents and reports required to be filed or furnished since January 1, 2008 by it with the SEC (the “PharmAthene SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment (excluding any amendments made after the date of this Agreement), the PharmAthene SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the PharmAthene SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of PharmAthene, none of the PharmAthene SEC Documents is the subject of any outstanding SEC comments or outstanding SEC investigation. No Subsidiary of PharmAthene is required to file any form or report with the SEC. PharmAthene has made available to Theraclone all material correspondence (if such correspondence has occurred since January 1, 2008) between the SEC on the one hand, and PharmAthene and any of its Subsidiaries, on the other hand received by PharmAthene prior to the date of this Agreement. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the PharmAthene SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Law. As used in this Section 4.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          The consolidated financial statements (including all related notes and schedules) of PharmAthene included in PharmAthene SEC Documents fairly present in all material respects the consolidated financial position of PharmAthene and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in each case in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)          Except as noted in Section 4.4(c) of the PharmAthene Disclosure Schedule, PharmAthene is in compliance with all applicable NYSE MKT LLC listing rules and requirements and continued listing standards, and, to PharmAthene’s knowledge, there are no facts that cause or could reasonably be expected to cause PharmAthene to be non-compliant with any applicable NYSE MKT LLC listing rules and requirements and continued listing standards.

(d)          PharmAthene auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of the PharmAthene, “independent” with respect to the PharmAthene within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the PharmAthene, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e)          Since January 1, 2008, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of PharmAthene, the Board of Directors of PharmAthene or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act. Since January 1, 2008, neither PharmAthene nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by PharmAthene, (ii) any fraud, whether or not material, that involves PharmAthene’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by PharmAthene or (iii) any claim or allegation regarding any of the foregoing.

Section 4.5           Internal Controls and Procedures. PharmAthene has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. PharmAthene’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by PharmAthene in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to PharmAthene’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to sections 302 and 906 of the Sarbanes-Oxley Act. PharmAthene’s management has completed assessment of the effectiveness of PharmAthene’s internal control over financial reporting in compliance with the requirements of 404 of the Sarbanes-Oxley Act for the year ended December 30, 2012, and such assessment concluded that such controls were effective. PharmAthene has disclosed, based on its most recent evaluation prior to the date of this Agreement, to PharmAthene’s auditors and the audit committee of the PharmAthene Board of Directors and to Theraclone (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect PharmAthene’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in PharmAthene’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of PharmAthene, PharmAthene has not identified any significant deficiencies or any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by PharmAthene or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of PharmAthene.

Section 4.6           No Undisclosed Liabilities. Except (a) as reflected or reserved against in PharmAthene’s consolidated balance sheets (or the notes thereto) included in the PharmAthene SEC Documents, (b) as are incurred after the date of this Agreement and are permitted to be incurred by this Agreement or are incurred as a result of the transactions contemplated by this Agreement (e.g., attorneys’ fees), (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012, that would not reasonably be expected, individually or in the aggregate, to have a PharmAthene Material Adverse Effect and (d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither PharmAthene nor any Subsidiary of PharmAthene have and since March 31, 2013 have not incurred any liabilities or obligations of any nature whatsoever, whether or not accrued, absolute, matured, determined, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of PharmAthene and its Subsidiaries (or in the notes thereto), other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

Section 4.7           Compliance with Law; Permits.

(a)          PharmAthene and each of its Subsidiaries are, and at all times since January 1, 2008 have been, in compliance with and not in default under or in violation of Law, except (i) with respect to any Drug Laws, which are addressed in Section 4.21 and (ii) for any such non-compliance, default or violation that would not, reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

(b)          PharmAthene and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for PharmAthene and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “PharmAthene Permits”), except for any failure to have any of the PharmAthene Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect. All PharmAthene Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

Section 4.8           Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect, (i) PharmAthene has conducted its businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of PharmAthene, none of the properties leased or operated by PharmAthene contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) since January 1, 2008, PharmAthene has not received any written notice, demand letter or written request for information from any Governmental Entity indicating that PharmAthene or any person whose liability PharmAthene has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (iv) to the knowledge of PharmAthene, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by PharmAthene or any other property and (v) neither PharmAthene nor any of its properties or any person whose liability PharmAthene has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the knowledge of PharmAthene, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

Section 4.9           Employee Benefit Plans.

(a)          Section 4.9(a) of the PharmAthene Disclosure Schedule sets forth a true and complete list of each benefit plan, arrangement, agreement, program, practice, and policy, including each employee welfare benefit plan (including post-retirement health and insurance plan) within the meaning of section 3(1) of ERISA, each employee pension benefit plan within the meaning of section 3(2) of ERISA, and each bonus, incentive, deferred compensation, profit-sharing, savings, retirement, vacation, sick leave, share purchase, incentive compensation, equity or equity-based, severance, retention, employment (other than employment agreements that are terminable at-will without notice or without liability), consulting, change of control, fringe benefit, and employee loan plan, arrangement, agreement, program, practice, and policy, whether written or unwritten (the “PharmAthene Benefit Plans”), in each case that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by PharmAthene or any of its Subsidiaries, or to which PharmAthene or any person or entity that, together with PharmAthene, is treated as a single employer under section 414 of the Code (a “PharmAthene Commonly Controlled Entity”), has any direct or indirect liability, contingent or otherwise, for the benefit of any current or former director, officer, employee, consultant, or independent contractor of PharmAthene or any of its Subsidiaries.

(b)          With respect to each material PharmAthene Benefit Plan, PharmAthene has made available to Theraclone complete and accurate copies of each of the following documents, as applicable: (i) such written PharmAthene Benefit Plan (including all amendments thereto) or a written description of any such PharmAthene Benefit Plan that is not otherwise in writing, (ii) the three most recent Annual Reports on IRS Form 5500 Series and accompanying schedules, if any, (iii) the most recent actuarial valuation report required to be filed under ERISA or required pursuant to applicable Laws or the terms of such PharmAthene Benefit Plan, (iv) a copy of the most recent SPD, together with all summaries of material modifications issued with respect to such SPD, if required under ERISA or required pursuant to applicable Laws or the terms of such PharmAthene Benefit Plan, (v) if such PharmAthene Benefit Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all material amendments thereto) and the latest financial statements thereof, if any, (vi) all contracts relating to such PharmAthene Benefit Plan with respect to which PharmAthene, any of its Subsidiaries, or any PharmAthene Commonly Controlled Entity may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, (vii) the most recent determination letter received from (or determination letter request submitted to) the IRS or the most recent master or prototype opinion letter issued by the IRS with respect to a master or prototype plan adopted by PharmAthene or any PharmAthene Commonly Controlled Entity upon which such sponsor is entitled to rely (if applicable) with respect to any PharmAthene Benefit Plan that is intended to be qualified under section 401(a) of the Code and (viii) communications (other than routine communications) from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation or any successor thereto with respect to any such PharmAthene Benefit Plan.

(c)          (i) Each of the PharmAthene Benefit Plans (and any related trust or other funding vehicle) has been established and administered in compliance in all material respects with its terms and applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder and (ii) with respect to each of the PharmAthene Benefit Plans intended to be “qualified” within the meaning of section 401(a) of the Code, either the IRS has issued a favorable determination or opinion letter that has not been revoked, or an application for a favorable determination or opinion letter was timely submitted to the IRS for which no final action has been taken by the IRS, or the plan is relying on a prototype or volume submitter letter, and, to the knowledge of PharmAthene there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d)          Neither PharmAthene, any of its Subsidiaries, nor any PharmAthene Commonly Controlled Entity has during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time ever sponsored, maintained, contributed to, or been required to maintain or contribute to, or has any actual or contingent liability under any employee benefit plan subject to Title IV or section 302 of ERISA or sections 412 or 4971 of the Code, or any “multiemployer pension plan” (as such term is defined in section 3(37) of ERISA), and neither PharmAthene nor any PharmAthene Commonly Controlled Entity has incurred any withdrawal liability which remains unsatisfied, and to the knowledge of PharmAthene, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to PharmAthene or any of its Subsidiaries.

(e)          All material contributions and other amounts payable by PharmAthene or its Subsidiaries as of the date of this Agreement with respect to each PharmAthene Benefit Plan in respect of any plan year during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time have been paid or, if not yet due have been properly accrued in accordance with GAAP in all material respects. Neither PharmAthene nor any of its Subsidiaries has engaged in a transaction in connection with which PharmAthene or any of its Subsidiaries became, or could reasonably be expected to become, subject to either a material civil penalty assessed pursuant to sections 409 or 502(i) of ERISA or a material Tax imposed pursuant to sections 4975 or 4976 of the Code. There are no material pending or, to the knowledge of PharmAthene, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the PharmAthene Benefit Plans or any trusts related thereto.

(f)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including any termination of employment at or following the Effective Time) will (i) cause any material payment (including, without limitation, severance, unemployment compensation, change in control payment, “excess parachute payment” (within the meaning of section 280G of the Code), forgiveness of indebtedness, or other compensation or benefits) to become due to any current or former director, officer, employee, consultant, or independent contractor of PharmAthene or any of its Subsidiaries from PharmAthene or any PharmAthene Commonly Controlled Entity under any PharmAthene Benefit Plan or otherwise (other than amounts payable to any such person in his or her capacity as an equityholder of PharmAthene), (ii) materially increase any benefits otherwise payable under any PharmAthene Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits, (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) PharmAthene’s right to amend, modify, or terminate any collective bargaining agreement or PharmAthene Benefit Plan, or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of section 280G of the Code. Section 4.9(f) of the PharmAthene Disclosure Schedule sets forth, as of the date hereof, individuals the Company reasonably believes are “disqualified individuals” within the meaning of Section 280G of the Code and the Regulations thereunder.

(g)          All PharmAthene Stock Options have an exercise price per share that was not less than the “fair market value” of one share of PharmAthene Common Stock on the date of grant. All PharmAthene Stock Options have been properly accounted for in accordance with GAAP in all material respects, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any Governmental Entity or by PharmAthene (directly or indirectly) with respect to PharmAthene Stock Option granting practices or other equity compensation practices. The grant date of each PharmAthene Stock Option is on or after the date on which such grant was authorized by PharmAthene board of directors or the compensation committee thereof.

(h)          Each PharmAthene Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) subject to section 409A of the Code has been operated since January 1, 2005 in good faith compliance with section 409A of the Code and the regulations and guidance promulgated thereunder.

(i)          No PharmAthene Benefit Plan provides benefits, including death or medical, health, or other welfare benefits (whether or not insured), with respect to current or former directors, officers, employees, consultants, or independent contractors of PharmAthene, its Subsidiaries, or any PharmAthene Commonly Controlled Entity after retirement or other termination of service other than (i) coverage mandated by applicable Laws (including continuation coverage under section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of PharmAthene, any of its Subsidiaries, or a PharmAthene Commonly Controlled Entity or (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof), and no circumstances exist that would reasonably be expected to cause PharmAthene, any of its Subsidiaries, or a PharmAthene Commonly Controlled Entity to become obligated to provide any such benefits.

(j)          Except as set forth in Schedule 4.9(j) of the PharmAthene Disclosure Schedule, no PharmAthene Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

Section 4.10         Absence of Certain Changes or Events. From March 31, 2013 to the date hereof, (i) the businesses of PharmAthene and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any change, effect, event, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

Section 4.11         Investigations; Litigation. Except with respect to any Drug Laws, which are addressed in Section 4.21(a), and as disclosed on Schedule 4.11, there are no (a) investigations or reviews pending (or, to the knowledge of PharmAthene, threatened) by any Governmental Entity with respect to PharmAthene or any of its Subsidiaries nor (b) any actions, suits, arbitrations, mediations, or proceedings pending (or, to PharmAthene’s knowledge, threatened) against PharmAthene or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which have had or would reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

Section 4.12         Proxy Statement; Other Information. Assuming the accuracy of the representations made by Theraclone in Section 3.11, the Proxy Statement will not, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto or at the time of the PharmAthene Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Assuming the accuracy of the representations made by Theraclone in Section 3.11, the Form S-4 Registration Statement will not, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.13         Tax Matters.

(a)          (i) PharmAthene and each of its Subsidiaries have prepared in material compliance with the prescribed manner and filed within the time required by applicable Law (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with all relevant Governmental Entities for all taxation or fiscal periods ending prior to the date hereof, and all such Tax Returns are true, correct and complete in all material respects, (ii) PharmAthene and each of its Subsidiaries have fully and timely paid all material Taxes shown thereon as owing and all material Taxes otherwise owed by or with respect to PharmAthene or any of its Subsidiaries within the time required by applicable Law, (iii) the financial statements included in the PharmAthene SEC Documents reflect adequate reserves for all material unpaid Taxes payable by PharmAthene and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither PharmAthene nor any of its Subsidiaries has incurred any material Tax liability since the date of such financial statements other than for Taxes arising in the ordinary course of business and (iv) as of the date of this Agreement, there are not pending or, to the knowledge of PharmAthene, threatened, any audits, examinations, assessments, reassessments or other proceedings in respect of Taxes (except, in the case of clause (i), (ii) or (iv) above, with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(b)          There are no waivers of any statute of limitations in respect of assessment or collection of Taxes or any agreements or requests for an extension of time for assessment or collection of any Tax, which waiver or extension is currently effective.

(c)          None of PharmAthene or any of its Subsidiaries is a party to any agreement relating to Tax allocation, Tax indemnification or Tax sharing (other than any such agreements solely among PharmAthene and any of its Subsidiaries) and none of PharmAthene or any of its Subsidiaries has any liability for Taxes of any person (other than members of the affiliated group, within the meaning of section 1504(a) of the Code, filing consolidated federal income tax returns of which PharmAthene is the common parent) under Treasury Regulation section 1.1502-6, Treasury Regulation section 1.1502-78 or any similar state, local or non-U.S. Laws, as a transferee or successor, or otherwise.

(d)          No claim in writing has been made against PharmAthene or any of its Subsidiaries by any Governmental Entity in a jurisdiction where PharmAthene and its Subsidiaries do not file Tax Returns that PharmAthene or such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against PharmAthene or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the PharmAthene SEC Documents.

(e)          PharmAthene and its Subsidiaries have made available to Theraclone correct and complete copies of all material U.S. federal income Tax Returns, state income Tax apportionment data, examination reports and statements of deficiencies for which the applicable statutory periods of limitations have not yet expired.

(f)           There are no material Liens for Taxes upon any of the assets of PharmAthene or any of its Subsidiaries, except for Permitted Liens.

(g)          PharmAthene and its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid or remitted to the appropriate Governmental Entity, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all material Tax withholding and remitting provisions of applicable Law.

(h)          Neither PharmAthene nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)           Each of the closing agreements under section 7121 of the Code or any similar provision of state, local or non-U.S. Laws or full acceptance letters which PharmAthene or any of its Subsidiaries has executed, entered into or received is valid and enforceable in accordance with its terms. Neither PharmAthene nor any of its Subsidiaries has committed fraud, collusion, concealment or malfeasance or made a misrepresentation of material fact in connection with the execution or entering into of any closing agreement with, or the receipt of any full acceptance letter or private letter ruling from, any Governmental Entity.

(j)           There is no taxable income of PharmAthene that will be required under any applicable Law to be reported in a taxable period beginning after the Closing Date which taxable income was realized (or reflects economic income) arising prior to the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election under section 108(i) of the Code.

(k)          Neither PharmAthene nor any of its Subsidiaries has ever participated in any reportable transaction within the meaning of Treasury Regulations section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under section 6662 of the Code which has not been properly disclosed to the IRS as required by the Code and the Treasury Regulations promulgated thereunder.

(l)           Neither PharmAthene nor any of its Subsidiaries has (A) been a “United States real property holding corporation,” as defined in section 897(c)(2) of the Code, at any time during the past five years or made an election under section 897(i) of the Code to be treated as a domestic corporation for purposes of sections 897, 1445 and 6039C of the Code or (B) been a passive foreign investment company within the meaning of section 1297 of the Code.

(m)         All related party transactions involving PharmAthene and its subsidiaries have been conducted at arm’s length and in compliance with section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any state, local, or non-U.S. tax law.

(n)          Neither PharmAthene nor any of its Subsidiaries has any knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

(o)          No employee, director, consultant or other service provider of PharmAthene or any of its Subsidiaries is entitled to receive any gross up payment from PharmAthene or any of its subsidiaries by reason of any taxes imposed by Section 4999 of the Code.

Section 4.14         Employee Relations Matters.

(a)          Neither PharmAthene nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council. Neither PharmAthene nor any of its Subsidiaries has committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Laws. To the knowledge of PharmAthene, there are no organizational efforts with respect to the formation of a collective bargaining unit or, as of the date of this Agreement, labor union organizing activities being made or threatened involving employees of PharmAthene or any of its Subsidiaries.

(b)          There are no pending or, to the knowledge of PharmAthene, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against PharmAthene or any of its Subsidiaries, nor to the knowledge of PharmAthene, has there been any of the foregoing that has had, or would reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

(c)          PharmAthene and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, employee classifications, and unemployment insurance. PharmAthene and each of its Subsidiaries are not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither PharmAthene nor any of its Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices other than any ordinary course settlement with a Governmental Entity, in each case in an amount not more than $100,000 individually.

(d)          Neither PharmAthene nor any of its Subsidiaries has received written notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) any complaints, grievances or arbitrations against it arising out of any collective bargaining agreement, (iii) any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or such investigation is in progress or (v) any complaint, lawsuit or other proceeding pending or, to the knowledge of PharmAthene, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect.

(e)          Neither PharmAthene nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN or any similar state, local or foreign Law. During the ninety (90) day period prior to the date of this Agreement, not more than thirty (30) employees of PharmAthene or its Subsidiaries were terminated from any single site of employment.

(f)          As of the date of this Agreement, no PharmAthene Key Employee or any of its Subsidiaries has given written notice terminating employment with PharmAthene or any of its Subsidiaries, which termination will be effective on or after the date of this Agreement. For the purposes hereof (“PharmAthene Key Employee”) means the persons set forth in Section 4.14(f) of the PharmAthene Disclosure Schedule.

Section 4.15         Intellectual Property.

(a)          To the knowledge of PharmAthene, PharmAthene and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property material to the conduct of the business of PharmAthene and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted (in each case excluding generally commercially available, off-the-shelf software programs). PharmAthene’s public filings described in the preamble to this Article IV set forth all of the PharmAthene’s research and development programs and any other material programs.

(b)          The execution and delivery of this Agreement by PharmAthene and the consummation of the Merger will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by PharmAthene or any of its Subsidiaries under which PharmAthene or any of its Subsidiaries has granted an exclusive license or which is otherwise material to the business of PharmAthene and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted (the “PharmAthene Intellectual Property”), or (ii) any license, sublicense or other agreement to which PharmAthene or any of its Subsidiaries is a party and pursuant to which PharmAthene or any of its Subsidiaries is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of PharmAthene and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted, excluding generally commercially available, off-the-shelf software programs (the “PharmAthene Third Party Intellectual Property”). The execution and delivery of this Agreement by PharmAthene and the consummation of the Merger will not, as a result of any contract to which PharmAthene or any of its Subsidiaries is a party, result in PharmAthene, PharmAthene or any of PharmAthene’s Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c)          Section 4.15(c) of the PharmAthene Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names owned or co-owned by PharmAthene or any of its Subsidiaries material to the conduct of the business of PharmAthene and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted. Section 4.15(c) of the PharmAthene Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the conduct of the business of PharmAthene and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted, licensed to PharmAthene or any of its Subsidiaries, and Section 4.15(c) of the PharmAthene Disclosure Schedule sets forth a complete and accurate list of all other licenses to PharmAthene or any of its Subsidiaries of PharmAthene Intellectual Property or PharmAthene Third Party Intellectual Property.

(d)          To the knowledge of PharmAthene, all items of Intellectual Property set forth in Section 4.15(c) of the PharmAthene Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights (other than such rights that are currently the subject of pending applications) are valid. PharmAthene and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of PharmAthene Intellectual Property of a nature that PharmAthene intends to keep confidential. To the knowledge of PharmAthene, no third party is infringing, violating or misappropriating any of the PharmAthene Intellectual Property or PharmAthene Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a PharmAthene Material Adverse Effect.

(e)          To the knowledge of PharmAthene, the conduct of the business of PharmAthene and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2008, neither PharmAthene nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation.

(f)          All former and current employees, consultants and contractors of PharmAthene or its Subsidiaries who contribute or have contributed to the creation or development of any Intellectual Property for or on behalf of PharmAthene or any of its Subsidiaries material to the conduct of the business of PharmAthene and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted, have executed written instruments that assign to PharmAthene or the relevant Subsidiary all right, title and interest in and to any such contributions.

(g)          PharmAthene’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information is and since January 1, 2008, has been in compliance in all material respects with all applicable Law, including Laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto. Since January 1, 2008, there have been no written allegations or claims received by PharmAthene or any of its Subsidiaries from any Governmental Entity or any person of a breach of any such Laws, policies or obligations. To the knowledge of PharmAthene, since January 1, 2008, there have been no material losses or thefts of any such information.

Section 4.16         Real Property.

(a)          Neither PharmAthene nor any Subsidiary of PharmAthene owns any real property.

(b)          PharmAthene or a Subsidiary of PharmAthene has a good leasehold estate in each Real Property Leases, under which PharmAthene or a Subsidiary of PharmAthene is a tenant or a subtenant, in each case free and clear of all Liens and defects in title, other than Permitted Liens. Neither PharmAthene nor any Subsidiary of PharmAthene is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect. To the knowledge of PharmAthene, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect. Each Real Property Lease is a valid and binding obligation of PharmAthene or the Subsidiary of PharmAthene which is party thereto and, to the knowledge of PharmAthene, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)          PharmAthene’s public filings described in the preamble to this Article IV set forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which PharmAthene or a Subsidiary of PharmAthene is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “PharmAthene Real Property Subleases”). Neither PharmAthene nor any Subsidiary of PharmAthene is in breach of or default under the terms of any PharmAthene Real Property Sublease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect. To the knowledge of PharmAthene, no other party to any PharmAthene Real Property Sublease is in breach of or default under the terms of any PharmAthene Real Property Sublease except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect. Each PharmAthene Real Property Sublease is a valid and binding obligation of PharmAthene or the Subsidiary of PharmAthene which is party thereto and, to the knowledge of PharmAthene, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17         Takeover Statutes. Assuming that neither Theraclone nor any of its “affiliates” or “associates” (as defined in section 203 of the DGCL) has been an “interested stockholder” (as defined in section 203 of the DGCL) at any time within three years prior to the date hereof, none of section 203 of the DGCL, any other state anti-takeover statute or regulation, or any takeover-related provision in the PharmAthene Certificate of Incorporation or PharmAthene Bylaws would prohibit or restrict the ability of PharmAthene to consummate the Merger or of the PharmAthene stockholders party to the PharmAthene Voting Agreement to perform their respective obligations thereunder.

Section 4.18         Material Contracts.

(a)          Except as disclosed in Section 4.18 of the PharmAthene Disclosure Schedule, and except for this Agreement, neither PharmAthene nor any of its Subsidiaries is bound by any contract, arrangement, commitment or understanding:

(i)          that constitutes a partnership, joint venture, technology sharing or similar agreement between PharmAthene or any of its Subsidiaries and any other person;

(ii)         with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of $100,000 or more in any 12 month period, other than those that are terminable by PharmAthene or any of its Subsidiaries on no more than 30 days’ notice without penalty;

(iii)        that limits the ability of PharmAthene or any of its Subsidiaries to compete or enter into in any line of business, in any geographic area or with any person, in each case, which limitation or requirement would reasonably be expected to be material to PharmAthene and its Subsidiaries taken as a whole;

(iv)        with or to a labor union, works council or guild (including any collective bargaining agreement or similar agreement);

(v)         relating to the use or right to use Intellectual Property, including any license or royalty agreements, other than an agreement entered into in the ordinary course of business and that is not material to PharmAthene;

(vi)        that provides for indemnification by PharmAthene to any person, other than an agreement entered into in the ordinary course of business and that is not material to PharmAthene;

(vii)       between PharmAthene or any of its Subsidiaries and any current or former director or officer of PharmAthene or any of its Subsidiaries, or any affiliate of any such person (other than an PharmAthene Benefit Plan);

(viii)      with respect to (A) Indebtedness, (B) any capital lease obligations to any person other than PharmAthene or any of its Subsidiaries, (C) any obligations to any person other than PharmAthene or any of its Subsidiaries in respect of letters of credit and bankers’ acceptances, (D) any indebtedness to any person other than PharmAthene or any of its Subsidiaries under interest rate swap, hedging or similar agreements, (E) any obligations to pay to any person other than PharmAthene or any of its Subsidiaries the deferred purchase price of property or services, (F) indebtedness secured by any Lien on any property owned by PharmAthene or any of its Subsidiaries even though the obligor has not assumed or otherwise become liable for the payment thereof, or (G) any guaranty of any such obligations described in clauses (A) through (F) of any person other than PharmAthene or any of its Subsidiaries, in each case, having an outstanding amount in excess of $100,000 individually or $250,000 in the aggregate;

(ix)         that is material to PharmAthene or that contains any so called “most favored nation” provision or similar provisions requiring PharmAthene to offer to a person any terms or conditions that are at least as favorable as those offered to one or more other persons;

(x)          pursuant to which any agent, sales representative, distributor or other third party markets or sells any PharmAthene Product;

(xi)         pursuant to which PharmAthene or any Subsidiary is a party granting rights of first refusal, rights of first offer or similar rights to acquire any business or assets of the PharmAthene or any Subsidiary;

(xii)        relating to the purchase or sale of assets outside the ordinary course of business of PharmAthene;

(xiii)       relating to the issuance of any securities of PharmAthene or any Subsidiary;

(xiv)      pursuant to which any material asset of PharmAthene or any of its Subsidiaries is leased;

(xv)       relates to the purchase of (A) any equipment entered into since December 31, 2012 and (B) any materials, supplies, or inventory since December 31, 2012, other than any agreement which, together with any other related agreement, involves the expenditure by the PharmAthene of less than $100,000;

(xvi)      that represents a purchase order with any supplier for the purchase of inventory items in an amount in excess of $100,000 of materials;

(xvii)     pursuant to which PharmAthene or any Subsidiary is a party and having a remaining term of more than one (1) year after the date hereof or involving a remaining amount payable thereunder (either to or from PharmAthene) as of the date hereof, of at least $100,000;

(xviii)    that involves the payment of $250,000 or more in any 12-month period after the date hereof; or

(xix)       that would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement.

PharmAthene has previously made available to PharmAthene or its representatives complete and accurate copies of each Contract of the type described in this Section 4.18(a) (collectively referred to herein as “PharmAthene Material Contracts”).

(b)          All of the PharmAthene Material Contracts were entered into at arms’ length in the ordinary course of business and are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms. Neither PharmAthene nor any of its Subsidiaries has given or received a notice of cancellation or termination under any PharmAthene Material Contract, or has, or is alleged to have, and to the knowledge of PharmAthene, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any PharmAthene Material Contract.

(c)          Neither PharmAthene nor any Subsidiary of PharmAthene is in breach of or default under the terms of any PharmAthene Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect. To the knowledge of PharmAthene, no other party to any PharmAthene Material Contract is in breach of or default under the terms of any PharmAthene Material Contract except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect. Each PharmAthene Material Contract is a valid and binding obligation of PharmAthene or the Subsidiary of PharmAthene which is party thereto and, to the knowledge of PharmAthene, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.19         Insurance. PharmAthene and its Subsidiaries own or hold policies of insurance in amounts that PharmAthene has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (i) applicable Law and (ii) all PharmAthene Material Contracts to which PharmAthene or any of its Subsidiaries are parties or are otherwise bound.

Section 4.20         Affiliate Transactions. There are no transactions, agreements or arrangements between (i) PharmAthene or any of its Subsidiaries on the one hand, and (ii) any director, executive officer or affiliate of PharmAthene (other than any of its Subsidiaries) or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (such transactions referred to herein as “PharmAthene Affiliate Transactions”).

Section 4.21         Food And Drug Administration Matters.

(a)          PharmAthene and its Subsidiaries are not in violation of the FDCA, the PHSA, or the Drug Laws applicable to their activities, including those relating to GLP, good clinical practices, adverse event reporting, good manufacturing practices, recordkeeping, user fees, clinical trial registries, and filing of reports, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a PharmAthene Material Adverse Effect. PharmAthene and its Subsidiaries have not received any written notice or other written communication from the FDA or any other Governmental Entity alleging any violation of any Drug Law, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law related to product quality, including “Good Manufacturing Practice,” “Good Laboratory Practice,” and “Good Clinical Practice” as those terms are defined by the FDA and in all applicable Drug Laws, by PharmAthene or any of its Subsidiaries relating to any activity that is subject to Drug Laws. Neither PharmAthene nor any of its Subsidiaries, nor, to the knowledge of PharmAthene, any third party acting on behalf of PharmAthene, has received any (i) notices of inspectional observations (including those recorded on form FDA 483), warning letters, untitled letters from the FDA or any other Governmental Entity, (ii) notice of any intention to conduct an investigation or review from the FDA or any other Governmental Entity, or (iii) other written documents issued by the FDA or any other Governmental Entity that indicate lack of compliance with any Drug Law by PharmAthene or its Subsidiaries or by persons who are otherwise performing services for the benefit of PharmAthene or its Subsidiaries. To PharmAthene’s knowledge, no third party acting on behalf of PharmAthene is subject to any regulatory restriction that would affect the development of PharmAthene products.

(b)          PharmAthene and its Subsidiaries have all Authorizations from Governmental Entities that are material to the conduct of the business of PharmAthene and its Subsidiaries, taken as a whole, as currently conducted, and such Authorizations are in full force and effect in all material respects. PharmAthene and its Subsidiaries have filed all material reports, notifications and filings with, and have paid all material regulatory fees to, the applicable Governmental Entity necessary to maintain all of such Authorizations in full force and effect. PharmAthene and its Subsidiaries are, and have been, in compliance in all material respects with the terms of all Authorizations. Neither PharmAthene nor its Subsidiaries have received written notice to the effect that a Governmental Entity was or is considering the amendment, termination, revocation or cancellation of any Authorization. The consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, will not cause the amendment, termination, revocation or cancellation of any material Authorization.

(c)          All preclinical tests performed in connection with or as the basis for any submission to the FDA or other comparable Governmental Entity submitted by PharmAthene or its Subsidiaries or that PharmAthene or its Subsidiaries anticipate will be submitted to the FDA or other comparable Governmental Entity either (i) have been conducted in accordance, in all material respects, with applicable GLP requirements, including those contained in 21 C.F.R. Part 58 or (ii) involved experimental research techniques that were not required to be performed by a registered GLP testing laboratory (with appropriate notice being given to FDA or the applicable Governmental Entity, if required), but employed procedures and controls generally used by qualified experts in the conduct of preclinical studies.

(d)          None of PharmAthene’s product candidates (“PharmAthene Products”) have received marketing approval from any Governmental Entity. All human clinical trials to the extent conducted by PharmAthene, its Subsidiaries, or to the knowledge of PharmAthene, by a third party on behalf of PharmAthene or its Subsidiaries, have been and are being conducted in compliance with all applicable requirements of “Good Clinical Practice,” “Informed Consent” and, “Institutional Review Boards,” as those terms are defined by the FDA and in all applicable Drug Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all applicable comparable foreign Drug Laws, except for such failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a PharmAthene Material Adverse Effect. Neither PharmAthene, its Subsidiaries, nor to the knowledge of PharmAthene, anyone acting on behalf of PharmAthene, has received any written notice that the FDA or any other Governmental Entity or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND (or foreign equivalent thereto) sponsored by PharmAthene or its Subsidiaries, or otherwise restrict the preclinical research on or clinical study of any PharmAthene Product.

(e)          All clinical trials conducted by or on behalf of PharmAthene or its Subsidiaries and the results of all such clinical trials have been registered and disclosed in all material respects in accordance with all applicable Drug Laws. PharmAthene and its Subsidiaries have filed all annual and periodic reports, amendments and IND Safety Reports required for any PharmAthene Product required to be made to the FDA or any other Governmental Entity, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a PharmAthene Material Adverse Effect.

(f)           All manufacturing operations conducted by PharmAthene, its Subsidiaries, or, to the knowledge of PharmAthene, for the benefit of, PharmAthene or its Subsidiaries with respect to PharmAthene Products have been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practices as that term is defined by the FDA and in all applicable Drug Laws, and to the knowledge of PharmAthene, there are no material quality control or assurance issues with respect thereto.

(g)          There are no proceedings pending or, to the knowledge of PharmAthene, threatened against PharmAthene or its Subsidiaries with respect to (i) a violation by PharmAthene or its Subsidiaries of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of PharmAthene or its Subsidiaries.

(h)          PharmAthene has provided or made available to Theraclone reports of all material preclinical and material clinical studies and trials conducted by PharmAthene, regarding the efficacy and safety of SparVaxTM and Valortim, going back five years for SparVaxTM and two years for Valortim®, and its Subsidiaries or by a third party on behalf of PharmAthene or its Subsidiaries regarding the efficacy and safety of any of its product candidates.

(i)          PharmAthene has delivered or made available to Theraclone all material correspondence and material meeting minutes received from or sent to the FDA and any other similar Governmental Entity, and all material written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Entity, relating to any PharmAthene Product or to compliance with any Drug Law, including any and all notices of inspectional observations, and any other documents received by PharmAthene and its Subsidiaries from the FDA or comparable foreign Governmental Entities which bear in any material way on PharmAthene’s and its Subsidiaries’ compliance with regulatory requirements of the FDA or comparable foreign Governmental Entities, or on the likelihood or timing of approval of any PharmAthene Product.

(j)          None of PharmAthene, its Subsidiaries, or any officer, employee or, to the knowledge of PharmAthene, agent of PharmAthene or its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither PharmAthene, its Subsidiaries, nor, to the knowledge of PharmAthene, any officer, employee or agent of PharmAthene or its Subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. 335a or any similar state or federal Law or similar Law of a country other than the United States or (ii) exclusion from participating in the federal health care programs under 1128 of the Social Security Act or any similar state or federal Law or similar Law of a country other than the United States.

Section 4.22         Government Contracts.

(a)          PharmAthene has delivered or made available to Theraclone complete and accurate copies of all PharmAthene Government Contracts. Each of the PharmAthene Government Contracts is valid, binding and in full force and effect, has been awarded to or novated to PharmAthene, and is enforceable in accordance with its terms by PharmAthene subject to the Governmental Entity’s rights, including its right to terminate each such PharmAthene Government Contract for the convenience of the Governmental Entity. For the purposes of this Agreement, “PharmAthene Government Contract” means any Government Contract of PharmAthene or any of its Subsidiaries, the period of performance of which has not yet expired or terminated, or expired or terminated since January 1, 2008, or for which final payment has not yet been received or has been received since January 1, 2008. Notwithstanding the foregoing definition, “PharmAthene Government Contracts” do not include contracts with all of the following characteristics: (i) no longer in effect, (ii) relate to products no longer offered by PharmAthene and which PharmAthene has no intent to further pursue, and (iii) no existing funding or proposal by PharmAthene for funding.

(b)          PharmAthene and its Subsidiaries have complied in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Service Contract Act, the Procurement Integrity Act, the False Claims Act, the Buy American Act, the Trade Agreements Act, Executive Order No. 11246 and related regulations, the Truth in Negotiations Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation, where and as applicable to each of the PharmAthene Government Contracts or to bids or proposals for Government Contracts submitted since January 1, 2008. The representations and certifications made by PharmAthene or its Subsidiaries with respect to such Government Contracts were accurate in all material respects as of their effective date and, to the extent that any such certifications are on-going, PharmAthene and its Subsidiaries have complied with all such certifications in all material respects. Except as set forth in Section 4.22(c) of the PharmAthene Disclosure Schedule, no annual past performance evaluation received by PharmAthene or its Subsidiaries, if any, with respect to any such PharmAthene Government Contract has set forth a default or other material failure to perform thereunder or termination thereof, or assigned a rating of less than satisfactory.

(c)          With respect to the PharmAthene Government Contracts, no Governmental Entity, prime contractor or higher-tier subcontractor under a Government Contract or any other person has notified PharmAthene or any of its Subsidiaries in writing of any actual or alleged material violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification by PharmAthene or any of its Subsidiaries that would be reasonably expected to materially affect payments under any PharmAthene Government Contracts or materially adversely affect the award of Government Contracts to PharmAthene or any of its Subsidiaries in the future. Neither PharmAthene nor any of its Subsidiaries has received any written show cause, cure, deficiency, default or similar notice relating to any PharmAthene Government Contracts; and, except as set forth in Section 4.22(c) of the PharmAthene Disclosure Schedule, neither PharmAthene nor any of its Subsidiaries have received any written notice terminating in whole or in part any of the PharmAthene Government Contracts for convenience or default or indicating an intent to terminate in whole or in part any of the PharmAthene Government Contracts for convenience or default, or declining to exercise an option to continue performance for a subsequent period.

(d)          PharmAthene and its Subsidiaries have not received any written or, to the knowledge of PharmAthene, oral, notice of any outstanding protests challenging the award of any PharmAthene Government Contract, or Claims (as the term “Claim” is defined in FAR 2.101), or contract Disputes (as the term “Disputes” is used in the Contract Disputes Act of 1978, as amended, 41 U.S.C. 601 et. seq.) to which PharmAthene or its Subsidiaries is a party (i) arising under or relating to the PharmAthene Government Contracts and involving either a Governmental Entity, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (ii) arising under or relating to any PharmAthene Government Contract under the Contract Disputes Act.

(e)          Neither PharmAthene, its Subsidiaries, nor their respective Principals (as defined at FAR 52.209-5), nor to the knowledge of PharmAthene, their respective employees have ever been, or are now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, nor is there any circumstance that would require an affirmative certification under FAR 52.209-5. PharmAthene and its Subsidiaries have not received written notice of the commencement of any suspension or debarment actions with respect to PharmAthene or any of its Subsidiaries, or any of their respective Principals or employees, nor, to the knowledge of PharmAthene, has a Governmental Entity threatened to initiate a suspension or debarment action against PharmAthene or its Subsidiaries or any of their officers or employees. PharmAthene and its Subsidiaries have not received a negative determination of responsibility issued by a Governmental Entity against PharmAthene or its Subsidiaries since January 1, 2008 with respect to any quotation, bid or proposal for a Government Contract submitted by PharmAthene or its Subsidiaries.

(f)          Since July 1, 2011, (i) except for non-material amounts in the ordinary business, no amount of money due to PharmAthene or any of its Subsidiaries pertaining to any PharmAthene Government Contract has been withheld or set off, nor has any claim been made against PharmAthene or any of its Subsidiaries with respect to such amounts; (ii) no PharmAthene Government Contract or task order has been performed at a loss, and no facts or circumstances currently exist that would reasonably be expected to cause PharmAthene or any of its Subsidiaries to incur a loss on any PharmAthene Government Contract or task order; (iii)  except for non-material amounts in the ordinary course of business, no cost incurred by PharmAthene or its Subsidiaries pertaining to any PharmAthene Government Contract has been formally questioned, challenged or disallowed, or to the knowledge of PharmAthene, is the subject of any investigation other than pursuant to a routine audit by a Governmental Entity, and, except for non-material amounts in the ordinary course of business, neither PharmAthene nor any of its Subsidiaries has received any written notice challenging, questioning, proposing for disallowance, or disallowing any costs with respect to any PharmAthene Government Contract that resulted in or may result in (x) repayment of amounts by PharmAthene or any of its Subsidiaries to any of its customers or (y) reductions in amounts that would otherwise reasonably have been expected to be paid to PharmAthene or any of its Subsidiaries by any of its customers pursuant to a PharmAthene Government Contract; and (iv) PharmAthene and its Subsidiaries’ cost accounting systems have complied in all material respects with applicable Cost Accounting Standards (as defined in FAR Chapter 99).

(g)          PharmAthene and its Subsidiaries have submitted to the responsible Governmental Entity all forward pricing indirect cost rates to be bid, billed, and charged under PharmAthene Government Contracts for the years prior to and including the fiscal year 2013 and incurred cost submissions with respect to cost reimbursable contracts for the years prior to and including the 2012 fiscal year. Within the past three years, no costs have been disallowed as expressly unallowable costs subject to penalties under FAR § 31.110 and § 42.709.

(h)          Neither PharmAthene nor any of its Subsidiaries have performed any activities under PharmAthene Government Contracts, nor do any of them have any other relationship with any other person that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto, and there is no organizational conflict of interest mitigation plan in effect that restricts the future business activities of PharmAthene or any of its Subsidiaries.

(i)          Since January 1, 2008, neither PharmAthene nor any of its Subsidiaries have made any voluntary or mandatory disclosure in writing to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract, and neither PharmAthene nor any of its Subsidiaries has failed to make any disclosure with respect to which such failure constitutes a ground for debarment.

(j)          PharmAthene and its Subsidiaries are not required to maintain and possess facility clearances granted by any Governmental Entity to perform the PharmAthene Government Contracts. PharmAthene and its Subsidiaries are not required to employ employees with personal security clearances to perform such PharmAthene Government Contracts.

(k)          To the knowledge of PharmAthene, none of PharmAthene’s or its Subsidiaries’ employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of PharmAthene’s business.

Section 4.23         Subsidiaries. Section 4.23 of the PharmAthene Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of PharmAthene. Each Subsidiary of PharmAthene is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary and where the failure so to qualify would have a material effect on PharmAthene. All of the shares of capital stock of each of the Subsidiaries held by PharmAthene or by another PharmAthene Subsidiary are fully paid and non-assessable and are owned by PharmAthene or a Subsidiary of PharmAthene free and clear of any material Lien, except for PharmAthene Permitted Liens. Except for the Subsidiaries set forth in Section 4.23 of the PharmAthene Disclosure Schedule, PharmAthene neither directly nor indirectly, (a) owns or otherwise controls, (b) has agreed to purchase or otherwise acquire or (c) holds any interest convertible into or exchangeable for, any capital stock or other equity interest of any other corporation, partnership, joint venture or other business association or entity.

Section 4.24         Vote of PharmAthene Stockholders. Except for the approval (“PharmAthene Stockholder Approval”) by the vote of holders of a majority of the outstanding shares of PharmAthene Common Stock in favor of (a) the issuance of the aggregate Merger Consideration, (b) the election of the PharmAthene Board Designees and the Theraclone Board Designees, (c) the amendment to the PharmAthene certificate of incorporation (“PharmAthene Charter Amendment”) in the form attached hereto as Exhibit 5, and (d) the compensation payable to certain PharmAthene executives in connection with the Merger to the extent required by Rule 14a-21 under the Exchange Act (the matters in clauses (a), (b), (c), and (d) collectively, the “PharmAthene Stockholder Approval Matters”), no vote of the stockholders of PharmAthene or the holders of any other securities of PharmAthene (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of PharmAthene to consummate the transactions contemplated hereby.

Section 4.25         Finders or Brokers. Except as set forth in Section 4.25 of the Disclosure Schedule, neither PharmAthene nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

Section 4.26         Disclosure. No representation or warranty or other statement made by PharmAthene or Merger Sub in this Agreement, the PharmAthene Disclosure Schedule, the certificates delivered pursuant to Section 7.2(d) or otherwise in connection with the transactions contemplated herein contains any untrue statement or, to PharmAthene’s knowledge, omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE V

INDEMNIFICATION

Section 5.1           Indemnification by Theraclone Stockholders. Subject to the terms and conditions set forth herein, each of the Theraclone Stockholders, solely from the Escrow Account and subject to the limitations set forth in Section 5.4 below, severally and not jointly, will indemnify and hold harmless PharmAthene and its directors, officers, stockholders, employees, agents, subsidiaries and affiliates (the “PharmAthene Indemnified Persons”), and will reimburse the PharmAthene Indemnified Persons for, any loss, liability, damage or expense, including reasonable out-of-pocket costs of investigation and defense of claims and reasonable attorneys’ fees and expenses (collectively, “Losses”) incurred by the PharmAthene Indemnified Persons arising or resulting from or in connection with any of the following:

(a)          any breach of any representation or warranty made by Theraclone in Article III of this Agreement; or

(b)          any breach of any covenant or agreement of Theraclone in Article VI of this Agreement.

All claims for indemnification under this Section 5.1 shall be administered by PharmAthene for itself and on behalf of all other PharmAthene Indemnified Persons. For purposes of this Article V, notwithstanding anything to the contrary contained herein, Losses shall not include, and no PharmAthene Indemnified Person shall be compensated or reduce the consideration payable hereunder for, any consequential damages of any PharmAthene Indemnified Person to the extent not reasonably foreseeable or any special, incidental or punitive damages of any PharmAthene Indemnified Person, but Losses shall include, and PharmAthene Indemnified Persons shall be compensated for, any consequential, special, incidental or punitive damages included in a claim asserted by any person who is not a PharmAthene Indemnified Person.

Section 5.2           No Indemnification by PharmAthene or the Surviving Subsidiary. Neither PharmAthene nor the Surviving Subsidiary shall have any obligation to indemnify the Theraclone Stockholders for any breach of any representation or warranty made by, or any covenant or agreement of, PharmAthene or the Merger Sub in this Agreement.

Section 5.3           Indemnification Limitation – Survival.

(a)          All representations and warranties of Theraclone contained in this Agreement shall survive the Closing and shall continue in full force and effect until the date that is nine (9) months after the Closing Date (the “Indemnity Period”). All covenants and other obligations of Theraclone contained in this Agreement shall expire at the Closing, except those covenants or obligations that explicitly survive the Closing, which covenants and obligations shall continue in full force and effect until the earlier of such time as (i) such covenants or obligations expire, (ii) such covenants or obligations are fully performed and satisfied, or (iii) the expiration of the statute of limitations with respect to such covenants or obligations, in each case in accordance with the respective terms of such covenants and obligations set forth in this Agreement. The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit, or other investigation conducted by PharmAthene with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warrant, covenant or obligation, unless PharmAthene had such knowledge at the time of Closing.

(b)          None of the representations, warranties, covenants, or agreements of PharmAthene or Merger Sub in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

Section 5.4           Indemnification Limitation – Deductible and Cap.

(a)          No Theraclone Stockholder shall have any obligation to indemnify the PharmAthene Indemnified Persons under Section 5.1(a), and no such indemnification claims shall be brought against any Theraclone Stockholder, absent fraud or willful misconduct of Theraclone, unless the total of all such Losses for all claims for indemnification made by the PharmAthene Indemnified Persons under Section 5.1(a) exceeds $1,000,000 in the aggregate, in which event the Theraclone Stockholders shall be liable for all such Losses from the first dollar above $1,000,000 (the “Deductible”).

(b)          No Theraclone Stockholder shall have any obligation to indemnify the PharmAthene Indemnified Persons under Section 5.1(a), and no such indemnification claims shall be brought against any Theraclone Stockholder, absent fraud or willful misconduct of Theraclone, for an amount of Losses incurred by the PharmAthene Indemnified Persons in excess of such Theraclone Stockholder’s Pro Rata Share of the Escrow Shares (such aggregate amount, the “Indemnification Cap”). It is understood and agreed by the parties that recourse by the PharmAthene Indemnified Persons to the Escrow Fund shall constitute the sole and exclusive remedy of the PharmAthene Indemnified Persons for all Losses (other than for fraud or willful misconduct of Theraclone) that are to be indemnified by the Theraclone Stockholders hereunder.

Section 5.5           Indemnity Escrow; Distribution from Indemnity Escrow.

(a)          Indemnity Escrow. To secure each Theraclone Stockholders’ performance of its indemnity obligations under this ARTICLE V, and pursuant to Section 2.1(a), on the Closing Date, PharmAthene shall deliver to Citibank, N.A. (the “Escrow Agent”) the Escrow Shares, which shall be held by the Escrow Agent in one escrow account (the “Escrow Fund”) established with the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. The Escrow Agreement shall have a term lasting until the later of (i) the end of the Indemnity Period and (ii) such time that all claims arising in connection with the Escrow Fund prior to the expiration of the Indemnity Period have been fully resolved. The fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne by PharmAthene. Any reduction in, or claim against, the Escrow Shares pursuant to this Agreement shall be made on a pro rata basis among all Theraclone Stockholders based on their Pro Rata Share.

(b)          Distribution from Escrow.

(i)          As soon as reasonably practicable (but in any event within ten (10) business days) following the expiration of the Indemnity Period, the Escrow Agent shall release to the Theraclone Stockholders, at their respective addresses and in accordance with their respective Pro Rata Shares, the Escrow Dividends (as defined below) and all of the remaining Escrow Shares, if any, in excess of (i) any Escrow Shares delivered by the Escrow Agent to PharmAthene Indemnified Persons in satisfaction of Losses incurred thereby and (ii) any amount of Escrow Shares that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Losses specified in any Third Party Claim Notice or other claim notice delivered to the Securityholders’ Representative before the expiration of the Indemnity Period. If any claims for Losses are unresolved, unsatisfied or disputed as of the expiration of the Indemnity Period, then the Escrow Agent shall retain possession of that number of Escrow Shares equal to the total maximum amount of Losses then being claimed by PharmAthene Indemnified Persons in all such unresolved, unsatisfied or disputed claims, and as soon as reasonably practicable (but in any event within ten (10) business days) following resolution of all such claims, Escrow Agent shall release to the Theraclone Stockholders, at their respective addresses and in accordance with their respective Pro Rata Shares of the Escrow Shares, all remaining Escrow Shares, if any, not required to satisfy such claims. Such releases of Escrow Dividends shall be made by check. If the number of Escrow Shares to be distributed to any Theraclone Stockholder is not evenly divisible by one, PharmAthene shall round to the nearest whole number.

(ii)         If it is determined under the terms of this Agreement or by mutual agreement of PharmAthene and the Securityholders’ Representative that Theraclone Stockholders have an obligation to indemnify a PharmAthene Indemnified Person for a claim pursuant to Section 5.1, then such PharmAthene Indemnified Person shall make such claim against the Escrow Fund in accordance with the terms and conditions of the applicable Escrow Agreement and any Losses for which such PharmAthene Indemnified Person is entitled to indemnification shall be recovered or paid from each Theraclone Stockholder’s Pro Rata Share of the applicable Escrow Fund in accordance with the terms of this Agreement and the applicable Escrow Agreement until the aggregate amount of such Losses are paid or until the applicable Escrow Fund has been depleted.

(c)          Distributions on Escrow Shares. Any dividends or distributions payable in shares of PharmAthene Stock or other equity securities or issued upon a stock split made in respect of any Escrow Shares shall be considered Escrow Shares hereunder. Cash dividends and any other dividends or distributions in kind on the Escrow Shares (“Escrow Dividends”) shall be distributed to the Theraclone Stockholders in accordance with their respective Pro Rata Shares within ten (10) business days following the expiration of the Indemnity Period.

(d)          Voting of Escrow Shares. The Theraclone Stockholders on whose behalf Escrow Shares are held by Escrow Agent shall be entitled to vote such shares. PharmAthene need not forward proxy information, annual or other reports or other information with respect to the Escrow Shares to the Theraclone Stockholders to the extent such documents or materials are otherwise furnished by PharmAthene with respect to other shares of PharmAthene Stock distributed to such holders pursuant to this Agreement.

(e)          No Transfer or Encumbrance. To the extent permitted by applicable law, no Escrow Shares, Escrow Dividends, or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by PharmAthene, any Theraclone Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of PharmAthene or any Theraclone Stockholder or used for any reason, prior to (i) in the case of PharmAthene, the retention of Escrow Shares in satisfaction of a resolved claim for Losses, or (ii) in the case of the Theraclone Stockholders with respect to any Escrow Shares or Escrow Dividends, the release by Escrow Agent to the Theraclone Stockholders of Escrow Shares and Escrow Dividends, in accordance with this Agreement, except that Theraclone Stockholders shall be entitled to assign their rights to the Escrow Shares, Escrow Dividends, by will, by the laws of intestacy or by other operation of law.

Section 5.6           Indemnification Procedures.

(a)          A PharmAthene Indemnified Person hereunder (the “Claiming Party”) shall give the Securityholders’ Representative prompt written notice of any claim of a third party during the Indemnity Period (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, within fifteen (15) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Securityholders’ Representative a reasonable opportunity to respond to such claim and, in any event, prior to the expiration of the Indemnity Period), together with a statement setting forth in reasonable detail the nature and basis of such Third Party Claim and providing copies of the relevant documents evidencing such Third Party Claim, the amount of the claim, and the basis for the indemnification sought (such notice, statement and documents together, the “Third Party Claim Notice”). The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Claiming Party with respect to such Third Party Claim. The failure to give a Third Party Claim Notice to the Securityholders’ Representative shall not relieve the Theraclone Stockholders of any liability hereunder unless the Theraclone Stockholders were prejudiced thereby under this Article V, and then only to the extent of such prejudice. The Securityholders’ Representative must provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim, or (ii) disputing the claim for indemnification against it (such notice, the “Indemnification Notice”). The Indemnification Notice must be provided by the Securityholders’ Representative to the Claiming Party within forty-five (45) days after receipt of the notice from the Claiming Party of the Third Party Claim (such period is referred to herein as the “Indemnification Notice Period”).

(b)          If the Securityholders’ Representative provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period stating that it assumes responsibility for the Third Party Claim, the Securityholders’ Representative shall have the right to assume and conduct the defense of such Third Party Claim at its own expense; provided, however, that the Claiming Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; and provided, further, that in the event that the interests of the Claiming Party and the Securityholders’ Representative are, or may reasonably become, in conflict with, or adverse to one another, with respect to such Third Party Claim, the Claiming Party may retain its own counsel at its own expense with respect to such Third Party Claim. In the event the Securityholders’ Representative assumes and conducts the defense on behalf of the Claiming Party, the Securityholders’ Representative shall, subject to Section 5.3, Section 5.4, and Section 5.5, as applicable, be deemed to acknowledge that it is responsible to the Claiming Party for any damages as a result of such Third Party Claim, and may settle such Third Party Claim, but shall not, without the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed), agree to any settlement that does not include a provision whereby the plaintiff or claimant in the Third Party Claim releases the Claiming Party from all liability with respect thereto or agree to any relief other than money damages (and a full release related thereto). If the Securityholders’ Representative does not assume the defense of such Third Party Claim in the manner provided above and does not dispute the claim for indemnification against it, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the matter in any manner the Claiming Party reasonably may deem appropriate; provided that any such settlement of such Third Party Claim must include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party and the Securityholders’ Representative from all liability with respect thereto; provided further that such Third Party Claim may not be settled without the consent of the Theraclone Secruityholders’ Representative (not to be unreasonably withheld or delayed); and provided further that the Securityholders’ Representative will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the event that a final judgment or order in favor of such third party in respect of such Third Party Claim is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, then subject to the limitations set forth in Section 5.3, Section 5.4, and Section 5.5, the Escrow Agent shall transfer to PharmAthene of a portion of the applicable Escrow Fund in an amount equal such liability.

(c)          In the event that the Securityholders’ Representative disputes the claim for indemnification against it with respect to such Third Party Claim, the Claiming Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim in any manner the Claiming Party may deem reasonably appropriate; provided that the Claiming Party shall not, without the consent of the Securityholders’ Representative, agree to any settlement that does not include a provision whereby the plaintiff or claimant of such Third Party Claim releases the Theraclone Stockholders’ from all liability with respect to such Third Party Claim; and provided further that such Third Party Claim may not be settled without the consent of the Theraclone Secruityholders’ Representative (not to be unreasonably withheld or delayed). If such dispute regarding the indemnification obligation of the Theraclone Stockholders with respect to such Third Party Claim has been finally resolved by a court or other tribunal of competent jurisdiction, or by mutual agreement of the Claiming Party and Securityholders’ Representative, to provide for indemnification by the Theraclone Stockholders’ of such Third Party Claim, subject to the provisions of Section 5.3, Section 5.4, and Section 5.5, the Escrow Agent shall within ten (10) days of the date of such resolution or agreement pay to the Claiming Party all damages paid or incurred by the Claiming Party in connection therewith by transferring to PharmAthene of a portion of the applicable Escrow Fund in an amount equal to such liability.

(d)          In the event any Claiming Party should have a claim against the Theraclone Stockholders for indemnification of Losses hereunder during the Indemnity Period (other than in connection with a Third Party Claim), such Claiming Party shall deliver prompt notice of such claim to (i) the Securityholders’ Representative within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Securityholders’ Representative a reasonable opportunity to respond to such claim and, in any event, prior to the expiration of the Indemnity Period) and (ii) to the Escrow Agent, stating (A) that the Claiming Party has paid or reserved the Losses and (B) in reasonable detail the nature and basis of such claim and providing copies of the relevant documents evidencing such claim, the amount of the claim, and the basis for the indemnification sought. Notwithstanding the foregoing, the failure of the Claiming Party to give such notice to the Securityholders’ Representative shall not relieve the Theraclone Stockholders of any liability hereunder unless the Theraclone Stockholders were prejudiced thereby under this Article V, and then only to the extent of such prejudice. If the Securityholders’ Representative notifies the Claiming Party that it does not dispute the claim described in such notice or fails to notify the Claiming Party within forty-five (45) days after delivery of such notice by the Claiming Party whether the Securityholders’ Representative disputes the claim described in such notice, the Loss in the amount specified in the Claiming Party’s notice shall be conclusively deemed a liability of the Theraclone Stockholders and, subject to the limitations set forth in this Article V, the Escrow Agent shall cause the transfer to PharmAthene of a portion of the applicable Escrow Fund in an amount equal to such liability. If the Securityholders’ Representative has timely disputed its liability with respect to such claim, the dispute shall be resolved by mutual agreement of the Claiming Party and Securityholders’ Representative, or in the absence of such agreement, by a court or other tribunal of competent jurisdiction. With respect to any such Loss, the Escrow Agent, on behalf of Theraclone Stockholders, shall transfer to PharmAthene a portion of the applicable Escrow Fund in an amount equal to such liability, no later than ten (10) days following the determination of the Theraclone Stockholders’ liability (whether such determination is made pursuant to the procedures set forth in this Section 5.6(d), by agreement between the Securityholders’ Representative and the Claiming Party or by final adjudication).

(e)          Any indemnity payment due and payable by Escrow Agent under this Agreement shall be net of (i) any insurance proceeds actually recovered or received by the Claiming Party or any of its respective affiliates. The Claiming Party agrees to use commercially reasonable efforts to pursue any claims for insurance with respect to the claims or Losses for which it is seeking indemnification hereunder, (ii) indemnity or contribution amounts actually received from third parties (net of applicable costs of recovery or collection thereof), (iii) the amount of any Tax refunds, credits or other reductions in Taxes actually received or realized or recognized by PharmAthene, its Affiliates or such PharmAthene Indemnified Person (“Tax Benefit”) to the extent attributable to the incurrence or payment of such Losses; and (iv) any Tax Benefit resulting from any payment which is made pursuant to this Agreement and which is treated as compensation for any Tax purpose. Except as otherwise provided in this Section 5.6(e), the existence of any insurance policies shall not affect the indemnification obligations of Theraclone Stockholders.

(f)          The Securityholders’ Representative shall act as the representative of Theraclone Stockholders for purposes of this Section 5.6 and as further described in Section 5.7.

Section 5.7           Securityholders’ Representative.

(a)          At the Closing, Steven Gillis, Ph.D. shall be constituted and appointed as the Securityholders’ Representative. For purposes of this Agreement, the term “Securityholders’ Representative” shall mean the agent for and on behalf of the Theraclone Stockholders to: (i) execute, as Securityholders’ Representative, this Agreement, the Escrow Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Theraclone Stockholder, to or from PharmAthene (on behalf of itself or any other PharmAthene Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated by hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Theraclone Stockholder individually); (ii) review, negotiate and agree to and authorize transfers to PharmAthene from the Escrow Fund in satisfaction of Losses incurred by PharmAthene (on behalf of itself or any other PharmAthene Indemnified Person) pursuant to Article V; (iii) object to such claims pursuant to Article V; (iv) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Theraclone Stockholder or necessary in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Theraclone Stockholders; (vi) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Theraclone Stockholders (other than with respect to the payment of the Merger Consideration) in accordance with the terms of this Agreement and in the manner provided herein; and (vii) take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance. The Theraclone Stockholders shall be bound by all actions taken and documents executed by the Securityholders’ Representative in connection with this Agreement.

(b)          The Securityholders’ Representative shall not be liable to any Theraclone Stockholders for any act done or omitted hereunder as the Securityholders’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Securityholders’ Representative shall serve as the Securityholders’ Representative without compensation; provided, that the Theraclone Stockholders shall severally indemnify the Securityholders’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Securityholders’ Representative. If not paid directly to the Securityholders’ Representative by the Theraclone Stockholders, such losses, liabilities or expenses may be recovered by the Securityholders’ Representative from the Escrow Fund otherwise distributable to the Theraclone Stockholders after the expiration of the Indemnity Period pursuant to the terms of this Agreement and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Theraclone Stockholders according to their respective Pro Rata Share.

(c)          Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Representative that is within the scope of the Securityholders’ Representative’s authority under Article V shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Theraclone Stockholders and shall be final, binding and conclusive upon each such Theraclone Stockholder.

(d)          The person serving as the Securityholders’ Representative may be replaced from time to time by the holders of at least majority in interest of the Escrow Shares held in the Escrow Fund upon not less than ten (10) days’ prior written notice to Theraclone. No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative shall receive no compensation for his services.

Section 5.8           Representations and Warranties. The representations and warranties of Theraclone contained in this Agreement constitute the sole and exclusive representations and warranties made by or on behalf of Theraclone in connection with the transactions contemplated by this Agreement, and PharmAthene understands, acknowledges and agrees that all other representations and warranties made by or on behalf of Theraclone of any kind or nature, express or implied, are specifically disclaimed by the Company.

Section 5.9           Exclusive Remedy. Except with respect to any Loss that is the result of fraud or willful misconduct on the part of Theraclone, PharmAthene agrees that from and after the Closing, PharmAthene Indemnified Persons’ sole and exclusive remedy with respect to any and all claims relating to breaches of covenants, representations and warranties of this Agreement shall be indemnification pursuant to this Article V; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a PharmAthene Indemnified Person may have pursuant to this Agreement.

Section 5.10         Subrogation. Upon making any indemnification payment under this Article V, the Theraclone Stockholders will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which such payment relates.

Section 5.11         Merger Consideration Adjustment. All indemnification payments made hereunder will be treated by all parties as adjustments to the Merger Consideration.

ARTICLE VI

CERTAIN AGREEMENTS

Section 6.1           Conduct of Business by Theraclone and by PharmAthene.

(a)          Subject to the terms of the Confidentiality Agreement which PharmAthene and Theraclone agree will continue in full force following the date of this Agreement, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by PharmAthene or Theraclone, as applicable, (iii) as may be required or expressly permitted by this Agreement or (iv) as set forth in Section 6.1 of the Theraclone Disclosure Schedule or Section 6.1 of the PharmAthene Disclosure Schedule, as applicable, each of PharmAthene (with respect to itself and its Subsidiaries) and Theraclone agrees that (A) the business of it and, with respect to PharmAthene, its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and, to the extent consistent therewith, (B) it shall use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b)          Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of PharmAthene (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 6.1 of the Theraclone Disclosure Schedule or as required by applicable Law, Theraclone shall not:

(i)          authorize, declare or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Theraclone);

(ii)         split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

(iii)        (A) other than grants to Theraclone employees in the ordinary course of business or to a new employee in a manner consistent with past practice, grant, or commit to grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Theraclone Common Shares, or other equity-based awards with respect to Theraclone Common Shares, under any equity incentive plan (including the Theraclone Stock Incentive Plan) or otherwise, or (B) except as required by applicable Law (including section 409A of the Code and regulations issued thereunder), (1) increase or commit to increase the compensation or other benefits payable or provided to Theraclone’s current or former directors, officers, employees, consultants, or independent contractors, (2) enter into or commit to enter into any employment, change of control, severance, retention, deferred compensation, indemnification, or similar agreement with any director, officer, employee, consultant, or independent contractor of Theraclone, other than (I) in the ordinary course of business with respect to a new employee in a manner consistent with past practice or (II) for employment agreements terminable on less than thirty (30) days’ notice without penalty or cost, including severance, or (3) except as permitted pursuant to clause (I) or (II) above or as required pursuant to the terms of any Theraclone Benefit Plan, establish, adopt, enter into, amend, become a party to, or commence participation in, or commit to establish, adopt, enter into, amend, become a party to, or commence participation in, any collective bargaining agreement, plan, trust, fund, policy, or arrangement, or Theraclone Benefit Plan (or any plan, arrangement, agreement, program, practice, or policy that would be a Theraclone Benefit Plan if it were in effect as of the date of this Agreement) for the benefit of any current or former directors, officers, employees, consultants, or independent contractors, or any of their beneficiaries;

(iv)        materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)         adopt any amendments to the Theraclone Certificate of Incorporation or the Theraclone Bylaws;

(vi)        issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Theraclone or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unvested Theraclone Stock Option, or cause to be vested any unvested Theraclone share-based award, under the Theraclone Stock Incentive Plan (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unvested Theraclone Stock Options or unvested Theraclone share-based awards outstanding on the date of this Agreement), other than (A) issuances of Theraclone Common Shares in respect of any exercise of Theraclone Stock Options and settlement of any Theraclone share-based awards or Theraclone Warrants outstanding on the date of this Agreement (in accordance with their respective terms), or that may be granted after the date of this Agreement as permitted under this Section 6.1(b), and (B) the sale of Theraclone Common Shares pursuant to the exercise of Theraclone Stock Options to purchase Theraclone Common Shares if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii)       directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than purchases or deemed acquisitions of Theraclone Common Shares in respect of the exercise price or tax withholding obligations relating to a Theraclone share-based award upon the net exercise or vesting of any such award in a manner consistent with past practice;

(viii)      incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate than such existing Indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of the Merger or (B) guarantees by Theraclone of Indebtedness for borrowed money of Theraclone, which Indebtedness for borrowed money is incurred in compliance with this Section 6.1(b).

(ix)         sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its properties or assets and except pursuant to existing agreements in effect prior to the execution of this Agreement and listed in Section 3.18 of the Theraclone Disclosure Schedule;

(x)          modify, amend, terminate or waive any rights under any Theraclone Material Contract or Real Property Lease, in any manner the effect of which is, individually or in the aggregate, materially adverse to Theraclone;

(xi)         enter into any Contract that would be a Theraclone Material Contract or Real Property Lease if in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice;

(xii)        acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

(xiii)       authorize or make any capital expenditures, other than (A) in accordance with Theraclone capital expenditures plan set forth as Section 6.1(b)(xiii) to the Theraclone Disclosure Schedule, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $250,000;

(xiv)      make any loans, advances or capital contributions to, or investments in, any person, in each case other than loans and advances to Theraclone;

(xv)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Theraclone Affiliate Transactions in any material respect;

(xvi)      abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property;

(xvii)     adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Theraclone;

(xviii)    (A) waive, settle, satisfy or compromise any actions, suits, arbitrations, mediations or proceedings, other than any such actions, suits, arbitrations, mediations or proceedings not in excess of $250,000 individually or in the aggregate, except for any actions, suits, arbitrations, mediations or proceedings where Theraclone is the plaintiff, in which case, Theraclone made waive, settle, satisfy or compromise, provided that any such waiver, settlement, satisfaction or compromise does not result in an obligation of Theraclone to pay money or have any other obligation to the counterparty as a result thereof, or (B) waive, settle, satisfy or compromise any pending or threatened actions, suits, arbitrations, mediations or proceedings arising out of or related to this Agreement or the transactions contemplated hereby; or

(xix)       agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c)          Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of Theraclone (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 6.1 of the PharmAthene Disclosure Schedule or as required by applicable Law, PharmAthene shall not, and shall not permit any of its Subsidiaries to:

(i)          authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of PharmAthene or its Subsidiaries), except for dividends by any wholly owned Subsidiary of PharmAthene to PharmAthene or to another wholly owned Subsidiary of PharmAthene;

(ii)         split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned direct or indirect Subsidiary of PharmAthene which remains a wholly owned direct or indirect Subsidiary after consummation of such transaction;

(iii)        (A) other than grants to PharmAthene employees in the ordinary course of business or to a new employee in a manner consistent with past practice, grant or commit to grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of PharmAthene Common Stock, or other equity-based awards with respect to PharmAthene Common Stock, under any equity incentive plan or otherwise, or (B) except as required by applicable Law (including section 409A of the Code and regulations issued thereunder), (1) increase or commit to increase the compensation or other benefits payable or provided to PharmAthene’s current or former directors, officers, employees, consultants, or independent contractors, (2) enter into or commit to enter into any employment, change of control, severance, retention, deferred compensation, indemnification, or similar agreement with any director, officer, employee, consultant, or independent contractor of PharmAthene, other than (I) in the ordinary course of business with respect to a new employee in a manner consistent with past practice or (II) for employment agreements terminable on less than thirty (30) days’ notice without penalty or cost, including severance, (3) add additional participants to or increase any benefits for existing participants in the severance plan adopted on May 9, 2012 and described in the PharmAthene proxy statement for the 2013 annual meeting of PharmAthene stockholders or (4) except as permitted pursuant to clause (I) or (II) above or as required pursuant to the terms of any PharmAthene Benefit Plan, establish, adopt, enter into, amend, become a party to, or commence participation in, or commit to establish, adopt, enter into, amend, become a party to, or commence participation in, any collective bargaining agreement, plan, trust, fund, policy, or arrangement, or PharmAthene Benefit Plan (or any plan, arrangement, agreement, program, practice, or policy that would be a PharmAthene Benefit Plan if it were in effect as of the date of this Agreement) for the benefit of any current or former directors, officers, employees, consultants, or independent contractors, or any of their beneficiaries;

(iv)        materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)         adopt any amendments to PharmAthene’s Certificate of Incorporation or PharmAthene’s Bylaws or similar applicable charter documents of PharmAthene or any of its Subsidiaries;

(vi)        except for transactions among PharmAthene and its wholly owned direct or indirect Subsidiaries or among PharmAthene’s wholly owned direct or indirect Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in PharmAthene or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unvested PharmAthene Stock Option, or cause to be vested any unvested PharmAthene share-based award, under the PharmAthene Stock Incentive Plan (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unvested PharmAthene Stock Options or unvested PharmAthene share-based awards outstanding on the date of this Agreement), other than (A) issuances of PharmAthene Common Shares in respect of any exercise of PharmAthene Stock Options and settlement of any PharmAthene share-based awards outstanding on the date of this Agreement (in accordance with their respective terms), or that may be granted after the date of this Agreement as permitted under this Section 6.1(c) and (B) the sale of PharmAthene Common Stock pursuant to the exercise of PharmAthene Stock Options to purchase PharmAthene Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii)       except for transactions among PharmAthene and its wholly owned Subsidiaries or among PharmAthene’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than purchases or deemed acquisitions of Common Shares in respect of the exercise price or tax withholding obligations relating to a PharmAthene share-based award upon the net exercise or vesting of any such award in a manner consistent with past practice;

(viii)      incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any intercompany Indebtedness for borrowed money among PharmAthene and its wholly owned Subsidiaries or among PharmAthene wholly owned Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate than such existing Indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of the Merger or (C) guarantees by PharmAthene or one of its Subsidiaries of Indebtedness for borrowed money of PharmAthene or any of its Subsidiaries, which Indebtedness for borrowed money is incurred in compliance with this Section 6.1(c);

(ix)         except for transactions among PharmAthene and its wholly owned Subsidiaries or among PharmAthene’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries and except pursuant to existing agreements in effect prior to the execution of this Agreement and listed in Section 4.18 of the PharmAthene Disclosure Schedule;

(x)          modify, amend, terminate or waive any rights under any PharmAthene Material Contract or Real Property Lease, in any manner the effect of which is, individually or in the aggregate, materially adverse to PharmAthene and its Subsidiaries taken as a whole;

(xi)         enter into any Contract that would be a PharmAthene Material Contract or Real Property Lease if in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice;

(xii)        acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

(xiii)       authorize or make any capital expenditures, other than (A) in accordance with PharmAthene capital expenditures plan set forth as Section 6.1(c)(xiii) of the PharmAthene Disclosure Schedule, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $250,000;

(xiv)      make any loans, advances or capital contributions to, or investments in, any person, in each case other than loans and advances to PharmAthene or a wholly owned Subsidiary of PharmAthene by a wholly owned Subsidiary of PharmAthene, or loans, advances, capital contributions to, or investments in, a wholly owned Subsidiary of PharmAthene;

(xv)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any PharmAthene Affiliate Transaction in any material respect;

(xvi)      abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property;

(xvii)     adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of PharmAthene, or any of its Subsidiaries (other than the Merger or a merger of two or more wholly owned Subsidiaries of PharmAthene);

(xviii)    (A) waive, settle, satisfy or compromise any actions, suits, arbitrations, mediations or proceedings, other than any such actions, suits, arbitrations, mediations or proceedings not in excess of $250,000 individually or in the aggregate, except for any actions, suits, arbitrations, mediations or proceedings where PharmAthene is the plaintiff, in which case, PharmAthene may waive, settle, satisfy or compromise, provided that any such waiver, settlement, satisfaction or compromise does not result in an obligation of PharmAthene to pay money or have any other obligation to the counterparty as a result thereof without restriction or (B) waive, settle, satisfy or compromise any pending or threatened action, suits, arbitrations, mediations or proceedings arising out of or related to this Agreement or the transactions contemplated hereby; or

(xix)       agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(d)          Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, PharmAthene and its Subsidiaries shall:

(i)          prepare and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“PharmAthene Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(ii)         consult with Theraclone with respect to all material closing agreements, issue resolution agreements and other agreements or confirmations to be executed or entered into or received by PharmAthene or any of its Subsidiaries with or from the IRS;

(iii)        fully and timely pay all material Taxes due and payable in respect of such PharmAthene Post-Signing Returns that are so filed, or for any such Taxes as to which there is a good faith dispute, provide for adequate reserves on the financial statements of PharmAthene;

(iv)        properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no PharmAthene Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;

(v)         promptly notify Theraclone of any material actions, suits, arbitrations, mediations or proceedings or audit pending or threatened against PharmAthene or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(vi)        not make (except in the ordinary course of business) or revoke any material election with regard to Taxes or file any material amended Tax Returns, without the prior written consent of Theraclone;

(vii)       not make (except in the ordinary course of business) any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements, without the prior written consent of Theraclone;

(viii)      terminate all Tax allocation, indemnification or sharing agreements to which PharmAthene or any of its Subsidiaries is a party such that there are no further liabilities thereunder (other than any such agreements solely among PharmAthene and any of its Subsidiaries); and

(ix)         maintain its existing listing on NYSE MKT LLC and file or furnish all forms, documents and reports required to be filed or furnished with the SEC, which forms, documents and reports shall comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of such forms, documents and reports shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)          Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Theraclone shall:

(i)          prepare and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Theraclone Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(ii)         consult with PharmAthene with respect to all material closing agreements, issue resolution agreements and other agreements or confirmations to be executed or entered into or received by Theraclone or any of its Subsidiaries with or from the IRS;

(iii)        fully and timely pay all material Taxes due and payable in respect of such Theraclone Post-Signing Returns that are so filed, or for any such Taxes as to which there is a good faith dispute, provide for adequate reserves on the financial statements of Theraclone;

(iv)        properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Theraclone Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;

(v)         promptly notify PharmAthene of any material actions, suits, arbitrations, mediations or proceedings or audit pending or threatened against Theraclone or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(vi)        not make (except in the ordinary course of business) or revoke any material election with regard to Taxes or file any material amended Tax Returns, without the prior written consent of PharmAthene;

(vii)       not make (except in the ordinary course of business) or any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements, without the prior written consent of PharmAthene; and

(viii)      terminate all Tax allocation, indemnification or sharing agreements to which Theraclone or any of its Subsidiaries is a party such that there are no further liabilities thereunder (other than any such agreements solely among Theraclone and any of its Subsidiaries).

(f)          Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Merger Sub shall not, without the prior written consent of Theraclone: (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities of Merger Sub, (ii) incur any obligations or liabilities or enter into any Contract other than in furtherance of the transactions contemplated hereby or (iii) authorize any of, or commit or agree to take, any of the foregoing actions.

Section 6.2           Investigation. Prior to the earlier of the Effective Time and the Termination Date, each of PharmAthene and Theraclone shall afford to the other party and to each of the other party’s officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources (and their advisors) and agents and other representatives (collectively, “Representatives”) reasonable access upon at least one Business Day’s prior notice during normal business hours to its (and its Subsidiaries’, if applicable) officers, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish the other party and their respective Representatives with financial, operating and other data and information as the other party may from time to time reasonably request. Without limiting the generality of any of the foregoing, until the earlier of the Effective Time and the Termination Date, each of PharmAthene and Theraclone shall promptly make available to the other party copies of:

(a)          the unaudited monthly consolidated balance sheets of such party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month, or such longer periods as the parties may mutually agree to in writing;

(b)          the unaudited quarterly consolidated balance sheets of such party as of the end of each calendar quarter and the related unaudited quarterly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar quarter, reviewed by such party’s independent auditor, which shall be delivered within forty days after the end of such calendar quarter, or such longer periods as the parties may mutually agree to in writing;

(c)          any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Entity on behalf of a party in connection with the Merger or any of the transaction contemplated hereby;

(d)          any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a party relating to any pending or threatened actions, suits, arbitrations, mediations or proceedings pending involving or affecting such party;

(e)          any material notice, report or other document received by a party from any Governmental Entity;

(f)          with respect to PharmAthene, (i) any quarterly report on Form 10-Q, annual report on Form 10-K, proxy statement, information statement or other similar document required to be filed or furnished with the SEC at least five days prior to the date of such filing and (ii) all current reports on Form 8-K to be filed or furnished with the SEC at least 24 hours prior to the date of such filing and, in each case, give Theraclone the opportunity to review and provide comments, which shall be reasonably considered by PharmAthene.

Notwithstanding the foregoing, neither party shall be required to afford such access to the extent it would unreasonably disrupt the operations of such party or any of such party’s Subsidiaries, would cause a violation of any agreement to which such party or any of such party’s Subsidiaries is a party (although each party shall use commercially reasonable efforts to obtain any necessary consent so that such violation would not occur), would cause a reasonable risk of a loss of a privilege to such party or any of such party’s Subsidiaries or would constitute a violation of any applicable Law, nor shall such party or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the other party or any of its Subsidiaries. The parties agree that no information discovered by any party or its Representatives in the course of any investigation pursuant to this Section 6.2 or otherwise shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party contained in this Agreement.

Section 6.3           No Solicitation.

(a)          Each of PharmAthene, its Subsidiaries and their respective Representatives will (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any PharmAthene Takeover Proposal and (ii) promptly (and in any event within one (1) Business Day after the date hereof) request the prompt return from all such Persons or cause the destruction of all copies of all information or data previously provided to such Persons by PharmAthene or its Representatives, as applicable, in accordance with the provisions of the confidentiality or non-disclosure agreement governing PharmAthene’s arrangements with such Person and shall deny access to any virtual data room containing any such information to any party (other than Theraclone and its Representatives). If any Representative of PharmAthene or any of its Subsidiaries, in his or her capacity as such, takes any action that PharmAthene is obligated not to authorize or permit such Representative to take, then such action shall be attributed to PharmAthene.

(b)          From the date of this Agreement until the earlier of the Effective Time and the Termination Date, PharmAthene shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any other Representative of, PharmAthene or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any inquiries concerning, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a PharmAthene Takeover Proposal, (ii) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any PharmAthene Takeover Proposal, (iii) provide any non-public information regarding PharmAthene or its Subsidiaries to any third party or engage in any negotiations or discussions in connection with any PharmAthene Takeover Proposal or otherwise knowingly cooperate with or assist or participate in or knowingly encourage any such negotiations or discussions, (iv) approve or recommend a PharmAthene Takeover Proposal, or resolve or authorize an intention to approve or recommend, or execute or enter into, any Acquisition Agreement, (v) submit to the stockholders of PharmAthene for their approval or adoption any PharmAthene Takeover Proposal, (vi) withdraw, rescind, qualify or modify, or propose publicly to withdraw, rescind, qualify or modify, in a manner adverse to Theraclone, the PharmAthene Recommendation or the approval by the PharmAthene Board of Directors or such committee of this Agreement or the Merger or resolve or authorize an intention to do any of the foregoing, (vii) if a tender offer or exchange offer for shares of capital stock of PharmAthene that constitutes an PharmAthene Takeover Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the stockholders of PharmAthene (taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of PharmAthene, shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement thereof or fail to reaffirm the PharmAthene Recommendation within four (4) Business Days after Theraclone so requests in writing, (viii) approve (by resolution of the PharmAthene Board of Directors, any committee thereof or otherwise), support, enter into or adopt or recommend to any holders of PharmAthene Shares, or propose any of the foregoing with respect to, any letter of intent or similar document, Contract, commitment or agreement in principle (whether written or oral, binding or nonbinding) that may reasonably be expected to cause PharmAthene to abandon, terminate or fail to consummate this Agreement or the transactions contemplated hereby or (ix) agree or publicly announce any intention to take any of the foregoing actions (any of the foregoing in clauses (i) through (ix), inclusive, a “PharmAthene Recommendation Withdrawal”); provided, that the PharmAthene Board of Directors may, at any time prior to Closing, (x) in response to an unsolicited, bona fide, written PharmAthene Superior Proposal that was made in circumstances not involving a breach of this Section 6.3 if the PharmAthene Board of Directors reasonably determines in good faith, after consultation with its outside counsel and its outside financial advisor, that failing to take the following action would be a breach of its fiduciary duties under applicable Law, (I) effect a PharmAthene Recommendation Withdrawal or (II) terminate this Agreement in accordance with Section 8.1(h) or (y) in the event that, after the date hereof, the Court of Chancery of the State of Delaware shall have rendered a substantive decision on the merits in that certain litigation matter between PharmAthene and SIGA Technologies, Inc., and, within twenty (20) business days after the entry of such decision, the PharmAthene Board of Directors determines, in its reasonable discretion, that, as a result of such decision, it can no longer consider the Merger a merger of equals (the “Transaction Event”), (I) effect a PharmAthene Recommendation Withdrawal or (II) terminate this Agreement in accordance with Section 8.1(h) (“Transaction Event Withdrawal”).

(c)          Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time prior to obtaining the PharmAthene Stockholder Approval and prior to the occurrence of a Transaction Event, (i) PharmAthene has received a bona fide written PharmAthene Takeover Proposal from a third party that did not result from a breach of this Section 6.3 that is conditioned on PharmAthene not entering into the Merger, and (ii) the PharmAthene Board of Directors reasonably determines in good faith, after consultation with its outside financial advisor and its outside counsel, that such PharmAthene Takeover Proposal constitutes or would reasonably be expected to result in a PharmAthene Superior Proposal then, if the PharmAthene Board of Directors determines in good faith, after consultation with its outside financial advisor and its outside counsel, that the failure to take the following action would be reasonably likely to result in a breach of the fiduciary duties of the PharmAthene Board of Directors under applicable Law, then PharmAthene or its Representatives may, subject to PharmAthene’s providing prior written notice to Theraclone of its decision to take such action and compliance by PharmAthene with this Section 6.3(c) and Section 6.3(d), (A) provide information regarding PharmAthene and its Subsidiaries to the person or persons making such PharmAthene Takeover Proposal and their respective Representatives and financing sources and (B) engage in negotiations or discussions with the person or persons making such PharmAthene Takeover Proposal and their respective Representatives and financing sources, subject, in each case, to (x) the person or persons making the PharmAthene Takeover Proposal entering into, or are otherwise being made subject to, an Acceptable PharmAthene Confidentiality Agreement (a copy of which shall promptly, and in any event within 24 hours following execution thereof, be provided to Theraclone) and (y) PharmAthene providing prior written notice to Theraclone of any non-public information provided to such person or persons making such PharmAthene Takeover Proposal or their respective Representatives or financing sources and concurrently with the delivery to such person (in the case of written information) or promptly (in the case of information delivered orally) deliver to Theraclone all such information that is non-public and that was not previously provided to Theraclone.

(d)          PharmAthene shall promptly (and in any event within one (1) Business Day) notify Theraclone in the event it receives a PharmAthene Takeover Proposal or any request or inquiry that could reasonably be expected to lead to a PharmAthene Takeover Proposal from any person or persons, including by notifying Theraclone of the identity of the person or persons making such PharmAthene Takeover Proposal, request or inquiry and the material terms and conditions thereof. PharmAthene shall inform Theraclone on a prompt and current basis (and in any event within one (1) Business Day) of the status and material details of any such request or inquiry, including any change in the material terms or conditions of a PharmAthene Takeover Proposal (it being understood that any change in the type, amount or quantity of the merger consideration shall be deemed to be a change in a material term) and promptly (and in any event within one (1) Business Day) provide Theraclone with copies of any written PharmAthene Takeover Proposals received by PharmAthene. Promptly upon determination by the PharmAthene Board of Directors that a PharmAthene Takeover Proposal constitutes a PharmAthene Superior Proposal in accordance with Section 6.3(d), PharmAthene shall deliver to Theraclone a written notice advising Theraclone that the PharmAthene Board of Directors has so determined, specifying the material terms and conditions of such PharmAthene Superior Proposal (including the terms of the consideration that the holders of PharmAthene Common Stock will receive per share of shares of PharmAthene Common Stock and including any written agreement providing for a PharmAthene Superior Proposal and the identity of the person or persons making such PharmAthene Superior Proposal). In addition, PharmAthene Board of Directors shall not make a PharmAthene Recommendation Withdrawal or terminate this Agreement for purposes of entering into an agreement with respect to an PharmAthene Superior Proposal unless (x) PharmAthene notifies Theraclone, in writing at least three (3) Business Days before taking such action, of its intention to do so in response to an offer, proposal or inquiry to enter into a PharmAthene Takeover Proposal that it has determined, after consultation with its outside financial advisor and its outside counsel, that such PharmAthene Takeover Proposal constitutes a PharmAthene Superior Proposal and attaching the most current version of any proposed agreement or a summary of all material terms of any such proposal and the identity of the offeror, (y) PharmAthene shall have, during such three (3) Business Day period, negotiated in good faith with Theraclone with respect to any changes to this Agreement that Theraclone shall have proposed and (z) Theraclone does not make, within three (3) Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of PharmAthene as such PharmAthene Superior Proposal, it being understood that PharmAthene shall not enter into any binding agreement with respect to such Superior Proposal during such three (3) Business Day period. If, following execution by the parties hereto of an amendment to this Agreement providing for revisions to the terms of the transactions as completed by this Agreement that obviate the need for a PharmAthene Recommendation Withdrawal in connection with a PharmAthene Superior Proposal, such PharmAthene Superior Proposal is revised (on one or more occasions), or PharmAthene receives a PharmAthene Superior Proposal from another person, then the provisions of this Section 6.3(d) shall be applicable with respect to each such PharmAthene Recommendation Withdrawal relating to any such amended or additional PharmAthene Superior Proposal.

(e)          Nothing contained in this Agreement shall prohibit PharmAthene or the PharmAthene Board of Directors from taking and disclosing to the stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to a tender or exchange offer by a third party only if the PharmAthene Board of Directors determines in good faith, after consultation with its outside financial advisor and its outside counsel, that failure to make such disclosure would be reasonably likely to result in a breach of the fiduciary duties of the PharmAthene Board of Directors under applicable Law; provided, however, that (i) in no event shall PharmAthene or the PharmAthene Board of Directors take, or agree or resolve to take, any action that would constitute a PharmAthene Recommendation Withdrawal other than in compliance with this Section 6.3 and (ii) any such position or disclosure in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d−9(f) under the Exchange Act, in each case that includes a reaffirmation of the PharmAthene Recommendation and a reaffirmation of the approval by the PharmAthene Board of Directors of the Merger and this Agreement and the transactions contemplated hereby and the actions taken in connection herewith, shall be deemed to be an PharmAthene Recommendation Withdrawal.

(f)          PharmAthene and its Affiliates shall not grant a waiver or release under any other standstill agreement in effect on the date hereof or amend, modify or grant permission under any provision thereof; provided that PharmAthene shall be permitted to grant a waiver or release under any other standstill agreement in effect on the date hereof solely to the extent necessary to permit the Person subject to such standstill agreement to make and engage in discussions with respect to, and negotiate, a PharmAthene Takeover Proposal that is conditioned on entering into mutually satisfactory definitive documentation with PharmAthene in response to an unsolicited, bona fide, written request from such Person that was made in circumstances not involving a breach of this Section 6.3, but only if the PharmAthene Board of Directors reasonably determines in good faith, after consultation with its outside financial advisor and its outside counsel, that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the PharmAthene Board of Directors under applicable Law. PharmAthene shall provide written notice to Theraclone of the waiver or release of any standstill by PharmAthene promptly (and in any event within 24 hours) following such waiver or release, which notice shall include the identity of the Person or group receiving the waiver or release.

Section 6.4           Filings; Other Actions.

(a)          Each of Theraclone, PharmAthene and Merger Sub shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, the parties hereto shall prepare and cause to be filed with the SEC the Proxy Statement and the Form S-4 Registration Statement, in which the Proxy Statement will be included as a prospectus; provided, however, that prior to the filing of the Proxy Statement and the Form S-4 Registration Statement, PharmAthene shall consult with Theraclone with respect to such filings and shall afford Theraclone and its Representatives reasonable opportunity to comment thereon. The parties hereto shall use reasonable best efforts to cause the Proxy Statement to be mailed to PharmAthene’s stockholders and Theraclone’s stockholders, all as promptly as reasonably practicable after the date on which the Form S-4 Registration Statement is declared effective under the Securities Act (the “S-4 Effective Date”). Theraclone shall provide PharmAthene with any information for inclusion in the Proxy Statement and the Form S-4 Registration Statement that may be required under applicable Law or that is reasonably requested by PharmAthene. PharmAthene shall notify Theraclone of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement, the Form S-4 Registration Statement or for additional information, and will promptly supply to Theraclone copies of all correspondence between PharmAthene or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 Registration Statement or the Merger. Each of Theraclone, PharmAthene and Merger Sub shall use reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement, the Form S-4 Registration Statement and any other required filings as promptly as practicable after receipt thereof. Each of Theraclone, PharmAthene and Merger Sub agree to correct any information provided by it for use in the Proxy Statement or the Form S-4 Registration Statement, which shall have become false or misleading in any material respect. Theraclone will promptly notify the PharmAthene if at any time prior to the PharmAthene Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Form S-4 Registration Statement. In such case, the parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to PharmAthene’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, each party shall consult with each other party with respect to such amendment or supplement and shall afford each such party and its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, no party shall have any obligation to notify the other parties of any matters to the extent that its board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to its stockholders under applicable Law.

(b)          PharmAthene shall include in the Proxy Statement the recommendation of PharmAthene’s board of directors that its stockholders approve an amendment to PharmAthene’s bylaws (the “PharmAthene Bylaw Amendment”) that provides that effective as of effective time of the appointment of Clifford J. Stocks as PharmAthene’s Chief Executive Officer and until the Board Change Date, Mr. Stocks may not be removed from such office, unless his removal is approved by at least sixty six and two-thirds percent (66 2/3%) of the then-serving members of the PharmAthene’s board of directors. At any time after the Resigning PharmAthene Board Designee Resignation Date, Mr. Stocks may be removed from the office of Chief Executive Officer of PharmAthene by at least a majority of the then-serving members of the PharmAthene’s board of directors. For purposes hereof, the “Board Change Date” means the earlier of (i) the second anniversary of the date hereof, and (ii) such time as there is a period longer than thirty (30) days in which less than five (5) of (A) the PharmAthene Board Designees or (B) any member of the PharmAthene board of directors who replaces any of the PharmAthene Board Designees and was nominated by the remaining PharmAthene Board Designees pursuant to the Board Composition Agreement are then incumbent on the PharmAthene board of directors.

(c)          Subject to the other provisions of this Agreement, not sooner than a reasonable period after the S-4 Effective Date, but prior to the PharmAthene Shareholder Meeting, promptly after the S-4 Effective Date, Theraclone shall take all action necessary in accordance with the DGCL and the Theraclone Certificate of Incorporation and Theraclone Bylaws to solicit approval by written consent from Theraclone’s stockholders for the purpose of obtaining the Theraclone Stockholder Approval (the “Theraclone Stockholder Written Consent”).

(d)          Subject to the other provisions of this Agreement, PharmAthene shall (i) take all action necessary in accordance with the DGCL and PharmAthene’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the PharmAthene Stockholder Approval (the “PharmAthene Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the S-4 Effective Date and holding the PharmAthene Meeting no later than 40 days after mailing the Proxy Statement, unless a later date is mutually agreed by Theraclone and by PharmAthene), (ii) include in the Proxy Statement the recommendation of PharmAthene’s board of directors that its stockholders grant the PharmAthene Stockholder Approval and (iii) use all reasonable best efforts to solicit from its stockholders proxies to secure the PharmAthene Stockholder Approval. PharmAthene shall, in its capacity as the sole stockholder of Merger Sub, approve this Agreement and the consummation of the transactions contemplated hereby.

Section 6.5           Benefit Plans.

(a)          With respect to any Theraclone Benefit Plan or PharmAthene Benefit Plan in which any employees and former employees of Theraclone (the “Participating Employees”) first become eligible to participate on or after the Effective Time, and in which such Participating Employees did not participate prior to the Effective Time (collectively, the “New Plans”), each Participating Employee shall, to the extent permitted by applicable law, receive full credit for the years of continuous service by such Participating Employee recognized by Theraclone prior to the Effective Time to the same extent as if it were service with PharmAthene for purposes of (1) satisfying the service requirements for eligibility to participate in each such New Plan, (2) vesting in any benefits under each such New Plan, and (3) calculating the level of benefits with respect to vacation, personal days off, severance benefits and any other welfare-type benefits with respect to which a Participating Employee may be eligible, where service is a factor in calculating benefits, provided that, none of the foregoing shall apply with respect to defined benefit pension plans benefit accrual or where such credit would result in a duplication of benefits. With respect to any New Plan that is a welfare benefit plan in which any Participating Employees first become eligible to participate on or after the Effective Time, and in which such Participating Employees did not participate prior to the Effective Time, subject to any applicable plan provisions, contractual requirements or laws, PharmAthene shall, (A) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements, waiting periods, any evidence of insurability requirements or pre-existing conditions would apply under the analogous Theraclone Benefit Plan or PharmAthene Benefit Plan in which any such Participating Employee was a participant or eligible to participate as of immediately prior to the Effective Time, and (B) give effect, in determining any deductibles, co-insurance or maximum out of pocket limitations, to amounts paid by such Participating Employees prior to the Effective Time under a Theraclone Benefit Plan or PharmAthene Benefit Plan in which any such Participating Employee was a participant as of immediately prior to the Effective Time (to the same extent that such credit was given under such Theraclone Benefit Plan or PharmAthene Benefit Plan prior to the Effective Time) in satisfying such requirements during the plan year in which the Effective Time occurs.

(b)          If requested by PharmAthene at least ten business days prior to the Closing Date, Theraclone shall take (or cause to be taken) all actions reasonably necessary pursuant to resolutions of the Theraclone Board of Directors necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any defined contribution Theraclone Benefit Plan that contains a cash or deferred arrangement, whether intended to qualify under section 401(k) of the Code or otherwise (a “Theraclone Defined Contribution Plan”). If Theraclone is required to terminate any Theraclone Defined Contribution Plan, then Theraclone shall provide to PharmAthene prior to the Closing Date written evidence of the adoption by the Theraclone Board of Directors of resolutions authorizing the termination of such Theraclone Defined Contribution Plan (the form and substance of which resolutions shall be subject to the prior reasonable review and approval of PharmAthene, which approval shall not be unreasonably withheld or delayed).

(c)          Nothing contained in this Section 6.5, express or implied, (1) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including without limitation, any Theraclone Benefit Plan or any PharmAthene Benefit Plan, (2) shall alter or limit the ability of any of PharmAthene, Merger Sub, Theraclone, the Surviving Subsidiary, or, with respect to PharmAthene, its Subsidiaries to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them, (3) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (4) is intended to confer upon any person (including for the avoidance of doubt any current or former employee) any right as a third-party beneficiary of this Agreement.

(d)          To the maximum extent permitted by Law, PharmAthene and Theraclone shall treat, and cause their respective affiliates to treat, the U.S. federal and state income tax deductions resulting from any severance payments and any other compensatory payments arising as a result of the transactions contemplated hereby that are, in each case, made on the Closing Date as accruing on the day after the Closing pursuant to the “next day” rule of Treasury Regulation section 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax Law.

Section 6.6           Reasonable Best Efforts.

(a)          Subject to the terms and conditions set forth in this Agreement, and except where a different standard of effort is provided in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Theraclone Approvals, from Governmental Entities and making all necessary registrations and filings, (ii) obtaining all necessary consents, approvals or waivers from third parties and (iii) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b)          If any administrative or judicial action or proceeding or any proceeding or action by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement and/or seeking to restrain, enjoin or otherwise prohibit the consummation of the Merger, each of Theraclone and PharmAthene shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 6.6.

Section 6.7           Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each party hereto and the members of their respective boards of directors shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.8           Public Announcements; Confidentiality. Except as explicitly provided in Section 6.3, Theraclone and PharmAthene shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and neither shall issue any such press release or other public statement or comment without the other’s prior consultation, except as may be required by applicable Law or by the rules or regulations of the SEC or any applicable national securities exchange. PharmAthene and Theraclone agree to issue a joint press release announcing this Agreement upon the consummation of the transactions contemplated by this Agreement. The parties hereto acknowledge that PharmAthene and Theraclone have previously executed the Confidentiality Agreement and agree that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.9           Indemnification and Insurance.

(a)          PharmAthene and the Surviving Subsidiary shall indemnify the current and former directors, officers, employees and agents of Theraclone and any other employees who have executed individual indemnity agreements as set forth on Section 6.9(a) of the Theraclone Disclosure Schedule (an “Indemnified Party”) for all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of Theraclone or, while a director or officer of Theraclone, is or was serving at the request of Theraclone or as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Law, and such obligations shall survive the Merger, and shall continue in full force and effect in accordance with their respective terms from the Effective Time, until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of PharmAthene and the Surviving Subsidiary within ten Business Days of receipt by PharmAthene or the Surviving Subsidiary from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law. The certificate of incorporation and by-laws of the Surviving Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present officers, directors, employees and agents than are set forth in the Theraclone Certificate of Incorporation and the Theraclone Bylaws, as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified, except as required by applicable Law, for a period of six years from the Effective Time, in any manner that would adversely affect the rights thereunder of any such individuals.

(b)          Theraclone may obtain at or prior to the Effective Time, prepaid (so-called “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time covering each Indemnified Party; provided, however, that, without the prior written consent of PharmAthene, Theraclone may not expend for any twelve (12) month period therefor in excess of 300% of the amount paid by Theraclone for coverage for the period of twelve (12) months beginning on January 1, 2012. If Theraclone does not obtain “tail” insurance as contemplated by the immediately preceding sentence, then, for a period of six (6) years from the Effective Time PharmAthene shall cause the Surviving Subsidiary to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Theraclone with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time the Surviving Subsidiary shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Theraclone prior to the date of this Agreement in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as is reasonably available for such amount.

(c)          The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(d)          If PharmAthene, the Surviving Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of PharmAthene or the Surviving Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.9.

(e)          If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.9 that is denied by PharmAthene or the Surviving Subsidiary, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then PharmAthene or the Surviving Subsidiary shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by Law.

(f)          The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers, directors, employees and agents of Theraclone by Law, charter, statute, by-law or agreement.

Section 6.10         Control of Operations. Nothing contained in this Agreement shall give PharmAthene, directly or indirectly, the right to control or direct Theraclone operations prior to the Effective Time. Prior to the Effective Time, Theraclone shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing contained in this Agreement shall give Theraclone, directly or indirectly, the right to control or direct PharmAthene’s operations prior to the Effective Time. Prior to the Effective Time, PharmAthene shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.11         No Other Representations or Warranties. Except for the representations and warranties contained in Article III, neither Theraclone nor any person on behalf of Theraclone makes any other express or implied representation or warranty with respect to Theraclone or with respect to any other information provided to PharmAthene or Merger Sub in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in Article IV, none of PharmAthene or Merger Sub or any other person on behalf of PharmAthene or Merger Sub makes any other express or implied representation or warranty with respect to PharmAthene or any of its Subsidiaries or with respect to any other information provided to Theraclone in connection with the transactions contemplated hereby.

Section 6.12         Stock Exchange Listing. PharmAthene shall use its reasonable best efforts to cause the shares of PharmAthene Common Stock to be issued in the Merger to be approved for listing on NYSE MKT LLC, subject to official notice of issuance, prior to the Effective Time.

Section 6.13         PharmAthene Board.

(a)          PharmAthene shall take all requisite action to cause, effective as of the Effective Time, the board of directors of PharmAthene to consist of nine (9) members, five (5) of whom shall be current directors of PharmAthene (each such person, a “PharmAthene Board Designee”), three (3) of whom shall be the persons identified in Section 6.13 of the Theraclone Disclosure Schedule (each such person, a “Theraclone Board Designee”) and the remaining seat shall be vacant. After the Effective Time, the composition of the Board shall be determined in accordance with the Board Composition Agreement.

(b)          PharmAthene acknowledges that the Board Composition Agreement that will be entered into by the Theraclone Shareholders and the PharmAthene Approving PharmAthene Stockholders at Closing will act:

(i)          to cause the initial vacancy on the PharmAthene board of directors to be filled at Closing or as soon as possible thereafter by a nominee (the “Fourth Theraclone Director”) approved by a majority of the then-serving Theraclone Board Designees;

(ii)         to cause one of the PharmAthene Board Designees (the “Resigning PharmAthene Board Designee”) to resign upon the earlier of (i) such time as there has been a full settlement or a final, non-appealable resolution of that certain litigation matter between PharmAthene and SIGA Technologies, Inc. and (ii) the second anniversary of the Closing, but in no event prior to the first anniversary of the Closing (the “Resigning PharmAthene Board Designee Resignation Date”);

(iii)        to cause all vacancies on the PharmAthene board of directors created by the cessation of service of any Theraclone Board Designee to be filled by a nominee approved by the remaining Theraclone Board Designees;

(iv)        to cause all vacancies on the PharmAthene board of directors created by the cessation of service of any PharmAthene Board Designee to be filled by a nominee approved by the remaining PharmAthene Board Designees;

(v)         to cause fifty percent (50%) of the members of all committees of the PharmAthene Board of Directors to be filled by Theraclone Board Designees and where a committee of the PharmAthene Board of Directors is comprised of an odd number of directors, the last director shall be mutually agreed to by the PharmAthene Board Designees and Theraclone Board Designees that are members of such committee;

(vi)        to obtain the resignations, or to cause the removal without cause, of the directors identified on Section 6.13 of the PharmAthene Disclosure Schedule as of the Closing Date; and

(vii)       to obtain the resignation of the Resigning PharmAthene Board Designee on or before the Resigning PharmAthene Board Designee Resignation Date.

Subject to compliance with applicable Law, the rules and regulations of NYSE MKT LLC and to the extent not inconsistent with the fiduciary duties of the board of directors of PharmAthene, the Theraclone Board Designees and, if applicable, the Fourth Theraclone Director (or their successors as provided above) shall be nominated for election at each of the two successive annual meetings of PharmAthene’s stockholders at which directors are to be elected following the Closing Date and PharmAthene shall not take any action to expand the size of its board of directors or to change the proportionate representation on any committee thereof during such three year period.

Section 6.14         Treatment as Reorganization. Unless required by applicable Law, none of PharmAthene, the Merger Sub or Theraclone shall, and, with respect to PharmAthene, shall not permit its Subsidiaries to, take any action (other than actions contemplated by this Agreement) or fail to take any action prior to, at or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of section 368(a) of the Code.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)          The Theraclone Stockholder Approval and the PharmAthene Stockholder Approval shall have been obtained.

(b)          No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been adopted or entered and shall continue to be in effect.

(c)          The shares of PharmAthene Common Stock to be issued in the Merger shall have been approved for listing on NYSE MKT LLC, subject to official notice of issuance.

(d)          The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

(e)          The PharmAthene Bylaw Amendment shall have been approved at the PharmAthene Meeting.

Section 7.2           Conditions to Obligation of Theraclone to Effect the Merger. The obligation of Theraclone to effect the Merger is further subject to the fulfillment of the following conditions:

(a)          The representations and warranties of PharmAthene and Merger Sub set forth in this Agreement (other than those contained in Section 4.1(a), Section 4.2(a), Section 4.3(a), Section 4.3(b), Section 4.3(c), and Section 4.23 which are covered by the next succeeding sentence)~~,~~ disregarding all qualifications and exceptions contained therein related to “materiality” or “PharmAthene Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a PharmAthene Material Adverse Effect. The representations and warranties set forth in Section 4.1(a), Section 4.2(a), Section 4.3(a), Section 4.3(b), Section 4.3(c), and Section 4.11 shall be true and correct in all respects (except, in the case of Section 4.3(a), Section 4.3(b) and Section 4.3(c), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b)          PharmAthene shall have delivered to Theraclone an Escrow Agreement between the Securityholders’ Representative, PharmAthene, and the Escrow Agent (the “Escrow Agreement”), duly executed by PharmAthene, in the form agreed upon among Theraclone and the parties thereto.

(c)          PharmAthene shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(d)          PharmAthene shall have delivered to Theraclone a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.3(c) and Section 7.3(f) have been satisfied.

(e)          PharmAthene shall have delivered to Theraclone a fully executed copy of the Board Composition Agreement, in the form attached hereto as Exhibit 6, pursuant to which the PharmAthene Approving Stockholders have, among other things, agreed to vote all of the stock of PharmAthene owned by such stockholders following the consummation of the Merger to designate Steve Gillis, Ph.D., Wende Hutton, Clifford J. Stocks, Mitch Sayare, Ph.D., Eric I. Richman, Derace L. Schaffer, M.D., John M. Gill, and Brian A. Markison as members of the PharmAthene Board of Directors (the “Board Composition Agreement”).

(f)          Since the date hereof, no PharmAthene Material Adverse Effect shall have occurred.

Section 7.3           Conditions to Obligation of PharmAthene to Effect the Merger. The obligation of PharmAthene to effect the Merger is further subject to the fulfillment of the following conditions:

(a)          The representations and warranties of Theraclone set forth in this Agreement (other than those contained in Section 3.1(a), Section 3.2(a), Section 3.3(a), Section 3.16, and Section 3.17, which are covered by the next succeeding sentence)~~,~~ disregarding all qualifications and exceptions contained therein related to “materiality” or “Theraclone Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Theraclone Material Adverse Effect. The representations and warranties of Theraclone set forth in Section 3.1(a), Section 3.2(a), Section 3.3(a), Section 3.16, and Section 3.17 shall be true and correct in all respects (except, in the case of Section 3.2(a), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b)          Theraclone shall have delivered to PharmAthene the Escrow Agreement, duly executed by Theraclone and the Securityholders’ Representative.

(c)          Theraclone shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(d)          Theraclone shall have delivered to PharmAthene a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(c) and Section 7.3(f) have been satisfied.

(e)          Theraclone shall have delivered to PharmAthene a fully executed copy of the Board Composition Agreement, in the form attached hereto as Exhibit 6, pursuant to which the Approving Theraclone Stockholders have, among other things, agreed to vote all of the stock of PharmAthene owned by such stockholders following the consummation of the Merger to designate Steve Gillis, Ph.D., Wende Hutton, Clifford J. Stocks, Mitch Sayare, Ph.D., Eric I. Richman, Derace L. Schaffer, M.D., John M. Gill, and Brian A. Markison as members of the PharmAthene Board of Directors.

(f)          Since the date hereof, no Theraclone Material Adverse Effect shall have occurred.

(g)          No more than five percent (5%) of the total issued and outstanding shares of PharmAthene Common Stock have delivered written demands for appraisal in accordance with the DGCL.

(h)          All Theraclone Approvals shall have been obtained.

(i)          The Post-Closing Lock-Up Agreement shall continue to be in full force and effect at the Effective Time.

(j)          All $8,000,000 of capital committed to Theraclone pursuant to that certain Series B-1 Purchase Agreement has been delivered to and deposited by Theraclone.

(k)          Theraclone shall have delivered to PharmAthene a FIRPTA Notification Letter addressed to PharmAthene, dated as of the Closing Date, duly executed by Theraclone, satisfying each of the requirements of Treasury Regulations section 1.897-2(h) and (i) stating that Theraclone has never been a “United States real property holding corporation,” as defined in section 897(c)(2) of the Code, and (ii) that no interest in Theraclone is a “United States real property interest,” as defined in Section 897(c)(1) of the Code.

(l)          Theraclone shall have delivered to PharmAthene a notice to the IRS, satisfying each of the requirements of Treasury Regulation section 1.897-2(h)(2), dated as of the Closing Date, executed by Theraclone, together with written authorization for the Surviving Subsidiary to deliver such notice form to the IRS after the Effective Time.

ARTICLE VIII

TERMINATION

Section 8.1           Termination and Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, and except as provided below, whether before or after receipt of the Theraclone Stockholder Approval or the PharmAthene Stockholder Approval:

(a)          by the mutual written consent of Theraclone and PharmAthene;

(b)          by either PharmAthene or Theraclone if the Merger shall not have been consummated by January 31, 2014 (the “Outside Closing Date Termination Right”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, that, in the event that the SEC has not declared the Form S-4 Registration Statement effective under the Securities Act by October 4, 2013, then either PharmAthene or Theraclone shall be entitled to extend the date for termination of this Agreement pursuant to this Section 8.1(b) for an additional sixty (60) days; provided, further, that in no event shall PharmAthene be entitled to terminate this Agreement pursuant to this Section 8.1(b) prior to such time at which a PharmAthene Meeting was held during which a quorum necessary to conduct the business of the PharmAthene Meeting was present at all times;

(c)          by either Theraclone or PharmAthene if an injunction, order, decree or ruling of a Governmental Entity of competent jurisdiction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable (the “Transaction Prohibition Termination Right”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose material breach of a representation, warranty, covenant or agreement in this Agreement has been a principal cause of the entry of such final and non-appealable injunction, order, decree or ruling;

(d)          by either PharmAthene or Theraclone if the PharmAthene Meeting (including any postponements or adjournments thereof) shall have concluded and the PharmAthene Stockholder Approval shall not have been obtained (the “PharmAthene Stockholder Failure to Consent Termination Right”); provided, however, that the right to terminate this Agreement under this Section 8.1(d)) shall not be available to PharmAthene where the failure to obtain approval of the PharmAthene Stockholder Approval Matters at the PharmAthene Meeting is caused by any action or failure to act on the part of PharmAthene that constitutes a breach of this Agreement;

(e)          by Theraclone, if PharmAthene shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(c) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by PharmAthene by the 30th calendar day following receipt of written notice of such breach or failure to perform from Theraclone (the “PharmAthene Breach Termination Right”); provided, however, that Theraclone shall not be entitled to terminate this Agreement under this Section 8.1(e) if Theraclone is then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 7.3(a) or Section 7.3(c) (assuming, in the case of any untruth, that such subsequent date was the date of termination);

(f)          by Theraclone, if (i) the PharmAthene Board of Directors (or any committee thereof) shall have effected a PharmAthene Recommendation Withdrawal or a Transaction Event Withdrawal, (ii) PharmAthene shall have failed to include the PharmAthene Recommendation in the Proxy Statement, (iii) the PharmAthene Board of Directors (or any committee thereof) shall have recommended or approved any PharmAthene Takeover Proposal, (iv) the PharmAthene Board of Directors shall have failed to publicly reaffirm the PharmAthene Recommendation within four (4) Business Days following receipt of a written request by Theraclone to provide such reaffirmation following a PharmAthene Takeover Proposal or (v) PharmAthene shall have otherwise breached Section 6.3 in any material respect (the “PharmAthene Recommendation Withdrawal Termination Right”);

(g)          by PharmAthene, if Theraclone shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by Theraclone by the 30th calendar day following receipt of written notice of such breach or failure to perform from PharmAthene (the “Theraclone Breach Termination Right”); provided, however, that PharmAthene shall not be entitled to terminate this Agreement under this Section 8.1(g) if PharmAthene is then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 7.2(a) or Section 7.2(c) (assuming, in the case of any untruth, that such subsequent date was the date of termination); or

(h)          by PharmAthene (i) prior to the receipt of the PharmAthene Stockholder Approval, if the PharmAthene Board of Directors shall have approved, and PharmAthene shall promptly following such termination enter into, a definitive agreement providing for a PharmAthene Superior Proposal (the “PharmAthene Superior Proposal Termination Right”) or (ii) pursuant to a Transaction Event Withdrawal; provided, however, that (i) PharmAthene shall have complied with the provisions of, the procedures set forth in and its obligations under Section 6.3(c) and Section 6.3(d); and (ii) PharmAthene shall have immediately prior to such termination made the payment required by Section 8.2.

Section 8.2           Effect of Termination.

(a)          If this Agreement is terminated by:

(i)          PharmAthene pursuant to its PharmAthene Superior Proposal Termination Right, PharmAthene shall pay, or cause to be paid to Theraclone, immediately prior to such termination, cash in an amount equal to $3,500,000 (the “Tier 1 Breakup Fee”);

(ii)         Theraclone pursuant to the PharmAthene Recommendation Withdrawal Termination Right if the PharmAthene Board of Directors has effected the Transaction Event Withdrawal, PharmAthene shall pay, or cause to be paid to Theraclone, promptly, and in any event no later than three (3) Business Days following the date of such termination, cash in an amount equal to $4,500,000 (the “Tier 2 Breakup Fee”);

(iii)        PharmAthene pursuant to a Transaction Event Withdrawal, PharmAthene shall pay, or cause to be paid to Theraclone, promptly, and in any event no later than three (3) Business Days following the date of such termination, the Tier 2 Breakup Fee;

(iv)        either PharmAthene or Theraclone pursuant to either the Outside Closing Date Termination Right or the PharmAthene Stockholder Failure to Consent Termination Right and at any time prior to the PharmAthene Meeting a PharmAthene Takeover Proposal has been publicly announced, disclosed, made, proposed or communicated and within nine (9) months after the date of the termination of this Agreement, PharmAthene enters into an agreement or understanding (including a letter of intent) with respect to any PharmAthene Takeover Proposal which is subsequently consummated, PharmAthene shall pay, or cause to be paid to Theraclone, no later than three (3) Business Days after consummation of such PharmAthene Takeover Proposal, cash in an amount equal to the Tier 1 Breakup Fee;

(v)         either PharmAthene or Theraclone for any reason set forth in Section 8.1 above (including if Theraclone has terminated pursuant to the PharmAthene Recommendation Withdrawal Termination Right because the PharmAthene Board of Directors has effected a Transaction Event Withdrawal) other than the Theraclone Breach Termination Right or Transaction Prohibition Termination Right, PharmAthene shall pay, or cause to be paid to Theraclone, promptly, and in any event no later than three (3) Business Days following the production of verifiable evidence therefor, cash in an amount equal to the Termination Fee; and

(vi)        PharmAthene pursuant to its Theraclone Breach Termination Right, by either party pursuant to the Transaction Prohibition Termination Right, or upon the mutual consent of the parties, PharmAthene shall not be required to pay the Tier 1 Breakup Fee, the Tier 2 Breakup Fee or Termination Fee to Theraclone.

(b)          For the avoidance of doubt, in no event shall PharmAthene be required to pay the Termination Fee, the Tier 1 Breakup Fee or the Tier 2 Breakup Fee on more than one occasion. Any such payment of a Termination Fee, Tier 1 Breakup Fee and/or Tier 2 Breakup Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Theraclone or, if no such account is designated, by bank check.

(c)          If PharmAthene fails to pay when due any amount payable by PharmAthene under Section 8.2(a), then (i) PharmAthene shall reimburse Theraclone for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Theraclone of its rights under this Section 8.2, and (ii) PharmAthene shall pay to Theraclone interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Theraclone in full) at a rate per annum equal to the “U.S. Prime Rate” (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(d)          On any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of this Section 8.2 and Section 9.3 through Section 9.13), and, subject to the payment of any amounts owing pursuant to this Section 8.2, and there shall be no other liability on the part of Theraclone or PharmAthene to the other except as provided in the Confidentiality Agreement. Notwithstanding the foregoing, to the extent that any termination of this Agreement results from the willful and material breach by a party of any representation or warranty or covenant set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.

ARTICLE IX

MISCELLANEOUS

Section 9.1           Expenses. Except as otherwise explicitly set forth in Section 8.2 or elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 9.2           Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which will constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

Section 9.3           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.4           Specific Performance; Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 9.5           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.6           Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)          To PharmAthene or Merger Sub:

PharmAthene, Inc.
One Park Place
Suite #450
Annapolis, MD 21401
Telecopy: 410-269-2601
Attention: General Counsel

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Telecopy: (212) 768-7800
Attention:          Jeffrey A. Baumel, Esq.

    Stephan J. Mallenbaum, Esq.

(b)          To Theraclone:

Theraclone Sciences, Inc.
Seattle Life Sciences Building
1124 Columbia Street, Suite 300
Seattle, WA 98104
Telecopy: 206-805-1699
Attention: Chief Executive Officer

with a copy to:

Fenwick & West LLP
1191 Second Avenue, 10th Floor
Seattle, WA 98101
Telecopy:          (206) 389-4511
Attention:          Stephen M. Graham

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.7           Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

Section 9.8           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

Section 9.9           Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement and thereof. This Agreement, except for Section 6.9, which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 9.10         Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Theraclone, PharmAthene and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Theraclone Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NYSE MKT LLC require further approval of the stockholders of Theraclone, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Theraclone; provided, further, however, that after the receipt of the PharmAthene Stockholder Approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of NYSE MKT LLC require further approval by the stockholders of PharmAthene, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of PharmAthene. Notwithstanding the foregoing, no failure or delay by Theraclone or PharmAthene in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.11         Headings. Headings of the Articles and sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.12         Interpretation. When a reference is made in this Agreement to an Article or section, such reference shall be to an Article or section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have those defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to specific laws or to specific provisions of laws include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

Section 9.13         Definitions. As used in this Agreement (except as specifically otherwise defined):

(a)          “Acceptable PharmAthene Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to PharmAthene than those contained in the Confidentiality Agreement and includes a “standstill” provision;

(b)          “affiliates” mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise;

(c)          “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Delaware and New York are authorized by law or executive order to be closed;

(d)          “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as April 5th, 2013 by and between PharmAthene and Theraclone;

(e)          “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances;

(f)          “Escrow Shares” means such number of shares of PharmAthene Common Stock that comprise five percent (5%) of the Merger Consideration.

(g)          “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by PharmAthene in connection with issuance of PharmAthene Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC;

(h)          “Fully Diluted Equity” means (i) with respect to PharmAthene, the total number of shares of PharmAthene Common Stock then issued and outstanding, (x) including the full conversion or exercise of all then outstanding options to purchase PharmAthene Common Stock and warrants to purchase PharmAthene Common Stock, in each case, with an exercise price less than or equal to $2.50 per share of PharmAthene Common Stock, (y) excluding all then outstanding options and warrants, in each case, with an exercise price greater than $2.50 per share of PharmAthene Common Stock and (y) including all convertible securities and (ii) with respect to Theraclone, the total number of Theraclone Common Shares then issued and outstanding, including full conversion or exercise of all then outstanding options and warrants and all convertible securities.

By way of example only, if, as of immediately prior to the Effective Time, there are 51,174,000 shares of PharmAthene Common Stock outstanding and an aggregate of 8,047,000 options to purchase PharmAthene Common Stock and warrants PharmAthene Common Stock with exercise prices equal to or less than $2.50 per share of PharmAthene Common Stock outstanding, then the “Fully Diluted Equity” with respect to PharmAthene is equal to 59,221,000, which is the sum of 51,174,000 and 8,047,000. If Theraclone’s “Fully Diluted Equity” is equal to 51,687,000, then the “Exchange Ratio” is equal to approximately 1.1458, which is the quotient obtained by dividing 59,221,000 by 51,687,000.

(i)          “GAAP” means accounting principles generally accepted in the United States;

(j)          “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls;

(k)          “Indebtedness” means (A) all indebtedness for borrowed money (including the issuance of any debt security), (B) any other indebtedness that is evidenced by a note, bond, mortgage debenture or similar instrument, (C) all obligations under capital leases, (D) all obligations in respect of outstanding letters of credit and (E) all guarantee obligations with respect to the foregoing;

(l)          “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials;

(m)          “knowledge” means (i) with respect to an individual, that such individual is actually aware of the relevant fact and (ii) with respect to any person, that any officer of such person is actually aware of the relevant fact;

(n)          “Permitted Liens” means, as to any person, any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the ordinary course of business, (C) that is disclosed on the most recent consolidated balance sheet of such person or notes thereto or securing liabilities reflected on such balance sheet, (D) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such person, (E) with respect to Leased Real Property, related to the rights of tenants and subtenants under Real Property Leases and Real Property Subleases, including, without limitation, any right of first offer, right of first refusal or options to purchase, (F) with respect to Leased Real Property, that is disclosed by any title commitment, any title policy, survey or other document made available to either PharmAthene or Theraclone, as applicable, (G) that is a title exception, defect, encumbrance or other matter, whether or not of record, which does not materially affect the continued use of the property for the purposes for which the property is currently being used by such person or a Subsidiary of such person as of the date of this Agreement or (H) with respect to any Real Property Lease that affects the interest of the landlord thereunder, which does not materially impair the value or use of such Real Property Lease;

(o)          “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person;

(p)          “PharmAthene Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, (x) materially adverse to the assets, properties, business or financial condition or results of operations of PharmAthene and its Subsidiaries, taken as a whole, but shall not include an effect arising from facts, circumstances, events or changes, (a) generally affecting the pharmaceuticals industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including governmental, regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world or changes in interest rates, but, in each case, only to the extent such matters do not have a disproportionate impact on PharmAthene and its Subsidiaries as compared to other participants in their industries or (b) to the extent resulting from (i) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement other than for purposes of Section 4.2 (and the condition contained in Section 7.2(a) with respect thereto), (ii) changes in applicable Law or GAAP or interpretation thereof by a third party, (iii) changes, solely in and of themselves, in the market price or trading volume of the PharmAthene Common Stock (it being understood that the cause of any such changes may be deemed to constitute, in and of itself, a PharmAthene Material Adverse Effect and may be taken into consideration in determining whether a PharmAthene Material Adverse Effect has occurred), (iv) the failure, in and of itself, of PharmAthene to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a PharmAthene Material Adverse Effect and may be taken into consideration in determining whether a PharmAthene Material Adverse Effect has occurred), or (v) any legal proceedings made or brought by any of the stockholders of PharmAthene (on their own behalf or on behalf of PharmAthene) against PharmAthene arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or (y) prevent or materially delay the performance by PharmAthene of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(q)          “PharmAthene Stock Option” means options to purchase PharmAthene Common Stock;

(r)          “PharmAthene Superior Proposal” means an unsolicited, bona fide written PharmAthene Takeover Proposal, which proposal was not the result of a breach of Section 6.3, made by a third party that is not an affiliate of PharmAthene on terms that the PharmAthene Board of Directors reasonably determines, after consultation with PharmAthene’s outside financial advisor and its outside legal counsel, (x) is more favorable from a financial point of view to PharmAthene’s stockholders than the Merger and the transactions contemplated hereby, (y) is reasonably likely to be completed and (z) that failing to accept such proposal would be a breach of its fiduciary duties under applicable Law; in each case taking into account, in addition to any other factors determined by the PharmAthene Board of Directors to be relevant, and (i) considering all timing, financial, legal, regulatory and other aspects of such proposal, (ii) the identity of the person making such proposal (including reputation thereof), (iii) the other terms and conditions of such offer or proposal and the implications thereof on the PharmAthene, including relevant legal, regulatory and other aspects of such offer or proposal deemed relevant by the PharmAthene Board of Directors, and (iv) any proposal made by Theraclone in connection therewith or response thereto; provided, however, that any such offer shall not be deemed to be a “PharmAthene Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably likely of being obtained by such third party as determined by the PharmAthene Board of Directors in its reasonable judgment, or if the consummation of such transaction is contingent on any such financing being obtained;

(s)          “PharmAthene Takeover Proposal” means any proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase (including any sale, lease, exchange, transfer or license) of a business or assets that constitutes 50% or more of the net revenues, net income or the assets of PharmAthene and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase of 50% or more of the equity capital stock of PharmAthene or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 50% of the equity capital stock of PharmAthene or any of its Subsidiaries or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PharmAthene or any of its Subsidiaries, in each case that does not include Theraclone following the Merger contemplated by this Agreement;

(t)          “Pro Rata Share” means a percentage equal to (i) the Merger Consideration payable to such Theraclone Stockholder divided by (ii) the aggregate Merger Consideration.

(u)          “Proxy Statement” means the letter to stockholders of PharmAthene, notice of meeting with respect to the PharmAthene Meeting, proxy statement/prospectus, forms of proxy and any other proxy solicitation materials to be filed with the SEC and distributed to stockholders of PharmAthene in connection with the Merger;

(v)         “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

(w)          “SEC” means the U.S. Securities and Exchange Commission;

(x)          “Subsidiaries” of any party mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership);

(y)          “Theraclone Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, (x) materially adverse to the assets, properties, business or financial condition or results of operations of Theraclone, but shall not include an effect arising from facts, circumstances, events or changes, (a) generally affecting the pharmaceuticals industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including governmental, regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world or changes in interest rates, but, in each case, only to the extent such matters do not have a disproportionate impact on Theraclone as compared to other participants in their industries or (b) to the extent resulting from (i) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement, other than for purposes of Section 3.3 (and the condition contained in Section 7.3(a) with respect thereto), (ii) changes in applicable Law or GAAP or interpretation thereof by a third party, (iii) the failure, in and of itself, of Theraclone to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a Theraclone Material Adverse Effect and may be taken into consideration in determining whether a Theraclone Material Adverse Effect has occurred), (iv) any legal proceedings made or brought by any of the stockholders of Theraclone (on their own behalf or on behalf of Theraclone) against Theraclone or PharmAthene arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or (y) prevent or materially delay the performance by Theraclone of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(z)          “Theraclone Preferred Stock” means the Theraclone’s Series A-1 Convertible Preferred Stock and Series B-1 Convertible Preferred Stock;

(aa)         “Theraclone Stock Incentive Plan” means Theraclone 2004 Stock Option Plan;

(bb)         “Theraclone Stock Option” means options to purchase Theraclone Common Shares;

(cc)         “Theraclone Stockholder” or “Theraclone Stockholders” means, individually, all of the stockholders of Theraclone as of the Closing Date and, collectively, all of the stockholders of Theraclone as of the Closing Date;

(dd)         “Theraclone Warrants” means warrants to purchase shares of capital stock of Theraclone;

(ee)         “Tax Law” means any Law related to Taxes;

(ff)         “Taxes” means (x) any and all domestic or non-U.S., federal, state, provincial, municipal, local or other charges in the nature of taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, escheat, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (y) all liability for the payment of any amounts of the type described in clause (x) as a result of successor liability or as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (z) all liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y) and (ii) “Tax Return” means any return, report, claim for refund, or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, statement, or declaration of estimated Taxes, and including any amendment thereof; and

(gg)         “Termination Fee” means the actual and verifiable out-of-pocket costs and expenses of Theraclone in connection with this Agreement and the transactions contemplated hereby, not to exceed $1,000,000 in the aggregate.

Each of the following terms is defined on the page set forth opposite such term:

Term	Section
Acceptable PharmAthene Confidentiality Agreement	Section 9.13(a)
Approving Theraclone Stockholders	Recitals
Approving PharmAthene Stockholders	Recitals
affiliates	Section 9.13(b)
Agreement	Preamble
Authorizations	Section 3.22(b)
Board Change Date	Section 6.4(b)
Board Composition Agreement	Section 7.2(e)
Business Day	Section 9.13(c)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
Certifications	Section 4.4(a)
Claiming Party	Section 5.6(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 1.8
Commonly Controlled Entity	Section 3.8(a)
Confidentiality Agreement	Section 9.13(d)
Contract	Section 3.3(c)

Term	Section

Converted Warrant	Section 2.1(h)(iv)
DGCL	Recitals
Deductible	Section 5.4(a)
Dissenting Shares	Section 2.1(f)(i)
Drug Laws	Section 3.22(a)
Effective Time	Section 1.3
Environmental Law	Section 9.13(e)
ERISA	Section 3.8(a)
Escrow Agent	Section 5.5(a)
Escrow Agreement	Section 7.2(b)
Escrow Dividends	Section 5.5(c)
Escrow Fund	Section 5.5(a)
Escrow Shares	Section 9.13(f)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
FDA	Section 3.22(a)
FDCA	Section 3.22(a)
Fourth Theraclone Director	Section 6.13(b)
Form S-4 Registration Statement	Section 9.13(g)
Fully Diluted Equity	Section 9.13(h)
GAAP	Section 9.13(i)
GLP	Section 3.22(c)
Government Contract	Section 3.23(a)
Governmental Entity	Section 3.3(b)
Hazardous Substance	Section 9.13(j)
Indebtedness	Section 9.13(k)
Indemnification Cap	Section 5.4(b)
Indemnification Notice	Section 5.6(a)
Indemnification Notice Period	Section 5.6(a)
Indemnified Party	Section 6.9(a)
Indemnity Period	Section 5.3(a)
Intellectual Property	Section 9.13(l)
IRS	Section 3.8(b)
knowledge	Section 9.13(m)
Law	Section 3.6(a)
Laws	Section 3.6(a)
Leased Real Property	Section 3.15(b)
Lien	Section 3.12(f)
Losses	Section 5.1
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 6.5(a)
Outside Closing Date Termination Right	Section 8.1(b)
Participating Employees	Section 6.5(a)
Permitted Liens	Section 9.13(n)
person	Section 9.13(o)
PHSA	Section 3.22(a)

Term	Section

PharmAthene	Preamble
PharmAthene Affiliate Transactions	Section 4.20
PharmAthene Benefit Plans	Section 4.9(a)
PharmAthene Board Charters and Policies	Section 4.1(c)
PharmAthene Board Designee	Section 6.13(a)
PharmAthene Board of Directors	Recitals
PharmAthene Breach Termination Right	Section 8.1(e)
PharmAthene Bylaw Amendment	Section 6.4(b)
PharmAthene Charter Amendment	Section 4.24
PharmAthene Common Stock	Section 4.3(a)
PharmAthene Commonly Controlled Entity	Section 4.9(a)
PharmAthene Disclosure Schedule	ARTICLE IV
PharmAthene Governmental Contract	Section 4.22(a)
PharmAthene Indemnified Persons	Section 5.1
PharmAthene Intellectual Property	Section 4.15(b)
PharmAthene Key Employee	Section 4.14(f)
PharmAthene Material Adverse Effect	Section 9.13(p)
PharmAthene Material Contract	Section 4.18(a)(xix)
PharmAthene Meeting	Section 6.4(d)
PharmAthene Permits	Section 4.7(b)
PharmAthene Post-Signing Returns	Section 6.1(d)(i)
PharmAthene Products	Section 4.21(d)
PharmAthene Recommendation	Section 4.2(a)
PharmAthene Recommendation Withdrawal	Section 6.3(b)
PharmAthene Recommendation Withdrawal Termination Right	Section 8.1(f)
PharmAthene Real Property Subleases	Section 4.16(c)
PharmAthene SEC Documents	Section 4.4(a)
PharmAthene Stock	Section 2.1(a)
PharmAthene Stock Incentive Plan	Section 4.3(a)
PharmAthene Stock Option	Section 9.13(q)
PharmAthene Stockholder Approval	Section 4.24
PharmAthene Stockholder Approval Matters	Section 4.24
PharmAthene Superior Proposal	Section 9.13(r)
PharmAthene Superior Proposal Termination Right	Section 8.1(h)
PharmAthene Stockholder Failure to Consent Termination Right	Section 8.1(d)
PharmAthene Takeover Proposal	Section 9.13(s)
PharmAthene Third Party Intellectual Property	Section 4.15(b)
PharmAthene Voting Agreement	Recitals
Post-Closing Lock-Up Agreement	Recitals
Pro Rata Share	Section 9.13(t)
Proxy Statement	Section 9.13(u)
Real Property Leases	Section 3.15(b)
Real Property Subleases	Section 3.15(c)
Representatives	Section 6.2
S-4 Effective Date	Section 6.4(a)
Sarbanes-Oxley Act	Section 9.13(v)
SEC	Section 9.13(w)
Securities Act	Section 3.3(b)

Term	Section
Securityholders’ Representative	Section 5.7(a)
SPD	Section 3.8(b)
Subsidiaries	Section 9.13(x)
Surviving Subsidiary	Section 1.1
tail	Section 6.9(b)
Theraclone	Preamble
Theraclone Affiliate Transactions	Section 3.21
Theraclone Approvals	Section 3.3(b)
Theraclone Balance Sheet	Section 3.4(a)
Theraclone Benefit Plans	Section 3.8(a)
Theraclone Board Designee	Section 6.13(a)
Theraclone Board of Directors	Recitals
Theraclone Breach Termination Right	Section 8.1(g)
Theraclone Bylaws	Section 3.1(c)
Theraclone Certificate of Incorporation	Section 3.1(c)
Theraclone Common Share	Section 2.1(a)
Theraclone Common Shares	Section 2.1(a)
Theraclone Defined Contribution Plan	Section 6.5(b)
Theraclone Disclosure Schedule	ARTICLE III
Theraclone Financial Statements	Section 3.4(a)
Theraclone Government Contract	Section 3.23(a)
Theraclone Intellectual Property	Section 3.14(b)
Theraclone Key Employee	Section 3.13(f)
Theraclone Material Adverse Effect	Section 9.13(y)
Theraclone Material Contracts	Section 3.18(a)
Theraclone Permits	Section 3.6(b)
Theraclone Post-Signing Returns	Section 6.1(e)(i)
Theraclone Preferred Shares	Section 3.2(a)
Theraclone Preferred Stock	Section 9.13(z)
Theraclone Products	Section 3.22(d)
Theraclone Recommendation	Section 3.3(a)
Theraclone Stock Incentive Plan	Section 9.13(aa)
Theraclone Stock Option	Section 9.13(bb)
Theraclone Stockholder	Section 9.13(cc)
Theraclone Stockholder Approval	Section 3.16
Theraclone Stockholder Approval Matters	Section 3.16
Theraclone Stockholder Written Consent	Section 6.4(c)
Theraclone Stockholders	Section 9.13(cc)
Theraclone Third Party Intellectual Property	Section 3.14(b)
Theraclone Unaudited Interim Balance Sheet	Section 3.4(a)
Theraclone Voting Agreement	Recitals
Theraclone Warrants	Section 9.13(dd)
Tax Law	Section 9.13(ee)
Tax Return	Section 9.13(ff)
Taxes	Section 9.13(ff)
Tier 1 Breakup Fee	Section 8.2(a)(i)
Tier 2 Breakup Fee	Section 8.2(a)(ii)
Termination Date	Section 6.1(a)
Termination Fee	Section 9.13(gg)
Third Party Claim	Section 5.6(a)

Term	Section
Third Party Claim Notice	Section 5.6(a)
Transaction Event	Section 6.3(b)
Transaction Event Withdrawal	Section 6.3(b)
Transaction Prohibition Termination Right	Section 8.1(c)
WARN Act	Section 3.13(e)

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PHARMATHENE, INC.

By:	/s/ Eric I. Richman
Name: Eric I. Richman
Title: Chief Executive Officer

TAURUS MERGER SUB, INC.

By:	/s/ Eric I. Richman
Name: Eric I. Richman
Title: Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THERACLONE SCIENCES, INC.

By:	/s/ Clifford J. Stocks
Name: Clifford J. Stocks
Title: Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE

/s/ Steven Gillis, Ph.D.
Steven Gillis, Ph.D.

[Signature page to Agreement and Plan of Merger]

Annex A

Approving THERACLONE SCIENCES, INC. Stockholders

1.	Clifford J. Stocks
2.	Steven Gillis, Ph.D.
3.	ARCH V Entrepreneurs Fund, L.P.
4.	ARCH Venture Fund V, L.P.
5.	Hutton Living Trust dated 12/10/96
6.	Canaan VII L.P.
7.	HealthCare Ventures, LLC
8.	Dr. Wendye Robbins
9.	MPM Asset Management Investors 2003 BVIII LLC
10.	MPM BioVentures III, L.P.
11.	MPM BioVentures GmbH & Co. Beteiligungs KG
12.	MPM BioVentures III Parallel Fund, L.P.
13.	MPM BioVentures III-QP, L.P.

Annex B

Approving PharmAthene, INC. Stockholders

1.	John M. Gill
2.	Brian A. Markison
3.	Joel McCleary
4.	Eric I. Richman
5.	Jeffrey W. Runge, M.D.
6.	Mitchel Sayare, Ph.D.
7.	Derace L. Schaffer, M.D.
8.	Steven St. Peter, M.D.
9.	Linda L. Chang
10.	Francesca Cook
11.	Wayne Morges, Ph.D.
12.	Jordan Karp, J.D.